Exhibit 10-a

Certain information as indicated by brackets has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential

Master Sale and Purchase Agreement

regarding the Commercial Vehicles Business

List of Annexes

Annex 1.1	Definitions

Annex 2.3	Transferors and Designated Transferees

Annex 3.1.1	Transferred Tangible Fixed Assets

Annex 3.1.2	Transferred Inventory

Annex 4.1	Transferred Shares

Annex 5.1.1	Transferred Patents

Annex 5.1.2	Transferred Trademarks

Annex 5.1.3	Transferred Know-How

Annex 5.1.4	Transferred Software

Annex 5.1.5	Transferred Domains

Annex 5.4.2(a)	Licensed IP

Annex 5.6.1	Siemens Global Incentive Remuneration System

Annex 5.7.7	IT Separation Cost Allocation

Annex 6.1.1	Assumed Contracts

Annex 6.1.2	Transferred Licensing-in Agreements

Annex 6.1.3	Transferred Licensing-out Agreements

Annex 6.1.4	Assumed Securities

Annex 6.1.5	Transferred Intragroup Supply Contracts

Annex 6.1.7	Excluded Contracts

Annex 6.5.3	Transferred Individual Software Licenses

Annex 6.8	Externalized Conditions

Annex 7.1.1	Transferred Receivables

Annex 8.1.1	Assumed Liabilities

Annex 9.1	Real Property and Leasehold

Annex 9.3.4	Security Deposits

Annex 10.1	Business Employees

Annex 10.6.5	Pension Concept

Annex 12.1	Required Permits

Annex 14.1.1	Form of Local Share Transfer Agreement

Annex 14.1.2	Form of Local Asset Transfer Agreement

Annex 15.2	Calculation of Purchase Price

Annex 15.4.1-1	Final Determination of the Purchase Price

Annex 15.4.1-2	Form of Effective Date Statement

Annex 15.5	Model Calculation of the Purchase Price

Annex 15.7.1	Purchase Price Allocation

Annex 16.1	Securities

Annex 17.1-1	Summary of Global Retention Bonus Plan

Annex 17.1-2	Summary of Chinese Retention Bonus Plan

Annex 17.6	Purchaser Retention Bonus Plan

Annex 18.1	Transitional Service Agreement Terms and Conditions

Annex 19.1.1	Antitrust Clearances

Annex 19.1.2	Chinese Factory Carve-Out Local Asset Transfer Agreement

Annex 20.2.1	Bring Down Certificate

Annex 20.3	Closing Date Actions

Annex 20.5	Form of Closing Memorandum

Annex 21.1.6(a)-1	Reference Date Financials

Annex 21.1.6(a)-2	Basis of Preparation

Annex 21.1.6(b)	Management Accounts

Annex 21.1.7	Conduct of Business

Annex 21.1.8(a)	Material Assets

Annex 21.1.8(b)	Encumbrance of Material Assets

Annex 21.1.8(c)	Maintenance of Tangible Assets

Annex 21.1.8(d)(cc)	Overhead Functions

Annex 21.1.9(b)	Leased Real Estate

Annex 21.1.10	Material Agreements

Annex 21.1.11(a)	Status of Material Agreements

Annex 21.1.11(b)	Written Notice from Key Customers or Key Suppliers

Annex 21.1.12(b)	Owned Registered IPR

Annex 21.1.12(c)	Material Owned Unregistered IPR

Annex 21.1.12(d)	Non-transferred Material IP Rights

Annex 21.1.12(e)	IP Maintenance Fees

Annex 21.1.12(g)	Third Party Challenges

Annex 21.1.12(h)	Infringement Notices

Annex 21.1.12(i)	Employee Invention Compensations

Annex 21.1.12(j)	Material License Agreements

Annex 21.1.14	Data Protection Breach

Annex 21.1.15(b)	Effectiveness of Material Permits

Annex 21.1.15(c)	Compliance with Material Permits

Annex 21.1.16(a)	Compliance with Laws

Annex 21.1.16(c)	Legal Proceedings and Enforcement Actions

Annex 21.1.17(a)	Product Compliance

Annex 21.1.17(b)	Recalls

Annex 21.1.17(c)	Defective Products/Services

Annex 21.1.17(d)	Product Liability Claims

Annex 21.1.18	Litigation

Annex 21.1.19(a)	Headcount Overview

Annex 21.1.19(b)	Employee Benefits

Annex 21.1.19(c)	Pension Arrangements

Annex 21.1.19(d)	Additional Payment Obligations

Annex 21.1.19(e)	Collective Labor Agreements

Annex 21.1.19(f)	Reconciliations of Interest and Social Plans

Annex 21.1.19(g)	Collective Labor Disputes

Annex 21.1.19(j)	Key Employees

Annex 21.1.20	Insurance Policies

Annex 21.1.21	Subsidies

Annex 21.1.22	Environmental Matters

Annex 21.2.2-1	Seller's Representatives

Annex 21.2.2-2	Seller's Due Inquiry Persons

Annex 23.3.5(c)	Joint Instruction Letter

Annex 23.3.5(d)	Email Disclosures

Annex 26.1.6(a)	W&I Insurance Policy

Annex 27.1.2	Software Licenses

Annex 27.3.5(d)	Certain Products

Annex 32.1	Nuremberg Assets

Annex 37	Cost Overview

Parties

This Master Sale and Purchase Agreement ("Agreement") is made by and between

(1)

Siemens Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organized under the Laws of Germany with its registered seat in Munich and Berlin, Germany, and registered in the commercial register of the local court (Amtsgericht) of Munich under HRB 6684 and in the commercial register of the local court (Amtsgericht) of Berlin-Charlottenburg under HRB 12300, whose registered office is at Werner-von-Siemens-Straße 1, 80333 Munich, Germany ("Seller")

(2)

Meritor, Inc., a stock corporation organized under the Laws of Indiana, USA, with its registered seat in 2135 West Maple Road, Troy, Michigan 48084, USA, and registered under no. 801035543 ("Purchaser")

Seller and Purchaser referred to individually as "Party" or collectively as "Parties"

Preamble

(A)

Seller is, amongst other activities, via its business unit "Commercial Vehicles", directly and through its direct and indirect subsidiaries in various countries (excluding the Russian Federation), engaged in the development, engineering, manufacturing and sale of electric powertrain (i) products, (ii) systems, (iii) solutions and (iv) services, all of the before to the extent they are (a) for hybrid-, fuel cell- & battery-electric applications, (b) <1.2 KV, (c) not offboard charging infrastructure/solutions and (d) for on- & off-road non track-guided commercial vehicles with >3.5T GVW. On-road vehicles are, to the extent the above requirements are met: on-road buses, i.e. city buses, intercity buses and coaches, on-road trucks, and (semi-)autonomous on-road transit and public transportation commercial vehicles. Off-road vehicles are, to the extent the above requirements are met: off-road vehicles in the following environments: construction, defense, agriculture, harbor, airport, underground and surface mining and marine and Automated Guided Vehicles (AGVs) for e.g. factories, harbors / ports solutions (the business described in this Preamble (A) collectively "Business").

(B)

Seller and its Affiliates are currently in the process of (i) carving-out and transferring (a) the manufacturing of current and next generation motor portfolio, ELFA3 inverters, and (b) additional functions, including engineering and supply chain engineering, at the manufacturing center in Tianjin, People's Republic of China, into ELFA New Energy Vehicles ePowertrain Systems Ltd., Tianjin, a limited liability company organized under the laws of the People's Republic of China with its registered seat in B02, No. 1, Haitaichuangxin 5th Rd. Huayuan industrial area, Tianjin, the People's Republic of China, and registered with the Administration for Market Regulation of Binhai New Area District, Tianjin, under unified social credit no. 91120193MA07JOKJX7 ("Chinese NewCo") (collectively "Chinese Factory Carve-out") and (ii) carving-out and transferring certain office and administration functions at certain offices in Shanghai and Beijing, People's Republic of China, into separate branches to be established under the Chinese NewCo ("Chinese Office Carve-out").

(C)	Purchaser is a supplier of drivetrain, mobility, braking, aftermarket and electric power-train solutions for commercial vehicle and industrial markets.

(D)

Seller intends to sell and transfer, directly and/or indirectly through its Affiliates, the Business to Purchaser, and Purchaser intends to purchase, acquire and assume, directly and/or indirectly through its Affiliates, the Business from Seller, as set forth and subject to the terms and conditions set out in this Agreement (collectively "Transaction").

Now, therefore, the Parties agree as follows:

Article 1 Definitions; Certain Transaction Dates

1.1	Definitions. Unless otherwise apparent, capitalized terms used in this Agreement shall have the meaning assigned to them in Annex 1.1.

1.2	Certain Transaction Dates. In this Agreement:

	1.2.1	"Signing Date" shall mean the calendar day on which this Agreement has been duly notarized.

	1.2.2	"Unconditional Date" shall mean the first (1st) Business Day on or by which all Closing Conditions have been fulfilled or duly waived.

1.2.3

"Scheduled Closing Date" shall mean the later of (i) 30 November 2022 and (ii) (a) the last Business Day of the month in which the Unconditional Date falls or (b), if the Unconditional Date falls less than ten (10) Business Days before the last Business Day of that month, the last Business Day of the following month, in each case subject to a mutual written agreement of the Parties providing otherwise.

1.2.4

"Closing Date" shall mean the later of (i) the last calendar day, 24:00 h (end of day), of the month in which the Scheduled Closing Date falls and (ii) the calendar day on or by which all Closing Date Actions have been performed or duly waived.

	1.2.5	"Effective Date" shall mean the last calendar day, 24:00 h (end of day), of the month in which the Scheduled Closing Date falls.

Article 2 Sale and Transfer of the Business

2.1

Sale of the Business. Subject to the terms and conditions of this Agreement, Seller hereby sells to Purchaser, and Purchaser hereby purchases from Seller, in each case with economic effect (mit wirtschaftlicher Wirkung) as of the Effective Date, the Business, consisting of:

	2.1.1	the Transferred Tangible Assets, the sale and transfer of which shall be governed by Article 3;

	2.1.2	the Transferred Shares, the sale and transfer of which shall be governed by Article 4;

	2.1.3	the Transferred IP, the sale, transfer and assumption of which, and the Licensed IP, the license grant under which, shall in each case be governed by Article 5;

	2.1.4	the Assumed Contracts, the sale, transfer and assumption of which shall be governed by Article 6;

	2.1.5	the Transferred Receivables, the sale, transfer and assumption of which shall be governed by Article 7;

	2.1.6	the Assumed Liabilities, the assumption of which shall be governed by Article 8;

2.1.7

the Transferred Leasehold as well as further agreements regarding the use of real estate and real estate related services, the sale, transfer, assumption and conclusion of which shall be governed by Article 9;

2.1.8

the employment relationships with Business Employees, the Assumed Employment Liabilities, the Pension Liabilities and the Pension Assets, the sale, transfer and assumption of which shall be governed by Article 10;

	2.1.9	the Business Litigation, the transfer and assumption of which shall be governed by Article 11; and

	2.1.10	the Transferred Permits, the transfer of which shall be governed by Article 12,

in each case as further specified in Articles 3 through 12 (such sold, transferred, granted and assumed business, property rights, contractual rights, licenses, permits, shares, assets, receivables, claims, liabilities and obligations collectively the "Transferred Business").

2.2

Transfer of Risks and Benefits. The risks and benefits of, or associated with, the Transferred Business shall transfer from Seller or the relevant Transferors to Purchaser or the relevant Designated Transferees with effect as of the Closing Date.

2.3

Transferors and Designated Transferees. The Transferred Business shall be sold and transferred from Seller and/or the relevant other Siemens Group Companies owning and/or otherwise holding certain parts of, or pertaining to, the Transferred Business (collectively "Transferors") to Purchaser and/or Purchaser's Affiliates designated to purchase, acquire and assume certain parts of, or pertaining to, the Transferred Business (collectively "Designated Transferees"), each as further described in Annex 2.3. Purchaser may, by giving written notice to Seller at least twenty (20) Business Days prior to the Scheduled Closing Date, replace any of the Designated Transferees as stated in Annex 2.3 (except for the Designated Transferee for the sale and transfer of the Transferred Shares) with other entities which will be Affiliates of Purchaser as of the Scheduled Closing Date. Purchaser shall keep Seller regularly informed about its considerations and plans to replace any of the Designated Transferees in accordance with the preceding sentence.

2.4

Transfer of the Business. The transfer of legal title to, and assumption of, the individual property rights, licenses, permits, shares, assets, receivables, liabilities and obligations making up the Transferred Business shall be implemented in accordance with the provisions of Article 14 by way of separate Local Transfer Agreements.

2.5	Excluded Business. Notwithstanding anything to the contrary in this Agreement, none of the following shall constitute part of the Transferred Business:

	2.5.1	any assets or properties located in the Russian Federation or any Contracts with customers or other counterparties located in the Russian Federation;

2.5.2

the Nuremberg Assets, which shall be subject to a separate sale and transfer as set out in Article 32, and the manufacturing operations conducted from the properties in which the Nuremberg Assets are located, in respect of which the framework agreement for manufacturing services was entered into between Siemens Aktiengesellschaft [******] and Siemens Aktiengesellschaft POC CV on 6 May 2022; and

2.5.3

the manufacturing operations conducted in New Kensington, United States of America, in respect of which the basic agreement was entered into between Siemens Industry Inc. POC CV and Siemens Industry Inc. [******] on 29 March 2022.

In relation to any parts of the Business which do not constitute part of the Transferred Business (expressly excluding any Business conducted in the Russian Federation), Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees and the relevant Transferred Companies will, cooperate with and support Seller and any other Siemens Group Companies at Seller's sole cost if and to the extent not unreasonably burdensome for Purchaser, the relevant Designated Transferee and/or the relevant Transferred Company and reasonably required by Seller or such other Siemens Group Companies, e.g., in order to fulfill warranty obligations towards customers.

Article 3 Sale and Transfer of Tangible Assets

3.1

Transferred Tangible Assets. Seller hereby sells and undertakes to transfer with effect in rem (mit dinglicher Wirkung) as of the Closing Date, and shall procure (steht dafür ein) that the relevant Transferors will sell and transfer with effect in rem (mit dinglicher Wirkung) as of the Closing Date, to Purchaser and/or the relevant Designated Transferees all Seller's and the relevant Transferors' right, title and interest (including expectancy rights, right of possession, claims for surrender of possession and claims for transfer) in the following tangible assets exclusively relating to the Business on the Signing Date, excluding any such assets which are disposed of, or destroyed, as from and including the Signing Date until and including the Closing Date as well as any such assets exclusively relating to the Business which are acquired, or come into existence, as from and including the Signing Date until and including the Closing Date (collectively "Transferred Tangible Assets"):

3.1.1

all types of tangible fixed assets (including loose plant, machinery, equipment, tools, vehicles, assets under construction, IT hardware and other tangible IT Systems as well as minor assets as defined in Section 6 (2) German Income Tax Act (EStG) (geringwertige Wirtschaftsgüter)) that are situated in the offices and premises of the Business, including (regardless of whether exclusively or only primarily relating to the Business) those listed in Annex 3.1.1; and

3.1.2

all inventory, raw materials and supplies, spare parts, works in progress, finished goods and merchandise, including any related rights, title and interest, irrespective of whether in location, in transit or on consignment, including (regardless of whether exclusively or only primarily relating to the Business) those listed in Annex 3.1.2.

The Transferred Tangible Assets shall exclude (i) any IP, the sale, transfer and assumption of which shall be exclusively governed by Article 5, and (ii) any real property and rights equivalent to real property (grundstücksgleiche Rechte), the sale, transfer, assumption and conclusion of which shall be exclusively governed by Article 9.

Purchaser hereby accepts such sale of the Transferred Tangible Assets and undertakes to accept such transfer of the Transferred Tangible Assets, and shall procure (steht dafür ein) that the relevant Designated Transferees will accept such sale and transfer of the Transferred Tangible Assets.

3.2

Excluded Tangible Assets. The following assets, claims and entitlements shall be excluded from the sale and transfer to Purchaser and/or the Designated Transferees under this Article 3 (collectively "Excluded Tangible Assets"), irrespective of whether any of them are listed in any of the Annexes referred to in Article 3.1:

3.2.1

any cash and cash equivalents (including cheques, other tangible securities and deposits with banks and financial institutions), including any items identified as "Cash" in Annex 15.2, unless explicitly provided otherwise in this Agreement;

3.2.2	any asset to which Seller or a Transferor holds neither any legal title nor any expectancy rights as of the Closing Date;

3.2.3	any accounting documentation which relates to the permanent accounting or Tax records of Seller and/or any of its Affiliates and any corporate documents of Seller and/or any of its Affiliates;

3.2.4	any furniture and other real estate related assets located at premises other than the Transferred Leasehold, which shall be exclusively governed by Article 9; and

3.2.5	any assets otherwise expressly excluded from the sale and transfer to Purchaser and/or the Designated Transferees under this Agreement.

3.3

Third Party Consent. If and to the extent the transfer of any of Seller's or a relevant Transferor's right, title and/or interest in any of the Transferred Tangible Assets is subject to a Third Party Consent, Seller and Purchaser shall, and shall procure (stehen dafür ein) that the relevant Transferors and the relevant Designated Transferees will, use all commercially reasonable efforts to obtain such Third Party Consent as promptly as practically possible. If a Seller's or a relevant Transferor's right, title and/or interest in any of the Transferred Tangible Assets is not transferred to Purchaser or the relevant Designated Transferee with effect in rem (mit dinglicher Wirkung) as of the Closing Date, in particular due to such transfer with effect in rem (mit dinglicher Wirkung) being subject to a Third Party Consent, Seller shall, or shall procure (steht dafür ein) that the relevant Transferor will, to the extent legally permissible, hold the relevant Transferred Tangible Asset for the benefit and burden of Purchaser or the relevant Designated Transferee as from the Closing Date and Seller shall, or shall procure (steht dafür ein) that the relevant Transferor will, and Purchaser shall, or shall procure (steht dafür ein) that the relevant Designated Transferee will, treat each other economically as if the respective Seller's or relevant Transferor's right, title and interest in the relevant Transferred Tangible Asset had been transferred to Purchaser or the relevant Designated Transferee also with effect in rem (mit dinglicher Wirkung) as of the Closing Date. Article 6.3 shall apply accordingly.

3.4

Shared Tangible Assets. With regard to assets which, on the Closing Date, do not exclusively but only partially relate to the Business and would constitute Transferred Tangible Assets if they exclusively related to the Business (collectively "Shared Tangible Assets"), Seller and Purchaser shall use reasonable efforts to agree on the split or shared use of the respective Shared Tangible Assets. If a split or a shared use of any Shared Tangible Assets is legally or practicably not feasible or commercially not reasonable, the applicable Shared Tangible Assets shall not be transferred to Purchaser and/or the relevant Designated Transferees and Purchaser and/or the relevant Designated Transferees shall not be entitled to possess, or use, the Shared Tangible Assets as of the Closing Date. If and to the extent Seller and Purchaser agree on the split or shared use of the Shared Tangible Assets, they shall do all acts, and sign, execute and deliver all documents, which are necessary or appropriate to give effect to the agreed transfer, split or shared use of the respective Shared Tangible Assets. If and to the extent such split or shared use is subject to a Third Party Consent, Article 3.3 shall apply accordingly.

3.5

Documents and Records. With effect as of the Closing Date, Seller hereby sells and transfers to Purchaser, and Purchaser hereby purchases and assumes from Seller, all of Seller's documents, records and files exclusively relating to the Business, in each case (i) unless constituting, containing or relating to IP which shall be exclusively governed by Article 5 and (ii) excluding any accounting documentation which relates to the permanent accounting or Tax records of Seller and/or any of its Affiliates and any corporate documents of Seller and/or any of its Affiliates (collectively "Business Records"). If and to the extent Business Records cannot be separated with reasonable effort from documents and records relating to the other businesses of Seller, Seller shall at its own expense (a) retain the relevant Business Records in accordance with the Siemens-internal regulations as applicable from time to time and (b), upon specific and reasonable written request of Purchaser, provide Purchaser with electronic copies or excerpts of those parts of the relevant Business Records which Purchaser needs for legitimate reason, especially to fulfill obligations towards third parties or Governmental Authorities.

Article 4 Sale and Transfer of Shares

4.1

Transferred Shares. Seller hereby sells and undertakes to transfer with effect in rem (mit dinglicher Wirkung) as of the Closing Date, and shall procure (steht dafür ein) that the relevant Transferors will sell and transfer with effect in rem (mit dinglicher Wirkung) as of the Closing Date, to Purchaser and/or the relevant Designated Transferees the entire share capital of, and entire ownership interest in, the companies listed in Annex 4.1 (collectively "Transferred Shares"; the respective companies collectively "Transferred Companies"). Purchaser hereby accepts such sale of the Transferred Shares and undertakes to accept such transfer of the Transferred Shares, and shall procure (steht dafür ein) that the relevant Designated Transferees will accept such sale and transfer of the Transferred Shares.

4.2

Rights pertaining to the Transferred Shares. The sale and transfer of the Transferred Shares shall include all claims and other rights, including the right to receive the undistributed profit prior to the Closing Date, pertaining to the Transferred Shares.

Article 5 Sale and Assignment of, and License under, IP

5.1

Transferred IP. Seller hereby sells and undertakes to transfer with effect in rem (mit dinglicher Wirkung) as of the Closing Date, and shall procure (steht dafür ein) that the relevant Transferors will sell and transfer with effect in rem (mit dinglicher Wirkung) as of the Closing Date, to Purchaser and/or the relevant Designated Transferees all Seller's and the relevant Transferors' right, title and interest in the following IP, in each case including all priority rights and rights to claim damages for infringements that occurred prior to the Closing Date (collectively "Transferred IP"):

5.1.1

the Patents (in the case of jointly owned Patents the respective fraction) which (i) are listed in Annex 5.1.1 or (ii) are not listed in Annex 5.1.1 but on the Closing Date (a) are owned by Seller and/or another Siemens Group Company, (b) Seller and/or the relevant Siemens Group Company are authorized to dispose of, (c) are at least partially funded by the Business and (d) are Exclusively Used in the Business (collectively "Transferred Patents"), it being understood that the Transferred Patents shall include all active and not abandoned Patents meeting the preceding requirements, including any applications filed based on a priority patent application which itself constitutes a Transferred Patent;

5.1.2

the Trademarks which (i) are listed in Annex 5.1.2 or (ii) are not listed in Annex 5.1.2 but on the Closing Date (a) are owned by Seller and/or another Siemens Group Company, (b) Seller and/or the relevant Siemens Group Company are authorized to dispose of, (c) are at least partially funded by the Business, (d) are Exclusively Used by the Business and (e) do not contain any Siemens Designation (collectively "Transferred Trademarks"; Transferred Patents and Transferred Trademarks collectively "Transferred Registered IPR");

5.1.3

the Know-how which (i) is listed in Annex 5.1.3 or (ii) is not listed in Annex 5.1.3 but on the Closing Date (a) is owned by Seller and/or another Siemens Group Company, (b) Seller and/or the relevant Siemens Group Company are authorized to dispose of, and (c) is Exclusively Used by the Business (collectively "Transferred Know-how");

5.1.4

the Software in object code and source code format (provided that Seller and/or the relevant Transferors shall have no obligation to deliver the source code of such Software if it was not made available to the Business prior to or on the Closing Date) which (i) is listed in Annex 5.1.4 or (ii) is not listed in Annex 5.1.4 but on the Closing Date (a) is owned by Seller and/or another Siemens Group Company, (b) Seller and/or the relevant Siemens Group Company are authorized to dispose of, and (c) is Exclusively Used by the Business (collectively "Transferred Software");

5.1.5

the domains which (i) are listed in Annex 5.1.5 or (ii) are not listed in Annex 5.1.5 but on the Closing Date (a) are owned by Seller and/or another Siemens Group Company, (b) Seller and/or the relevant Siemens Group Company are authorized to dispose of, (c) are at least partially funded by the Business, (d) are Exclusively Used by the Business and (e) do not contain any Siemens Designation (collectively "Transferred Domains"); and

5.1.6

Other IP which on the Closing Date (i) is owned by Seller and/or another Siemens Group Company, (ii) Seller and/or the relevant Siemens Group Company are authorized to dispose of, and (iii) is Exclusively Used by the Business (collectively "Transferred Other IP").

Purchaser hereby accepts such sale of the Transferred IP and undertakes to accept such transfer of the Transferred IP, and shall procure (steht dafür ein) that the relevant Designated Transferees will accept such sale and transfer of the Transferred IP.

5.2	Specific Provisions for Transferred Registered IPR and Transferred Domains

5.2.1

As soon as reasonably practicable after the Closing Date, Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees will, at their cost, apply for and complete the recordation of assignment of the Transferred Registered IPR and the Transferred Domains. Seller shall, and shall procure (steht dafür ein) that the relevant Transferors will, reasonably support Purchaser and/or the relevant Designated Transferees upon Purchaser's or the relevant Designated Transferees' written request and, as regards registration fees and other third party costs, at Purchaser's cost. As from the Closing Date, Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees will, at their cost, be responsible for the prosecution and maintenance of the Transferred Registered IPR and Transferred Domains and any decisions regarding the future prosecution and maintenance of the Transferred Registered IPR and Transferred Domains shall be within the sole discretion of Purchaser and the relevant Designated Transferees.

5.2.2

Notwithstanding Articles 5.1 and 5.2.1, Patent applications which are part of the Transferred Patents and which have been filed with a priority date of less than three hundred and sixty-five (365) days before the Closing Date (collectively "Priority Applications") may at Purchaser's option remain in the legal name of Seller and/or the relevant Transferors for the sole purpose of filing subsequent application(s) claiming priority from any such Priority Applications at the request and on behalf of Purchaser (collectively "Subsequent Applications"). Seller shall, and shall procure (steht dafür ein) that the relevant Transferors will, hold all such Priority Applications and Subsequent Applications in trust for Purchaser and/or the relevant Designated Transferees and comply with the instructions of Purchaser regarding the management and prosecution of the Priority Applications and the filing, management and prosecution of the Subsequent Applications. After the latest possible date on which priority rights from the Priority Applications may be claimed, Seller shall, and shall procure (steht dafür ein) that the relevant Transferors will, assign without undue delay (unverzüglich), free of charge, and Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees will, accept the assignment (which shall be subject to Article 5.3) of the Priority Applications and the Subsequent Applications (such date of the assignment the "Application Transfer Date"). Any contractual arrangements for such Priority Applications and Subsequent Applications shall terminate or be discontinued on the Application Transfer Date, as the case may be. The first sentence of Article 5.2.1 shall apply accordingly.

	5.2.3	To the extent that Seller and/or a relevant Transferor makes, on or after the Closing Date, based upon instructions of Purchaser, any payments or otherwise incurs any third party costs for the purpose of prosecuting or maintaining the Transferred Registered IPR, Purchaser shall reimburse Seller and/or the relevant Transferor thereof upon submission of the respective invoice by Seller and/or the relevant Transferor.

5.3	Retention of Rights by and Licenses to Seller

	5.3.1	Seller hereby perpetually and irrevocably retains, and, in relation to Article 5.3.1(b) through 5.3.1(c), Purchaser hereby grants to Seller, and shall procure (steht dafür ein) that its Affiliates and the relevant Designated Transferees will grant to Seller, a non-exclusive, worldwide, perpetual, irrevocable, non-transferable, fully-paid-up use right under:

(a) the Transferred Patents, the Transferred Know-how, the Transferred Software and the Transferred Other IP;

(b) Patents applied for by Purchaser or any of its Affiliates after the Closing Date on (i) inventions existing on the Closing Date and underlying any of the Transferred Patents and (ii) inventions existing on the Closing Date which are part of the Transferred Know-how, Transferred Software or Transferred Other IP; and

(c) reissues, modifications and other dependent Patents issued on Licensed Patents within eighteen (18) months after the Closing Date,

(collectively "Back-Licensed IP"), in each case to conduct any activities within the current and future fields of business of Seller and other Siemens Group Companies other than the Restricted Activities. Such use right is, subject to the restrictions set forth below, (sub-)licensable in accordance with Article 5.3.2 and shall include, without limitation, the right to have products developed and manufactured or services performed by third parties.

Neither Seller nor any other Siemens Group Company shall have any rights to any enhancements, improvements or other modifications to the Back-Licensed IP made by or on behalf of Purchaser or its Affiliates after the Closing Date other than set forth in this Article 5.3.1. Purchaser agrees not to, and shall procure (steht dafür ein) that its Affiliates will not, bring any action against Seller or other Siemens Group Companies for infringement of any Patents applied for by Purchaser or any of its Affiliates within eighteen (18) months after the Closing Date on improvements and modifications of Licensed IP that (i) was not in the public domain as of the time that Purchaser or the relevant Affiliate filed the application for such Patent and (ii) was utilized in creating the improvements and/or modifications. Purchaser and its Affiliates are not under any obligation to disclose or transfer to Siemens any such improvements or modifications.

5.3.2	Seller shall be entitled to grant sub-licenses of rights and licenses set out in Article 5.3.1 to the following sub-licensees:

	(a)	to Siemens Group Companies, whereby each of those Siemens Group Companies shall have the same rights (including sub-license rights) as Seller, but only for the period of time during which such entity continues to be a Siemens Group Company;

	(b)	to customers of Seller or a Siemens Group Company if and to the extent such sub-license is necessary to allow such customer to use or customize a product or benefit from services sold or provided by Seller or the relevant Siemens Group Company;

	(c)	to suppliers, subcontractors, contract manufacturers or contract developers of Seller or a Siemens Group Company, if and to the extent such sub-license is necessary to allow such supplier, subcontractor, contract manufacturer or contract developer to manufacture for and/or deliver products to Seller or the relevant Siemens Group Company or to perform services for Seller or the relevant Siemens Group Company;

	(d)	to cooperation partners of Seller or a Siemens Group Company in research and development agreements, within the scope of the cooperation.

This right shall not include the right to grant (sub-)licenses under Transferred Patents and/or the Patents, inventions, improvements or modifications as per Articles 5.3.1(b) to 5.3.1(c) to third parties (i) with the main purpose of generating licensing income or (ii) in an agreement the main subject of which is Patent cross licensing; except in both cases for licenses granted or contractually promised to be granted prior to the Closing Date.

5.3.3	With effect as of the Closing Date, Seller hereby retains under the Transferred IP, and Purchaser hereby grants to Seller, and shall procure (steht dafür ein) that its Affiliates and the relevant Designated Transferees will grant to Seller, in respect of the Back-Licensed IP, a perpetual, irrevocable, non-exclusive, worldwide, non-transferable, fully paid-up right, sub-licensable to Siemens Group Companies, to grant:

	(a)	to the buyer of a Siemens Group Company or of a business of a Siemens Group Company (specifically by way of a share deal or asset deal); or

	(b)	to a company which is a Siemens Group Company on or after the Signing Date and is subsequently divested,

in each case sub-licensable (sub-)licenses on the same terms as set out in Article 5.3.1 to conduct any activities, outside the scope of the Restricted Activities, which were conducted at the time of the divestment from Siemens or from the respective Siemens Group Company by (i) such company or the sold business of such company or (ii) such company formerly being a Siemens Group Company, except for any Restricted Activities. Seller shall send to Purchaser a written notice specifying the identity of the buyer and the scope of the transferred business within thirty (30) days following the execution of the respective sale and purchase agreement.

5.4	Licenses to Purchaser

	5.4.1	With effect as of the Closing Date, Seller hereby grants or agrees, upon creation of the respective IP, to automatically grant to Purchaser under the Licensed Patents, the Licensed Know-how, the Licensed Software and the Licensed Other IP a perpetual, irrevocable, non-exclusive, worldwide, non-transferable, fully paid-up and, subject to the restrictions set out in Article 5.4.3, sub-licensable license to conduct any activities within the field of the Business.

	5.4.2	In this Agreement, "Licensed Know-how", "Licensed Patents", "Licensed Software" and "Licensed Other IP" in each case shall mean such Know-how, Patents, Software and Other IP which:

		(a)	is listed in Annex 5.4.2(a);

		(b)	on the Closing Date (i) is/are owned and licensable by Seller and/or a Siemens Group Company in the scope set forth herein, (ii) the Business Uses, or has undertaken specific preparatory actions to Use (with respect to Software as Used in the respective format, i.e. object or source code), and (iii) is/are not Transferred Know-how, Transferred Patents, Transferred Software or Transferred Other IP, respectively;

		(c)	Patents applied for by Seller or any of its Affiliates after the Closing Date on (i) inventions existing on the Closing Date and underlying any of the Licensed Patents and (ii) inventions existing on the Closing Date which are part of the Licensed Know-how, Licensed Software or Licensed Other IP; or

		(d)	are reissues, modifications and other dependent Patents issued on Transferred Patents within eighteen (18) months after the Closing Date,

provided that Licensed Software shall not include any Software which is licensed to Purchaser or its Affiliates on commercial terms under an Intragroup Supply Contract or under an Intracompany Arrangement which, if it were a Contract, would be considered as an Intragroup Supply Contract.

	5.4.3	Purchaser shall be entitled to grant sub-licenses of rights and licenses set out in Articles 5.4.1 and 5.4.2 to the following sub-licensees:

		(a)	to Purchaser Group Companies, whereby each of those Purchaser Group Companies shall have the same rights (including sub-license rights) as Purchaser, but only for the period of time during which such Purchaser Group Companies continue to be an Affiliate of Purchaser;

	(b)	to customers of Purchaser or Purchaser Group Companies if and to the extent such sub-license is necessary to allow such customer to use or customize a product or benefit from services sold or provided by Purchaser or the relevant Purchaser Group Company;

	(c)	to suppliers, subcontractors, contract manufacturers or contract developers of Purchaser or Purchaser Group Companies, if and to the extent such sub-license is necessary to allow such supplier, subcontractor, contract manufacturer or contract developer to manufacture for and/or deliver products to Purchaser or the relevant Purchaser Group Company or to perform services for Purchaser or the relevant Purchaser Group Company;

	(d)	to cooperation partners of Purchaser or Purchaser Group Companies in research and development agreements, within the scope of the cooperation;

	(e)	notwithstanding the above, the (sub-)licenses to the Licensed Software in the source code format can only be granted to Purchaser Group Companies as set out in Article 5.4.3(a) or to the same category of third parties and to the same extent such Licensed Software in the source code format has been licensed out by Seller in relation to the Business prior to the Closing Date.

This right shall not include the right to grant (sub-)licenses under Licensed Patents to third parties (i) with the main purpose of generating licensing income or (ii) in an agreement the main subject of which is Patent cross licensing; except in both cases for licenses granted or contractually promised to be granted prior to the Closing Date.

5.4.4	With effect as of the Closing Date, Seller hereby grants to Purchaser, and shall procure (steht dafür ein) that the relevant Transferors will grant to Purchaser, as applicable, under the Licensed IP a perpetual, irrevocable, non-exclusive, worldwide, non-transferable, fully paid-up right, sub-licensable to Purchaser Group Companies, to grant:

	(a)	to the buyer of a Purchaser Group Company or to the buyer of a business of a Purchaser Group Company (specifically by way of a share deal or asset deal); or

	(b)	to a company which is a Purchaser Group Company on or after the Signing Date and is subsequently divested;

in each case subject to the scope and restrictions set out in Articles 5.4.1 through 5.4.3, sub-licensable (sub-)licenses to conduct any activities which were conducted at the time of the divestment from Purchaser or from the respective Purchaser Group Company by (i) such company or the sold business of such company or (ii) such company formerly being a Purchaser Group Company. Purchaser shall send to Seller a written notice specifying the identity of the buyer and the scope of the transferred business within thirty (30) days following the execution of the respective sale and purchase agreement.

5.5	General Provisions

	5.5.1	Seller and Purchaser agree that with regard to each transfer of Transferred IP, and each license grant of or agreement to automatically grant a license covering Licensed IP or Transferred IP, the respective transfer, license or agreement to license, whether by Seller and/or a Transferor to Purchaser and/or a Designated Transferee or by Purchaser and/or a Designated Transferee to Seller, shall only be of the scope and to the extent that Seller and/or the relevant Transferor or Purchaser and/or the relevant Designated Transferee is entitled to transfer, license or agree to license on the Closing Date or on the date when the respective license is granted, respectively.

	5.5.2	Purchaser hereby accepts, and shall procure (steht dafür ein) that the relevant Designated Transferees will accept, all rights granted to other parties (excluding Siemens Group Companies) with respect to Transferred IP prior to the Closing Date, including licenses granted or contractually promised to be granted, as validly granted and binding upon Purchaser and/or the relevant Designated Transferee.

	5.5.3	Seller confirms (and, subject to there being no breach of the Seller’s Guarantee in Article 21.1.12(m), Purchaser agrees) that the Transferred Software, Licensed Software and respective documentation, and the documentation embodying the Transferred Know-how, Transferred Other IP, Licensed Know-how and Licensed Other IP, are available in the Business so that a separate handover is not and will not be necessary.

	5.5.4	If, on a case by case basis, within twenty-four (24) months after the Closing Date,

(a) Purchaser needs a copy of a specified part of either the Transferred Software, Licensed Software and respective documentation, or the documentation embodying Transferred Know-how, Licensed Know-how, Transferred Other IP or Licensed Other IP, to enjoy its granted rights; or

(b) Seller needs a copy of a specified part of the Transferred Software, the respective documentation, or the documentation embodying Transferred Know-how or Transferred Other IP, to enjoy its retained rights;

Purchaser or Seller, as the case may be, shall issue a request to the respective other Party and the respective other Party shall as soon as reasonably practicable provide the requesting Party with such copy to the extent available to it.

	5.5.5	Purchaser shall keep, and shall procure (steht dafür ein) that its Affiliates will keep, all unpublished Licensed Patents, Licensed Know-how, Licensed Software and Licensed Other IP, and Seller shall keep, and shall procure (stehtdafür ein)

that its Affiliates will keep, all unpublished Transferred Patents, Transferred Know-how, Transferred Software and Transferred Other IP confidential after the Closing Date. Each of Seller and Purchaser shall employ an appropriate standard of confidentiality which at a minimum corresponds to the standard which is applied by it with regard to its own confidential information of like importance, but not less than reasonable care. Purchaser shall not, and shall procure (steht dafür ein) that its Affiliates will not, disclose the unpublished Licensed Patents, the Licensed Know-how, the Licensed Software and the Licensed Other IP, and Seller shall not, and shall procure (steht dafür ein) that its Affiliates will not, disclose the unpublished Transferred Patents, the Transferred Know-how, the Transferred Software and the Transferred Other IP to any other party unless to the limited extent necessary to make use of the rights granted under this Agreement (including the grant of sub-licenses in accordance with this Agreement) and shall impose equally strict confidentiality obligations on subsequent recipients prior to disclosure. The non-disclosure obligation under this Article 5.5.5 shall not apply (i) in respect of the disclosure of details required in connection with patent applications or otherwise in respect of applications for, or the maintenance of, registered IP or (ii) if the requirements of Article 34 are fulfilled.

	5.5.6	This Article 5 shall prevail over any Assumed Contracts, or Intracompany Arrangements that will be Assumed Contracts, and provide for the development of IP by Seller or any other Siemens Group Company for the Business regarding any IP that was developed prior to the Closing Date.

5.6	Compensation for Employee Inventors

	5.6.1	Purchaser shall indemnify Seller and any other Siemens Group Companies from any and all claims of employee inventors arising in accordance with the Siemens Global Incentive Remuneration System (the terms of which are set out in Annex 5.6.1), the German Employee Invention Act (Arbeitnehmererfindungsgesetz), the German Copyright Act (Urheberrechtsgesetz) or similar German or foreign Law exclusively in relation to the Transferred IP. Seller shall (i) inform Purchaser as soon as reasonably practicable of any such claim made or threatened by an employee inventor against Seller or any other Siemens Group Company, (ii) provide any information and documentation requested by Purchaser in respect of any such claim, (iii) cooperate with Purchaser in connection with any such claim, (iv) upon Purchaser's request, allow Purchaser the exclusive conduct of any such claim and take such action as is reasonably requested by Purchaser in connection with any such claim and (v) not settle any such claim or make any payment to an employee inventor without the prior written consent of Purchaser, such consent not to be unreasonably withheld or delayed.

	5.6.2	Purchaser's obligations set forth in this Article 5.6 shall apply irrespective of whether the employment relationship of the respective employee inventor is transferred.

5.7	IT Infrastructure

	5.7.1	In relation to tangible IT assets, the provisions of Article 3 shall apply.

	5.7.2	In relation to Software licensing-in arrangements, the provisions of Articles 6.1 and 6.5 shall apply.

	5.7.3	Unless and to the extent Seller or a Transferor is obliged to provide specific IT infrastructure, IT applications and Software under the respective TSA, as of the Closing Date, Purchaser is responsible for ensuring that a sufficient IT infrastructure (including email, telephone, network, printers), sufficient IT applications (including human resource systems, ECC, software and enterprise resource planning (ERP) systems (e.g. SAP)) and sufficient Software are in place for the operation of the Business by Purchaser and/or the Designated Transferees as of the Closing Date.

	5.7.4	Seller shall extract, and shall procure (steht dafür ein) that the relevant Transferors will extract, the migrating data used in connection with the Business and send it to Purchaser and the relevant Designated Transferees using a mechanism and in a format agreed by Seller, Purchaser and the relevant Designated Transferees. The precise scope of the data to be migrated under this Article 5.7.4, the format in which it is provided, the timing and the exact mechanism shall be agreed between Seller and Purchaser, each acting reasonably and with a view to (i) the continued functioning of the Business following the Closing Date in accordance with past practice and (ii) what is technically and commercially reasonable, as soon as reasonably possible after the Signing Date. Regarding the timing, the following principle shall apply: the respective data is provided a) if a TSA does not provide for continued access to the relevant data, on the Closing Date, or if provision on the Closing Date is technically not possible, at the latest within three (3) weeks after the Closing Date or (b) if the TSA provides for continued access to the relevant data, on the date stipulated therein and, if no date is stipulated therein, on the date of expiry of the respective service under the TSA.

	5.7.5	Seller shall, and shall procure (steht dafür ein) that the relevant Transferors will, prior to the Closing Date remove any data or software from the IT infrastructure to be transferred to Purchaser and/or the relevant Designated Transferees under this Agreement (collectively "Transferred IT Infrastructure") to the extent such data or software may no longer be lawfully used, installed or hosted on the Transferred IT Infrastructure starting as from the Closing Date.

5.7.6	No Siemens IP Addresses are sold or transferred under this Agreement. Should any Siemens IP Addresses be included in any assets sold or transferred to Purchaser and/or any of the Designated Transferees, Purchaser shall not, and shall procure (steht dafür ein) that the relevant Designated Transferees will not, use such Siemens IP Addresses as public spaces (i.e. to access the Internet/World Wide Web), but only to use them, if at all, as private spaces strictly within the Business and not to make them available to any third parties.

5.7.7	Seller shall bear the costs for the separation of the data to be migrated. Purchaser shall bear the costs for the migration of the data and its integration into the IT system of Purchaser and/or the relevant Designated Transferees. This concept is further documented in Annex 5.7.7.

Article 6 Sale and Assignment of Contracts

6.1	Assumed Contracts. Seller hereby sells and undertakes to transfer with effect in rem (mit dinglicher Wirkung) as of the Closing Date, and shall procure (steht dafür ein) that the relevant Transferors will sell and transfer with effect in rem (mit dinglicher Wirkung) as of the Closing Date, to Purchaser and/or the relevant Designated Transferees by way of assumption of contract with full discharge of the original contract party (im Wege der Vertragsübernahme mit schuldbefreiender Wirkung) all rights, claims, legal positions and Liabilities of Seller and the relevant Transferors under, or in connection with, any contracts, offers, orders, undertakings, arrangements, agreements, expressions of interest or similar instruments (collectively "Contracts") as follows (collectively "Assumed Contracts"):

	6.1.1	the Contracts listed in Annex 6.1.1;

	6.1.2	all agreements (i) which deal predominantly with an IP license grant by an External Third Party to Seller or any other Siemens Group Company and (ii) under which the only IP licensed-in are Patents which are exclusively applicable in, or Know-how, Software or Other IP which is Used exclusively by, the Business on the Closing Date, including those listed in Annex 6.1.2 (collectively "Transferred Licensing-in Agreements");

	6.1.3	all agreements (i) which deal predominantly with an IP license grant by Seller or any other Siemens Group Company to an External Third Party and (ii) under which the only IP licensed-out are Transferred IP or Software licensed-in under a Transferred Licensing-in Agreement, including those listed in Annex 6.1.3 (collectively "Transferred Licensing-out Agreements");

	6.1.4	any Securities and any Security Related Contracts, including those Securities, and Security Related Contracts relating to those Securities, listed in Annex 6.1.4;

	6.1.5	any Contracts between Seller or a Transferor on the one hand and any other Siemens Group Company on the other hand (collectively "Intragroup Contracts") under which goods, services and/or licenses under IP being part of the product portfolio of the Siemens Group offered also to External Third Parties are provided to the Business as customer, service recipient or similar and which exclusively relate to the Business (collectively "Intragroup Supply Contracts"), whereas those listed in Annex 6.1.5 shall in any event be considered as Intragroup Supply Contracts; and

	6.1.6	any other Contracts to which Seller or another Siemens Group Company is a party and which exclusively relate to the Business,

but in any event excluding

	6.1.7	any Contracts listed in Annex 6.1.7;

	6.1.8	any Contracts for, in connection with, or relating to (i) overdraft facilities, deposits or loans with banks or financial institutions, (ii) accounts with banks or financial institutions, (iii) the external cash pooling arrangements, (iv) the intragroup financing of the Siemens Group based on Contracts for, in connection with, or relating to, the Siemens Group cash management, the intercompany accounts, the cash pooling and term loans or term deposits (in particular the master loan agreements and all individual loan agreements concluded thereunder and any other intragroup financing services) (collectively "Intragroup Financing");

	6.1.9	any foreign exchange derivative, interest rate derivative and/or financially settled commodities derivative arrangements or transactions exclusively relating to the Business with (i) banks or financial institutions or (ii) Siemens Group Companies; and

	6.1.10	any Intragroup Contracts, other than the Contracts pursuant to Articles 6.1.1 through 6.1.4, under which goods, services and/or licenses under IP not being part of the product portfolio of the Siemens Group offered also to External Third Parties are provided (collectively "Non-Surviving Intragroup Contracts"), in each case together with the related change requests, amendment agreements and supplemental agreements.

The Assumed Contracts shall exclude any real estate related lease agreements and any real estate related service agreements, the assumption and conclusion of which shall be exclusively governed by Article 9.

Purchaser hereby accepts such sale of the Assumed Contracts and undertakes to accept such transfer of the Assumed Contracts, and shall procure (steht dafür ein) that the relevant Designated Transferees will accept such sale and transfer of the Assumed Contracts.

6.2	Third Party Consent. If and to the extent the transfer with effect in rem (mit dinglicher Wirkung) of any of the Assumed Contracts is subject to a Third Party Consent, Seller and Purchaser shall, and shall procure (stehen dafür ein) that the relevant Transferors and the relevant Designated Transferees will, use all commercially reasonable efforts to obtain the Third Party Consent as soon as reasonably practicable, provided that (i) neither Seller nor any of the Transferors shall be obligated to assume, increase or extend any Liability, or to grant or extend any Securities, in order to facilitate the Third Party Consent, and (ii) any request for Third Party Consent regarding the transfer with effect in rem (mit dinglicher Wirkung) of an Assumed Contract which on the Closing Date is subject to Business Litigations, or in respect of which for other reasons Purchaser considers it highly unlikely that the Third Party Consent would be granted, shall only be made if and when Purchaser determines to do so.

Seller and Purchaser shall, and shall procure (steht dafür ein) that the relevant Transferors and the relevant Designated Transferees will, both before and after the Closing Date, keep the respective other Party regularly informed, at least on a monthly basis, as to the status of the legal transfer of each Pending Contract and each Third Party Consent and, upon the respective other Party's request, provide all details regarding, and copies of, each Third Party Consent.

6.3	Pending Contracts. As of the Closing Date, in respect of any Assumed Contract, if and for as long as it is not transferred with effect in rem (mit dinglicher Wirkung) to, and assumed by, Purchaser or the relevant Designated Transferee, in particular due to its transfer with effect in rem (mit dinglicher Wirkung) to Purchaser or the relevant Designated Transferee being subject to a Third Party Consent (such Assumed Contract a "Pending Contract"), the following shall apply, provided that neither Seller nor Purchaser shall be required to breach a Pending Contract or applicable Laws in order to comply with the following provisions:

	6.3.1	All contractual rights and obligations relating to the Pending Contract shall legally remain with Seller or the relevant Transferor.

	6.3.2	Seller or the relevant Transferor on the one hand and Purchaser or the relevant Designated Transferee on the other hand shall put each other into an economic position as if the respective Pending Contract had been transferred also with effect in rem (mit dinglicher Wirkung) as of the Closing Date and Seller shall, or shall procure (steht dafür ein) that the relevant Transferor will, hold the respective Pending Contract for the benefit and burden of Purchaser or the relevant Designated Transferee as from the Closing Date, which shall include the following:

		(a)	Purchaser or the relevant Designated Transferee shall obtain full benefit arising from, or in connection with, the Pending Contract, irrespective of whether arising before, on or after the Closing Date.

		(b)	Purchaser or the relevant Designated Transferee shall, to the extent legally permissible, carry out and perform all Liabilities, including the provision of Securities, of Seller or the relevant Transferor in relation to the Pending Contract.

(c)	Purchaser shall, or shall procure (steht dafür ein) that the relevant Designated Transferee will, indemnify Seller or the relevant Transferor against all Liabilities, including any Taxes (for the avoidance of doubt any Tax benefits and Tax deductions for Seller or the relevant Transferor in connection with the Pending Contracts shall be taken into account), arising from, or in connection with, the Pending Contract. Seller or the relevant Transferor shall provide Purchaser or the relevant Designated Transferee upon their respective written request with any relevant information and appropriate documentation, and with access to all relevant books, records and other documents as Purchaser or the relevant Designated Transferee may reasonably require in order to review Taxes to be indemnified under this Article.

(d)	Purchaser or the relevant Designated Transferee on the one hand and Seller or the relevant Transferor on the other hand shall reasonably cooperate to (i) enforce the rights and, (ii) in case it is prohibited by applicable Law or the terms of the Pending Contract for Purchaser or the relevant Designated Transferee to fulfill the obligations under the Pending Contract in accordance with Article 6.3.2(b), to fulfill the respective obligations in relation to the Pending Contract.

This Article 6.3.2 shall apply to Transferred Licensing-in Agreements with the proviso that upon Purchaser's or the relevant Designated Transferee's written request specifying the respective Transferred Licensing-in Agreement, Seller shall, or shall procure (steht dafür ein) that the relevant Transferor will, grant to Purchaser an IP sublicense within the scope of the respective Transferred Licensing-in Agreement and to the extent legally permissible and without incurring any obligations. Purchaser or the relevant Designated Transferee shall bear all registration and other third party costs (if any) and provide any cooperation in relation to such sublicense.

6.3.3	In relation to the Pending Contracts, during the period after the Closing Date, Purchaser or the relevant Designated Transferee shall provide Seller or the relevant Transferor without undue delay (unverzüglich) upon Seller's or the relevant Transferor's request with any information and appropriate documentation, and with access to all relevant books, records and other documents as Seller or the relevant Transferor may reasonably require in order to comply with their respective legal and contractual obligations. In particular, Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferee will, provide Seller or the relevant Transferor without undue delay (unverzüglich) upon Seller's or the relevant Transferor's request with any information and appropriate documentation (in particular meeting format and standards required by the Tax Authorities and any other relevant authority and on request of Seller or the relevant Transferor certified by external competent provider) which Seller or the relevant Transferor reasonably requires for (a) the due and complete preparation and timely filing of its Tax declarations and (b) the accrual of all open receivables under a Pending Contract required for an accurate balance sheet presentation in the monthly financial statements. If Purchaser or the relevant Designated Transferee becomes aware (by way of notification by Seller, the relevant Transferor or otherwise) that it provided Seller or the relevant Transferor with any incorrect or incomplete information and documentation, Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferee will, without undue delay (unverzüglich) (i) inform Seller or the relevant Transferor about such failure, and (ii) provide Seller or the relevant Transferor with the respective correct and complete information and documentation.

6.3.4	Purchaser and the relevant Designated Transferees shall by this Agreement neither (i) be entitled to act in the name of Seller, the relevant Transferor or any other Siemens Group Company nor (ii) be entitled to use the name of Seller, the relevant Transferor or any other Siemens Group Company (other than as regards the statement that the sale and transfer of the Transferred Business has taken place).

6.3.5	Each Party shall, and shall procure (steht dafür ein) that the relevant Transferors and the relevant Designated Transferees will, forward to the relevant other Party without undue delay (unverzüglich) a copy of all correspondence, notice or any other document or items received, or sent, with respect to the Pending Contracts and provide reasonable information about any other communication relating to the Pending Contracts.

6.3.6	If compliance with the provisions set forth in this Article 6.3 would result in a breach of the respective Pending Contract or applicable Laws, Seller and Purchaser shall, and shall procure (stehen dafür ein) that the relevant Transferors and the relevant Designated Transferees will, in good faith agree on an economically reasonable solution which reasonably reflects their economic intentions while avoiding a breach of the respective Pending Contract or applicable Laws. Seller and Purchaser shall, and shall procure (stehen dafür ein) that the relevant Transferors and the relevant Designated Transferees will, enter into the agreements, make the declarations and execute the documents required for such solution. If (i) Seller, Purchaser, the relevant Transferor and/or the relevant Designated Transferee fail to agree on such a solution within one (1) year after the Closing Date or (ii) a Pending Contract is not transferred with effect in rem (mit dinglicher Wirkung) to, and assumed by, Purchaser or the relevant Designated Transferee within a period of one (1) year after the Closing Date, Seller or the relevant Transferor may, after three (3) months prior written notification of Purchaser or the relevant Designated Transferee, terminate the respective Pending Contract in accordance with the termination rights under the Pending Contract, or by way of termination agreement with the relevant contractual party, without being liable to Purchaser or the relevant Designated Transferee.

6.4	Shared Contracts

6.4.1	In case of Contracts to which Seller or a relevant Transferor is a party (other than (i) Shared Licensing-in Agreements which shall be governed by Article 6.5 and (ii) any agreements dealing predominantly or exclusively with a license grant of IP to a third party) which do not exclusively but partially relate to the Business and would constitute Assumed Contracts if they exclusively related to the Business (collectively "Shared Contracts"), Seller and Purchaser shall, and shall procure (stehen dafür ein) that the relevant Transferors and the relevant Designated Transferees will, use all commercially reasonable efforts to split the Shared Contracts into (i) separate Contracts or (ii) the Shared Contract on the one hand and a new Contract relating to the Business on the other hand (collectively "Separate Contracts") between

(a)	the other contractual party or parties of the Shared Contract on the one hand and Purchaser or the relevant Designated Transferee on the other hand covering the portion of the Shared Contract relating to the Business ("Assumed Shared Contract"); and

(b)	the other contractual party or parties of the Shared Contract on the one hand and Seller or the relevant Transferor on the other hand covering the portion of the Shared Contract not relating to the Business.

6.4.2	Seller, Purchaser, the relevant Transferor and/or the relevant Designated Transferee may agree (i) not to split a Shared Contract, in particular in case of framework supply contracts under which Purchaser or a relevant Designated Transferee will be entitled to issue supply orders also after the Closing Date, or (ii) to modify the terms of the Assumed Shared Contract (compared to the respective Shared Contract), in particular in case of Contracts under which sales and/or representation rights for products of the Business are granted, but acknowledging that the intention is not for Siemens Group Companies to act as distributors for the Business.

6.4.3	As long as a Shared Contract has not been fully split into Separate Contracts in accordance with Article 6.4.1, if such split is not possible or subject to a Third Party Consent or if Seller, Purchaser, the relevant Transferor and/or the relevant Designated Transferee agree not to split a Shared Contract into Separate Contracts, Article 6.3 shall apply accordingly to the portion of the Shared Contract relating to the Business.

6.4.4	In no event shall Seller or a relevant Transferor be obliged to (i) issue any supply order under a Shared Contract on behalf of Purchaser, a relevant Designated Transferee or a relevant Transferred Company, (ii) compensate Purchaser, a relevant Designated Transferee, a relevant Transferred Company or any of the other contractual parties of a Shared Contract for any disadvantage resulting from the split of a Shared Contract or (iii) make any other payments to any of the other contractual parties of a Shared Contract in connection with, or with a view to, the split of a Shared Contract.

6.4.5	In no event shall Purchaser or a relevant Designated Transferee be obliged to (i) request that any supply order under a Shared Contract is made by Seller or a relevant Transferor, (ii) compensate Seller, a relevant Transferor or any of the other contractual parties of a Shared Contract for any disadvantage resulting from the split of a Shared Contract or (iii) make any other payments to any of the other contractual parties of a Shared Contract, or agree to any price increases or other changes in terms, in connection with, or with a view to, the split of a Shared Contract.

6.5	Shared Licensing-in Agreements

6.5.1	With regard to agreements

(a)	which deal predominantly or exclusively with an IP license grant under which, on the Closing Date, an External Third Party has licensed to Seller or any other Siemens Group Company (i) Patents which are applicable in the Business on the Closing Date or (ii) Know-how, Software and/or Other IP which is Used by the Business on the Closing Date; and

(b)	which are not Transferred Licensing-in Agreements

(collectively "Shared Licensing-in Agreements"), Purchaser or the relevant Designated Transferees may, at their cost, conclude the relevant new licensing-in agreements for all or part of the Business. Should Purchaser or the relevant Designated Transferee issue a written request for support referencing the relevant Shared Licensing-in Agreement, Seller or the relevant Transferor shall provide reasonable support, including by naming its contact at the respective licensor and, as far as possible, providing to Purchaser or the relevant Designated Transferee the commercial information necessary to start the negotiations.

6.5.2	In case a new contract has not been agreed upon between the respective licensor and Purchaser or the relevant Designated Transferee by the Closing Date, Seller shall, or shall procure (steht dafür ein) that the relevant Transferor will, at the request of Purchaser make use of any right to sub-license. Purchaser shall, or shall procure (steht dafür ein) that the relevant Designated Transferee will, reimburse Seller or the relevant Transferor of any external costs incurred by Seller or the relevant Transferor upon Purchaser's or the relevant Designated Transferee's written instructions in connection with such sub-license and provide any cooperation necessary in such respect.

6.5.3	In respect of individual Software licenses which are licensed in on the Closing Date under a Shared Licensing-in Agreement and which exclusively relate to the Business, as listed in Annex 6.5.3 (collectively "Transferred Individual Software Licenses"), the following provisions shall apply:

(a)	Seller shall, and shall procure (steht dafür ein) that the relevant Transferors will, transfer to Purchaser and/or the relevant Designated Transferees with effect as of the Closing Date, and Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees will, accept the transfer of, the Transferred Individual Software Licenses in relation to which the necessary consents to allow the transfer to Purchaser and/or the relevant Designated Transferees have been obtained by the Closing Date under the terms and conditions of the respective Shared Licensing-in Agreement.

(b)	Purchaser shall perform any action necessary to make such transfer effective and pay or reimburse Seller and/or the relevant Transferors for any running royalties relating to the period after the Effective Date (including any pro rata portions of running royalties already paid by Seller and/or the relevant Transferors but covering a time period after the Effective Date), and any milestone payments or other ongoing costs, including maintenance fees, associated with the respective Shared Licensing-in Agreement covering a time period after the Effective Date. Purchaser is only required to make payment or reimbursement under this Article 6.5.3(b) if and to the extent that the transfer of the relevant Individual Software Licenses has become effective.

(c)	After the Signing Date and prior to the Closing Date, Seller and Purchaser shall, and shall procure (stehen dafür ein) that the relevant Transferors and the relevant Designated Transferees will, use reasonable efforts to obtain, if necessary, the consent of the licensor of the respective Transferred Individual Software Licenses for the continued use of such licenses by Purchaser and/or the relevant Designated Transferees following the Closing Date. After the Signing Date and prior to the Closing Date, Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees will, use reasonable efforts to conclude at their own cost a new licensing-in or maintenance agreement with the licensors of the Transferred Individual Software Licenses. Upon request of Purchaser, Seller shall, and shall procure (steht dafür ein) that the relevant Transferors will, provide reasonable assistance to Purchaser and/or the relevant Designated Transferees in negotiations with the respective licensors. Seller and the relevant Transferors shall not be obliged to assume any liability or obligation in order to facilitate negotiations between Purchaser and/or the relevant Designated Transferees on the one hand and the respective licensors on the other hand.

(d)	In the event that the licensor of a Transferred Individual Software License prior to the Closing Date refuses to grant its consent for the continued use of such license by Purchaser and/or the relevant Designated Transferees after the Closing Date, Seller shall make, and shall procure (steht dafür ein) that the relevant Transferors will make, as applicable, to the extent Seller or the relevant Transferors are contractually or legally entitled to do so, use of any right to sub-license under the respective Shared Licensing-in Agreement for the period of time specified in the respective TSA, if applicable.

6.6	Intracompany Arrangements

6.6.1

With regard to arrangements between the Business and other units within the Siemens Group (collectively "Intracompany Arrangements") which, if they were Contracts, would be considered as Assumed Contracts:

(a)

Seller and Purchaser hereby enter, or shall procure (stehen dafür ein) that the relevant Transferors and the relevant Designated Transferees will enter, with effect as of the Closing Date, into legally binding agreements based on (i) the same commercial terms as the respective Intracompany Arrangements and (ii) the Externalized Conditions;

(b)

the receivables and claims of the Business against other units within the Siemens Group under such Intracompany Arrangements as of the Closing Date shall become legally existing receivables and claims of Purchaser or the relevant Designated Transferees against Seller or the relevant Transferors as of the Closing Date;

(c)

the accounts payable, commitments and obligations of the Business vis-à-vis other units within the Siemens Group under such Intracompany Arrangements as of the Closing Date shall become legally existing accounts payable, commitments and obligations of Purchaser or the relevant Designated Transferees vis-à-vis Seller or the relevant Transferors as of the Closing Date.

6.6.2

With regard to Intracompany Arrangements which, on the Closing Date, do not exclusively but partially relate to the Business and, if they were Contracts, would be considered as Shared Contracts, Article 6.6.1 shall apply accordingly to the portion of the Intracompany Arrangement relating to the Business.

6.7	Non-Surviving Intragroup Contracts

6.7.1

Seller and Purchaser shall terminate or discontinue, and Seller shall procure (steht dafür ein) that the relevant Siemens Group Companies will agree to the termination or discontinuation of, any Non-Surviving Intragroup Contracts and Intracompany Arrangements which, if they were Contracts, would be considered as Non-Surviving Intragroup Contracts, with effect as of the Closing Date.

6.7.2

In case of Intragroup Contracts which do not exclusively but partially relate to the Business and which would constitute Non-Surviving Intragroup Contracts if they were exclusively relating to the Business (collectively "Shared Non-Surviving Intragroup Contracts"), Seller and Purchaser shall procure (stehen dafür ein) that the respective provision of goods, services and/or licenses to the extent relating to the Business shall be discontinued, and the relevant Shared Non-Surviving Intragroup Contracts shall be amended accordingly, with effect as of the Closing Date.

6.8

Siemens Conditions. In respect of all Contracts, offers, orders, covenants or undertakings between Purchaser or a relevant Designated Transferee on the one hand and Seller or any other Siemens Group Company on the other hand (i) which exist on the Closing Date, (ii) which relate to the Business and (iii) to which the "Terms and Conditions for Deliveries and Services for Siemens-internal Transactions" (collectively "Siemens Conditions") apply by direct reference or otherwise, the Siemens Conditions shall be replaced by the terms and conditions attached hereto as Annex 6.8 (collectively "Externalized Conditions") as from the Closing Date.

Article 7 Sale and Assignment of Receivables

7.1

Transfer of Receivables. Seller hereby sells and undertakes to assign with effect in rem (mit dinglicher Wirkung) as of the Closing Date, and shall procure (steht dafür ein) that the relevant Transferors will sell and assign with effect in rem (mit dinglicher Wirkung) as of the Closing Date, to Purchaser and/or the relevant Designated Transferees all receivables and claims of Seller and the relevant Transferors (collectively "Receivables") to the extent (i.e. in the portion) relating to the Business (collectively "Transferred Receivables"), including, in each case to the extent (i.e. in the portion) relating to the Business,

	7.1.1	those Receivables (and certain other assets) listed in Annex 7.1.1;

but in any event excluding

	7.1.2	any Receivables under or in connection with any Assumed Contract or any other Contract, which are exclusively governed by (and transferred under) Articles 5, 6, 9, 10, 16 and 17;

7.1.3

any cash and cash equivalents (including cheques, other tangible securities and deposits with banks and financial institutions), including any items identified as "Cash" (except for any items identified as "ATZ assets" which shall be transferred under Article 10) in Annex 15.2, unless explicitly provided otherwise in this Agreement; and

	7.1.4	any prepayments and claims for the refund of any Taxes having accrued for the Pre-Effective Date Tax Period.

7.2

Acceptance of Transfer of Receivables. Purchaser hereby accepts such sale of the Transferred Receivables and undertakes to accept such transfer of the Transferred Receivables, and shall procure (steht dafür ein) that the relevant Designated Transferees will accept such sale and transfer of the Transferred Receivables.

Article 8 Assumption of Liabilities

8.1

Assumed Liabilities. Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees will, assume with effect as of the Closing Date under full discharge of Seller and the relevant Transferors (befreiende Schuldübernahme) all Liabilities of Seller and the relevant Transferors to the extent (i.e. in the portion) relating to the Business (collectively "Assumed Liabilities"), including, in each case to the extent (i.e. in the portion) relating to the Business,

	8.1.1	those Liabilities listed in Annex 8.1.1;

	8.1.2	any Liabilities for infringement by the Business of a third party's IP; and

	8.1.3	any Liabilities arising from, or relating to, Securities and Security Related Contracts including obligations for the payment of interests, fees and expenses;

but in any event excluding:

	8.1.4	any Liabilities under or in connection with any Assumed Contract or any other Contract, which are exclusively governed by (and assumed under) Articles 5, 6, 9, 10, 16 and 17;

8.1.5

any Liabilities under or in connection with any employment relationship with any current or former officer or employee (including but not limited to any Liabilities relating to pension or similar benefits), which are exclusively governed by (and assumed under) Articles 10 and 17;

	8.1.6	any Liabilities relating to any real estate occupied by the Business at any time prior to the Closing Date but which is not occupied by the Business on the Closing Date;

	8.1.7	any Environmental Liability or any Liability for any breach of Environmental Law;

8.1.8

any Liabilities for the payment of Tax having accrued for the Pre-Effective Date Tax Period; and 8.1.9 any financial debt, including any items identified as "Debt" (except for any items identified as "Lease liabilities") in Annex 15.2, unless explicitly provided otherwise in this Agreement.

8.2

Release from Assumed Liabilities, Third Party Consent. Seller and Purchaser shall, and shall procure (stehen dafür ein) that the relevant Transferors and the relevant Designated Transferees will, take all such steps as may reasonably be required to effect the release and discharge of Seller and the relevant Transferors from any Assumed Liabilities. If and to the extent a Third Party Consent is required to effect the assumption of any Assumed Liability, Articles 6.2 and 6.3 shall apply accordingly with the modification that no contact shall be made with the relevant third party if Purchaser determines in its absolute discretion that such contact is not advisable or desirable (e.g. if such contact would be likely to draw the attention of the third party to the existence of potential Liabilities) and that no Party is required to incur any costs or additional Liabilities in order to obtain any Third Party Consent.

Article 9 Sale, Transfer and Lease of Real Estate and Leasehold

9.1	Certain Definitions. In this Agreement:

9.1.1

"Transferred Leasehold" shall mean the premises which are leased by Seller or a relevant Transferor from an External Third Party on the Closing Date and which are exhaustively listed in part 9.1.1 of Annex 9.1;

9.1.2

"Retained Real Property" shall mean the premises in respect of which Seller or another Siemens Group Company has the title of ownership or hereditary building right on the Closing Date and which are exhaustively listed in part 9.1.2 of Annex 9.1;

9.1.3

"Retained Leasehold" shall mean the premises which are leased by Seller or another Siemens Group Company from an External Third Party on the Closing Date and which are exhaustively listed in part 9.1.3 of Annex 9.1.

9.2	No Transferred Real Property

The Parties agree, and Purchaser acknowledges, that (i) the Business does not own any real property or any rights equivalent to real property (grundstücksgleiche Rechte) and (ii) accordingly no real property or rights equivalent to real property (grundstücksgleiche Rechte) will be sold and transferred by Seller and/or the Transferors to Purchaser and/or the Designated Transferees under this Agreement.

9.3	Transferred Leasehold

	9.3.1	Seller hereby sells and undertakes to transfer with effect in rem (mit dinglicher Wirkung) as of the Closing Date, and shall procure (steht dafür ein) that the relevant Transferors will sell and transfer with effect in rem (mit dinglicher Wirkung) as of the Closing Date, to Purchaser and/or the relevant Designated Transferees by way of assumption of contract with full discharge of the original contract party (im Wege der Vertragsübernahme mit schuldbefreiender Wirkung) all rights and obligations of Seller and the relevant Transferors under the lease agreements relating to the Transferred Leasehold (collectively "Transferred Lease Agreements").

9.3.2

If the transfer of a Transferred Lease Agreement is subject to a Third Party Consent, Seller and Purchaser shall, and shall procure (stehen dafür ein) that the relevant Transferors and the relevant Designated Transferees will, use all commercially reasonable efforts to obtain the Third Party Consent as soon as reasonably practicable and in any event prior to the Closing Date. Section 6.2 shall apply accordingly.

9.3.3

If a required Third Party Consent for the transfer of a Transferred Lease Agreement has not been obtained by the Closing Date, Seller or the relevant Transferor (as sub-lessor) and Purchaser or the relevant Designated Transferee (as sub-lessee) shall enter into a sub-lease agreement for the parts of the respective Transferred Leasehold occupied by the Business for the time period between the Closing Date and the earlier of (i) the receipt of the Third Party Consent or (ii) the end of the term of the relevant Transferred Lease Agreement based on:

		(a)	the commercial conditions that applied to the Business before the Closing Date for the use of the respective parts of the Transferred Leasehold; and

		(b)	standard market legal terms considering the legal terms and conditions that applied to the Business before the Closing Date for the use of the respective parts of the Transferred Leasehold.

Furthermore, each such sub-lease agreement shall always be structured (and amended, if necessary) such that any rights, liabilities and obligations of Seller or the relevant Transferor under the respective Transferred Lease Agreement are at all times covered and mirrored by respective rights, liabilities and obligations of Purchaser or the relevant Designated Transferee under the respective sub-lease agreement.

If such sub-lease agreement requires a Third Party Consent, Seller and Purchaser shall, and shall procure (stehen dafür ein) that the relevant Transferors and the relevant Designated Transferees will, use commercially reasonable efforts to obtain such Third Party Consent as promptly as practically possible.

9.3.4

In case of the existing security deposits relating to Transferred Lease Agreements as listed in Annex 9.3.4 and provided that and to the extent such security deposits are not directly paid back by the relevant landlord to Seller or the relevant Transferor, Purchaser shall pay to Seller or the relevant Transferor, within two (2) months after the transfer of the relevant Transferred Lease Agreement, an amount equal to the amount of the relevant security deposit. Any funds subsequently received by Seller or the relevant Transferor in repayment of the relevant security deposit shall be paid on to Purchaser or the relevant Designated Transferee without undue delay following receipt. With respect to any other Securities issued in connection with Transferred Lease Agreements, the provisions of this Agreement relating to Securities and Security Related Contracts shall apply.

9.4	Retained Real Property

9.4.1

For those parts of the Retained Real Property which are, on the Closing Date, occupied by the Business, Seller or the relevant Transferor (as lessor) and Purchaser or the relevant Designated Transferee (as lessee) shall enter into new lease agreements based on

(a)	the commercial conditions that applied to the Business before the Closing Date for the use of the respective parts of the Retained Real Property; and

(b)	standard market legal terms considering the legal terms and conditions that applied to the Business before the Closing Date for the use of the respective parts of the Retained Real Property.

However, in case Seller or the relevant Transferor leased the relevant Retained Real Property from another Siemens Group Company, upon request of Seller or the relevant Transferor, the relevant other Siemens Group Company (as lessor) and Purchaser or the relevant Designated Transferee (as lessee) shall enter into a new lease agreement for those parts of the relevant Retained Real Property occupied by the Business. Regarding the commercial conditions and legal terms of such new lease agreements, Articles 9.4.1(a) and 9.4.1(b) shall apply accordingly.

9.4.2

Seller or the relevant Transferor shall implement measures to ensure the physical separation in accordance with local regulations and Siemens Group standards of the parts of the Retained Real Property (sub-)leased to Purchaser or the relevant Designated Transferee under the new (sub-)lease agreement from the other parts of the Retained Real Property.

9.4.3

In case in relation to the Retained Real Property in Spain, the United Kingdom and the United States the part of the Retained Real Property (sub-)leased by Purchaser or the relevant Designated Transferee under the new (sub-)lease agreement cannot be separated from the other parts of the Retained Real Property in accordance with Article 9.4.2 with commercially reasonable efforts, (i) the respective new (sub-)lease agreement shall terminate and, (ii) unless Seller and Purchaser agree otherwise, Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferee will, vacate the relevant part of the Retained Real Property and relocate the Business as soon as reasonably practicable.

9.4.4

The furniture owned by Seller or the relevant Transferor and used by the Business at the Retained Real Property shall be leased to Purchaser or the relevant Designated Transferee under the new (sub-)lease agreements pursuant to Article 9.4.1.

9.5	Retained Leasehold

9.5.1

For those parts of the Retained Leasehold which are, on the Closing Date, occupied by the Business and directly leased by Seller or the relevant Transferor from an External Third Party, Seller or the relevant Transferor (as sub-lessor) and Purchaser or the Designated Transferee (as sub-lessee) shall enter into new sub-lease agreements. Regarding the commercial conditions and legal terms of the new sub-lease agreements, Articles 9.4.1(a) and 9.4.1(b) shall apply accordingly.

However, upon request of Seller or Purchaser, Seller and Purchaser shall use all commercially reasonable efforts to split any such lease agreement with an External Third Party into separate lease agreements between

(a)	the External Third Party and Purchaser or the relevant Designated Transferee regarding those parts of the Retained Leasehold which are, on the Closing Date, occupied by the Business; and

(b)

the External Third Party and Seller or the relevant Transferor regarding those parts of the Retained Leasehold which are, on the Closing Date, occupied by other businesses of Seller or other Siemens Group Companies.

For the time as from the Closing Date until the relevant lease agreement with an External Third Party is fully split, Seller or the relevant Transferor (as sub-lessor) and Purchaser or the Designated Transferee (as sub-lessee) shall enter into a new sub-lease agreement in accordance with sentences 1 and 2 of this Article 9.5.1.

9.5.2

For those parts of the Retained Leasehold which are, on the Closing Date, occupied by the Business and sub-leased by Seller or the relevant Transferor from another Siemens Group Company, Seller or the relevant Transferor (as sub-lessor) and Purchaser or the relevant Designated Transferee (as sub-lessee) shall enter into new sub-lease agreements. Regarding the commercial conditions and legal terms of the new sub-lease agreements, Articles 9.4.1(a) and 9.4.1(b) shall apply accordingly.

However, upon request of Seller or the relevant Transferor, the relevant other Siemens Group Company (as lessor) and Purchaser or the relevant Designated Transferee (as lessee) shall enter into a new lease agreement for those parts of the relevant Retained Leasehold occupied by the Business. Regarding the commercial conditions and legal terms of such new sub-lease agreements, Articles 9.4.1(a) and 9.4.1(b) shall apply accordingly.

9.5.3

Seller, the relevant Transferor or the relevant other Siemens Group Company shall implement measures to ensure the physical separation in accordance with local regulations and Siemens Group standards of the parts of the Retained Leasehold (sub-)leased to Purchaser or the relevant Designated Transferee under the new (sub-)lease agreement from the other parts of the Retained Leasehold.

9.5.4

In case (i) in relation to the Retained Leasehold in Belgium and Vietnam the part of the Retained Leasehold (sub-)leased to Purchaser or the relevant Designated Transferee under the new (sub-)lease agreement cannot be separated from the other parts of the Retained Leasehold in accordance with Article 9.5.3 with commercially reasonable efforts, (ii) the new sub-lease agreement is not permitted according to the lease agreement with the External Third Party or (iii) a Third Party Consent to such sub-lease agreement is required but cannot be obtained, (a) the respective new (sub-)lease agreement shall terminate, (b) Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferee will, vacate the Retained Leasehold and relocate the Business as soon as reasonably practicable and (c) Seller, the relevant Transferor or the relevant other Siemens Group Company may (partially) terminate the respective lease agreement with the External Third Party without being liable to Purchaser or the relevant Designated Transferee.

9.5.5

The furniture owned by Seller or the relevant Transferor and used by the Business at the Retained Leasehold shall be leased to Purchaser or the relevant Designated Transferee under the new (sub-)lease agreements pursuant to Article 9.5.1.

9.6	Real Estate related Service Agreements

9.6.1

The rights and obligations of Seller, the relevant Transferor or the relevant other Siemens Group Company under legally and factually transferable real estate related service agreements (i) entered into with External Third Parties and (ii) exclusively relating to Transferred Leasehold on the Closing Date shall be transferred to, and assumed by, Purchaser or the relevant Designated Transferee as of the Closing Date by way of assumption of contract with full discharge of the original party (im Wege der Vertragsübernahme mit schuldbefreiender Wirkung).

9.6.2

The rights and obligations under real estate related service agreements (a) (i) entered into with External Third Parties and (ii) relating to Retained Property or Retained Leasehold on the Closing Date, (b) legally and/or factually not transferable and/or (c) not exclusively relating to Transferred Leasehold shall remain with Seller, the relevant Transferor or the relevant other Siemens Group Company, and not be transferred to, and assumed by, Purchaser or the relevant Designated Transferee.

9.6.3

Regarding real estate related services for the part of the Retained Real Property or Retained Leasehold (sub-)leased to Purchaser or the relevant Designated Transferee under a new (sub-)lease agreement, Seller, the relevant Transferor or the relevant other Siemens Group Company shall provide those services as part of the new (sub-)lease agreements to Purchaser or the relevant Designated Transferees on the same conditions that applied to the Business before the Closing Date.

9.7

Termination of Real Estate-related Contracts. Any Contracts between Siemens Group Companies and any Intracompany Arrangements relating to the occupation of premises by the Business shall be terminated as of the Closing Date, unless provided otherwise in this Article 9.

9.8	Third Party Consents. In case a Third Party Consent is required under this Article 9, Articles 6.2 and 6.3 shall apply accordingly, unless explicitly provided otherwise in this Article 9.

9.9

Separation and Relocation Expenses. Any costs for physical separations according to this Article 9 shall be borne by Seller, the relevant Transferor or the relevant other Siemens Group Company. If relocations are required for Purchaser or the relevant Designated Transferee according to this Article 9, Seller, the relevant Transferor or the relevant other Siemens Group Company shall bear the moving expenses; all other costs and expenses in connection with the relocation (including any fit-out costs) shall be borne by Purchaser or the relevant Designated Transferee.

Article 10 Transfer of Employment Relationships and Pension Obligations

10.1

Transfer of Employment Relationships. With effect as of the Closing Date, all employment relationships between Seller and the relevant Transferors on the one hand and the following employees and officers of Seller and the relevant Transferors on the other hand shall be transferred to Purchaser and/or the Designated Transferees in accordance with this Article 10 (or, in the case of employees and officers located in China, to the relevant Transferred Company in accordance with the Chinese Carve-out Agreements), in each case together with all rights and obligations pertaining to them:

10.1.1	the employees and officers of Seller and the Transferors listed in Annex 10.1; and

10.1.2

any employees and officers of Seller and the Transferors who are not listed in Annex 10.1, but who are exclusively or primarily employed in, pertaining to or allocable to the Transferred Business prior to the Closing Date, in each case including any such employees and officers who are hired by Seller or a Transferor between the Signing Date and the Closing Date, regardless of whether their employment relationships commence prior to, on or after the Closing Date, but excluding any such employees and officers whose employment relationships terminate on or prior to the Closing Date (collectively "Business Employees").

10.2	Transfer Mechanics.

10.2.1

Seller shall procure (steht dafür ein) that (i) any relocation (Versetzung) of employee or officer who is listed in Annex 10.1 to another business of the Siemens Group as a result of which his/her employment relationship does not transfer in accordance with applicable local Law on the Closing Date, (ii) any increase in the total number of Business Employees compared to the number of employees set out in Annex 10.1 or (iii) any increase of total target salary outside the ordinary course of business and not in line with past practice (i.e. an increase of the aggregate annual total target salary by more than three percent (3%)) compared to the costs described in Annex 10.1 will in each case only be made with the prior written approval of Purchaser. Until the Closing Date, Seller shall report to Purchaser any change to the initial list of the Business Employees attached hereto as Annex 10.1 within ten (10) Business Days after the end of each calendar month.

10.2.2

With effect as of the Closing Date, the Business Employees shall in general automatically transfer to Purchaser or the relevant Designated Transferees with their terms and conditions as existing on the Closing Date if and to the extent such automatic transfer takes place in accordance with applicable local Law. If and to the extent the employment relationships with any Business Employees do not automatically transfer to Purchaser or the relevant Designated Transferees under applicable local Law, Seller shall, and shall procure (steht dafür ein) that the relevant Transferors will, to the extent legally permissible, terminate the employment relationships with each of the respective Business Employees, and Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees will, offer employment relationships to each of the respective Business Employees on terms and conditions of employment which, in case of each individual Business Employee, are in the aggregate no less favorable than, those on which the respective Business Employee was employed by Seller or the relevant Transferor immediately prior to the Closing Date, subject to any agreement reached by Seller and/or the relevant Transferor with the competent unions and works councils or employee representatives, as the case may be, in accordance with Article 10.8, including with respect to pension and Retirement Benefits and acknowledgement of service periods. Seller, Purchaser, the relevant Transferor and/or the relevant Designated Transferee may also offer each relevant Business Employee, instead of such termination of the existing and conclusion of a new employment relationship, a contractual transfer of the respective employment relationship from Seller or the relevant Transferor to Purchaser or the relevant Designated Transferee by way of a tripartite agreement. Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees will, recognize, for each Business Employee, service earned up to the Closing Date with Seller or the relevant Transferor or any of their respective predecessors to the same extent recognized by the current employer for the purpose of calculating and vesting of benefits and entitlements based on service duration. Any severance payment due to the Business Employees as a compensation for not recognized years of service as a result of the termination and/or transfer of the respective employment relationship as set out in this Article 10.2.2 shall be for the account of Purchaser or the relevant Designated Transferee. Seller and Purchaser shall, and shall procure (stehen dafür ein) that the relevant Transferors and the relevant Designated Transferees will, use best efforts to ensure that as many Business Employees as possible accept the transfer, and shall inform the respective other Party without undue delay (unverzüglich) of any objections issued by any of the Business Employees against such transfer.

10.2.3	Those Business Employees in respect of which the employment relationships are transferred to, or new employment relationships are entered into with, Purchaser or the relevant Designated Transferees are collectively referred to in this Agreement as the "Transferred Employees".

10.2.4	Without undue delay (unverzüglich) after the Signing Date and to the extent required by applicable local Law, Seller and Purchaser shall, and shall procure (stehen dafür ein) that the relevant Transferors and the relevant Designated Transferees will, take all steps as are reasonably required under applicable local Law to effect the transfer of employment relationships, or the termination of existing and conclusion of new employment relationships or tripartite agreements, with the Business Employees, and cooperate, prepare and implement the transfer of the Transferred Employees in accordance with the terms and conditions of this Agreement, in particular,

(a)	make available to each other such information as is reasonably necessary to implement the transfer of the Business Employees;

(b)	jointly prepare and serve employee notification letters pursuant to Section 613a German Civil Code (BGB) for Business Employees in Germany (and equivalent provisions in other relevant jurisdictions, where applicable) in due time before the jointly expected Scheduled Closing Date;

(c)	support the transfer of the Business Employees, use best efforts to encourage them to transfer and abstain from any measure which might reasonably be expected to induce a Business Employee to object to the transfer or not to accept the termination and offer for employment by Purchaser or the relevant Designated Transferee, unless otherwise agreed between Seller and Purchaser with regard to any individual Business Employees;

(d)	cooperate in notifying the Business Employees and their representative bodies, unions and relevant other authorities of the transfer;

(e)	fully and timely comply with all applicable collective and individual obligations, including co-determination, consultation and information obligations applicable in the context of the transfer of the Business Employees;

(f)	cooperate in transferring, to the extent possible, the status as holder of the insurance policy (Versicherungsnehmer) or member company (Trägerunternehmen) to Purchaser or the relevant Designated Transferee for all Retirement Benefits financed by a third party under applicable Law in Germany (Unterstützungskasse, Direktversicherung, Pensionskasse, Pensionsfonds, etc.); and

(g)	take such other steps and actions as are reasonably required to support the transfer of the Business Employees.

10.3	Assumed Employment Liabilities

10.3.1	Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees will, assume on the Scheduled Closing Date with effect as of the Closing Date under full discharge of Seller and the relevant Transferors (im Wege der Vertragsübernahme mit schuldbefreiender Wirkung) all Liabilities of Seller and the relevant Transferors relating to the employment relationships of the Transferred Employees (collectively "Assumed Employment Liabilities"), including:

(a)	any Retirement Benefits;

(b)	any service anniversary awards (Jubiläumsleistungen);

(c)	any Liabilities arising from early partial retirement agreements (Altersteilzeit);

(d)	any Liabilities arising from open vacation entitlements;

(e)	any Liabilities arising from open overtime entitlements (only if existing and to the extent not paid out to the respective Transferred Employee);

(f)	any Liabilities arising from entitlements related to open balances of flextime accounts (Gleitzeitkonten) (only if existing and to the extent not paid out to the respective Transferred Employee);

(g)	any Liabilities arising from the EBC Schemes (as set out in Article 10.4);

(h)	[*******]

(i)	any Liabilities arising from Compensation Payments to Transferred Employees with regards to the IA and the STA which will be negotiated and entered into between Seller and Seller's joint works council between the Signing Date and the Closing Date as set out in Article 10.8.1 in order to pursue the transfer by operation of law in Germany; and

(j)	any Liabilities arising from variable payments (including "Jahreszahlung", "Tarifkreiserfolgskomponente", "Variables Zieleinkommen (VZE)" and/or "Short Term Incentive Plan for Senior Management", as the case may be) relating to the financial year ending on 30 September 2022 and, in case Closing only occurs after 1 October 2022, relating to the financial year ending on 30 September 2023 pro rata for the period commencing on 1 October 2022 and ending on the Closing Date; but in any event excluding

(k)	any payroll expenses due (fällig) and payable (zahlbar) prior to the Closing Date (other than severance or termination payments payable to any Transferred Employee due to the transfer of the employment relationship under this Agreement) including all wage tax liabilities thereon; and

(l)	any Liabilities which are settled by Seller, any Transferor or any other Siemens Group Company on or prior to the Closing Date.

The Assumed Employment Liabilities described under lit. (g) and (h) shall partially economically be borne by Seller in accordance with Articles 10.4 and 17.

For the avoidance of doubt, Purchaser and the Designated Transferees shall not assume any liabilities or otherwise bear any costs in relation to Business Employees who are not Transferred Employees.

10.3.2	Seller and the relevant Transferors shall be responsible, in full or pro rata, for any payments and liabilities in relation to the Transferred Employees attributable to the time period up to the Closing Date, including but not limited to all remuneration, benefits, holidays, severance and social security contribution.

10.4	Equity Based Compensation Schemes

10.4.1	Purchaser acknowledges that Seller and its Affiliates have implemented various group-wide equity based compensation schemes, namely stock awards, employee share purchase programs and phantom stocks (collectively "EBC Schemes") which apply to selected employees of Seller and its Affiliates (collectively "EBC Beneficiaries") in separate tranches each year and will continue to exist unexpired until the Closing Date. Under the regulations of the EBC Schemes, the EBC Beneficiaries will no longer be entitled to participate in the EBC Schemes following the Closing Date and will be entitled to compensation for the loss of share entitlements and any other benefits under the EBC Schemes ("Exit Compensation"). Seller and Purchaser agree that Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees and the relevant Transferred Companies will, pay the Exit Compensation to the relevant EBC Beneficiaries, and that Seller shall reimburse Purchaser for the costs of such Exit Compensation, as follows:

(a)	as soon as practically possible after the Closing Date, Seller shall prepare a reasonable estimate of the obligations of Purchaser, the relevant Designated Transferees and the relevant Transferred Companies to pay any Exit Compensation and provide this estimate to Purchaser no later than thirty (30) Business Days after the Closing Date;

(b)	Seller shall notify Purchaser of any obligations to pay any Exit Compensation within sixty (60) Business Days after the Closing Date. Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees and the relevant Transferred Companies will, provide all information and data necessary in this respect;

(c)	Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees and the relevant Transferred Companies will, pay the Exit Compensation to the EBC Beneficiaries as are notified to Purchaser by Seller within the timeframe notified by Seller to Purchaser, provided that Purchaser, the relevant Designated Transferees and the relevant Transferred Companies shall have at least thirty (30) Business Days' notice, or as soon as practicable thereafter;

(d)	Seller shall, within thirty (30) Business Days after receipt of a respective invoice from Purchaser and proof that payment has been made by Purchaser, the relevant Designated Transferees and/or the relevant Transferred Companies (i) to the EBC Beneficiaries (net of applicable Taxes, e.g., wage tax, church tax and social security contributions) and (ii) to the competent Tax Authorities the applicable Taxes in connection with the Exit Compensation, pay to Purchaser an amount equaling one hundred percent (100%) of the respective aggregate gross Exit Compensation notified pursuant to Article 10.4.1(b).

10.4.2	If and to the extent EBC Beneficiaries take part in the share matching plan "Basis Aktienprogramm" in Germany prior to the Closing Date and the respective purchase price for such shares is deducted by Purchaser, the relevant Designated Transferees and/or the relevant Transferred Companies from the participating EBC Beneficiaries' salaries after the Closing Date (as being in charge of such participating EBC Beneficiaries' payroll according to plan rules), Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees and the relevant Transferred Companies will, forward such retained salary amounts to Seller without undue delay (unverzüglich) upon receipt of a respective invoice from Seller.

10.5	Variable Payment Schemes

10.5.1	Purchaser acknowledges that Seller and its Affiliates have implemented various group-wide variable payment schemes, namely "Jahreszahlung", "Tarifkreiserfolgskomponente", "Variables Zieleinkommen (VZE)" and "Short Term Incentive Plan for Senior Management" (collectively "Variable Payment Schemes").

10.5.2	Purchaser acknowledges that the Variable Payment Schemes for the Transferred Employees will survive the Closing Date as part of the employment relationship. Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees and the relevant Transferred Companies will, execute the payments deriving from the Variable Payment Schemes if and to the extent such payments are attributable to the time period up to the Closing Date (e.g. to the financial year ending on 30 September 2022) (collectively "Variable Payments") as follows:

(a)	Seller shall, and shall procure (steht dafür ein) that the relevant Transferors will, notify Purchaser, the relevant Designated Transferees and the relevant Transferred Companies about any obligation to make any Variable Payment as soon as practicably possible, but in any event no later than ninety (90) Business Days after 30 September 2022;

(b)	Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees and the relevant Transferred Companies will, provide all information and data necessary in this respect; and

(c)	Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees and the relevant Transferred Companies will, make the Variable Payments (i) to the Transferred Employees (net of applicable Taxes, e.g., wage tax, church tax and social security contributions) and (ii) to the competent Tax Authorities the applicable Taxes in connection with the Variable Payments, as are notified to them by Seller and/or the relevant Transferors within the timeframe notified by Seller and/or relevant Transferors, provided that Purchaser, the relevant Designated Transferees and the relevant Transferred Companies shall have at least thirty (30) Business Days' notice, or as soon as practicable thereafter.

10.6	Pensions

10.6.1	The "Pension Deficit Amount" shall be the aggregate of (i) the DB Pension Deficit Amount plus (ii) the Other Pension Deficit Amount.

10.6.2	In this Agreement,

(a)	"DB Pension Deficit Amount" shall mean an amount equaling the DB Pension Liabilities Amount minus the DB Cash Funding Amount.

(b)	"Other Pension Deficit Amount" shall mean a fixed amount of EUR 10,882 (in words: Euro ten thousand eight hundred eighty-two).

(c)	"DB Pension Liabilities Amount" shall mean the aggregate amount of Pension Liabilities owed as of the Effective Date to the German Transferred Employees from all Retirement Benefit Arrangements other than Retirement Benefit Arrangements with the name "Siemens Deferred Compensation Program".

(d)	"DB Cash Funding Amount" shall mean an amount equaling eighty-seven point eighteen percent (87.18%) of the DB Pension Liabilities Amount.

The DB Pension Liabilities Amount shall be (i) determined based on the data of the Transferred Employees and (ii) calculated using the Relevant Accounting Principles on the basis of a roll-forward approach based on (a) the most recent audited consolidated annual financial statements of the Siemens Group available at the Closing Date and (b) the discount rates applicable on the Closing Date.

10.6.3	Prior to the Closing Date, Seller shall prepare a reasonable good faith estimate of the Pension Deficit Amount ("Estimated Pension Deficit Amount") and provide this reasonable good faith estimate to Purchaser as part of the written statement of the Preliminary Purchase Price pursuant to Article 15.3.1.

10.6.4	Seller shall notify Purchaser of its calculation of the definitive Pension Deficit Amount as soon as practically possible after the Closing Date. Sections 3 through 7 of Annex 15.4.1-1 shall apply accordingly for the determination of the Pension Deficit Amount by Seller, the review of the Pension Deficit Amount by Purchaser and any disagreement or dispute regarding the Pension Deficit Amount between Seller and Purchaser.

10.6.5	Seller and Purchaser shall, and shall procure (stehen dafür ein) that the relevant Transferors, the relevant Designated Transferees and the relevant Transferred Companies will, take all such steps that are provided for in, or reasonably required to implement, the pension concept attached hereto as Annex 10.6.5 ("Pension Concept") with effect as of the Closing Date.

10.6.6	Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees will, use any transferred Pension Assets solely for the purpose of funding the Pension Liabilities.

10.7	Compensation for Jubilee Benefits

Purchaser acknowledges that a joint works agreement on employee jubilees (Gesamtbe-triebsvereinbarung zum Mitarbeiter-Jubiläum) ("Jubilee Works Agreement") applies to the Business Employees of Seller in Germany. Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees and the relevant Transferred Companies will, commit to any eligible Transferred Employees to assume all obligations deriving from the Jubilee Works Agreement and continue to grant to any eligible Transferred Employees all benefits under the Jubilee Works Agreement. Instead of granting shares in Seller, Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees and the relevant Transferred Companies will, pay the equivalent amount specified in the Jubilee Works Agreement in cash (i) to any eligible Transferred Employees (net of applicable Taxes; e.g., wage tax, church tax and social security contributions) and (ii) to the competent Tax Authority the applicable Taxes in connection with payments under the Jubilee Works Agreement.

10.8	Reconciliation of Interests and Social Transfer Agreement. [******]

Article 11 Transfer of Litigation

11.1	Business Litigations. Seller and the relevant Transferors shall remain a party to any court or administrative proceedings, including litigation, arbitral proceedings and opposition, which arise from the Business and are pending on the Closing Date (collectively "Business Litigations") unless (i) the replacement of Seller or the relevant Transferor by Purchaser or the relevant Designated Transferee as party to the Business Litigation occurs by operation of law and does not require a Third Party Consent or (ii) Seller and Purchaser agree otherwise in writing.

11.2	Economic Transfer of Business Litigations. Provided the Business Litigation was not transferred to Purchaser or the relevant Designated Transferee as of the Closing Date, Seller and Purchaser shall put each other into an economic position as if the Business Litigation had been transferred by Seller or the relevant Transferor to Purchaser or the relevant Designated Transferee on the Closing Date. This obligation includes (i) Purchaser's or the relevant Designated Transferee's obligation to indemnify Seller or the relevant Transferor for any external costs related to the Business Litigation, e.g. costs for outside legal counsel and other experts employed in the Business Litigation, as well as for any financial impact of the final decision of the Business Litigation and settlement or compromise, as well as (ii) Seller's or the relevant Transferor's obligation to pass on any benefit resulting from a Business Litigation to Purchaser or the relevant Designated Transferee, including any payments on judgments, awards and settlements in favor of Seller or the relevant Transferor and any rights for reimbursement of costs.

11.3	Conduct of Business Litigations. Seller or the relevant Transferor shall inform Purchaser or the relevant Designated Transferee about all relevant matters in respect of each Business Litigation without undue delay (unverzüglich). Seller or the relevant Transferor shall grant Purchaser or the relevant Designated Transferee the right to make all decisions relating to Business Litigations and to instruct the lawyers representing Seller or the relevant Transferor in the Business Litigations. Except for informing Purchaser or the relevant Designated Transferee, formally introducing Purchaser's or the relevant Designated Transferee's statements into the Business Litigations and reasonably cooperating with Purchaser, the relevant Designed Transferee or the relevant other Purchaser Group Company, Seller and the relevant Transferor shall be under no obligation to perform any work on the Business Litigations. If and to the extent a Business Litigation may affect other businesses of Seller, the relevant Transferor or any other Siemens Group Company, than Purchaser or the relevant Designated Transferee shall reasonably cooperate with Seller, the relevant Transferor or the relevant other Siemens Group Company and reasonably consider Seller's, the relevant Transferor's or the relevant other Siemens Group Company's interest when conducting the relevant Business Litigation.

11.4	Litigations arising after Closing Date. Articles 11.1 to 11.3 shall apply accordingly to any court or administrative proceedings, including litigation, arbitral proceedings and opposition, which arise from the Transferred Business and to which Seller, a relevant Transferor or any other Siemens Group Company becomes a party after the Closing Date.

11.5	No extension of Assumed Liabilities. Notwithstanding anything to the contrary above, nothing in this Article 11 requires Purchaser or any Designated Transferee to assume any Liabilities, or to pay or indemnify Seller or any Transferor in respect of any costs or other amounts in relation to any Liabilities, which are not assumed, to be paid or to be indemnified pursuant to other provisions of this Agreement.

Article 12 Transfer of Permits

12.1	Required Permits. Seller and Purchaser shall, and shall procure (stehen dafür ein) that the relevant Transferors, the relevant Designated Transferees and the relevant Transferred Companies will, use best efforts in identifying all permits, type approvals, licenses, consents, approvals, certificates, qualifications, quality standards, specifications, registrations or other authorizations or filings of a notification, reports or assessments as required or requested by any Governmental Authority, which Purchaser, the relevant Designated Transferees and the relevant Transferred Companies will require to conduct the Business after the Closing Date in addition to those listed in Annex 12.1 (collectively "Required Permits").

12.2	Transferred Permits. Seller hereby sells and undertakes to transfer with effect in rem (mit dinglicher Wirkung) as of the Closing Date, and shall procure (steht dafür ein) that the relevant Transferors will sell and transfer with effect in rem (mit dinglicher Wirkung) as of the Closing Date, to Purchaser and/or the relevant Designated Transferees all legally transferable Required Permits held by Seller and the relevant Transferors and exclusively pertaining to the Business as of the Closing Date, in any event excluding Export Licenses and Customs Authorizations (collectively "Transferred Permits"). Purchaser hereby accepts such sale of the Transferred Permits and undertakes to accept such transfer of the Transferred Permits, and shall procure (steht dafür ein) that the relevant Designated Transferees will accept such sale and transfer of the Transferred Permits.

12.3	New Permits. Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees and the relevant Transferred Companies will, take, without undue delay (unverzüglich) and at their own costs, all necessary actions, irrespective of whether imposed by applicable Law or lawfully required by a Governmental Authority or any other person, to obtain all other Required Permits. Seller shall, and shall procure (steht dafür ein) that the relevant Transferors will, use commercially reasonable efforts to assist in obtaining such other Required Permits.

12.4	Export Licenses, Customs Authorizations. Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees and the relevant Transferred Companies will, apply for new

12.4.1	licenses granted by public authorities for (i) the export, transfer, transit or reexport of goods, technology and software, (ii) the performance of technical assistance or provision of other services (e.g. brokering) and (iii) any other action or omission in connection with a cross-border business relationship or any other business relationship that by applicable Law requires a license for export control reasons (collectively "Export Licenses"); and

12.4.2	authorizations granted by customs authorities for the use of specific facilitations for imports and exports, temporary imports, customs proceedings with commercial relevance, utilization of preferences and payment of customs duties (collectively "Customs Authorizations");

in each case regarding the Business pursuant to the relevant local Laws and the (re-)export control regulations of the European Union and the United States of America on its own behalf and account. Purchaser shall not, and shall procure (steht dafür ein) that the relevant Designated Transferees and the relevant Transferred Companies will not, use any Export Licenses or Customs Authorizations held by Seller, any Transferors or any other Siemens Group Companies. Seller shall, and shall procure (steht dafür ein) that the relevant Transferors will, use commercially reasonable efforts to support Purchaser, the relevant Designated Transferees and the relevant Transferred Companies in obtaining the required Export Licenses and Customs Authorizations.

Article 13 Update of Annexes, Wrong Pocket

13.1	Final Annexes. As soon as possible, but at the latest within two (2) months, after the Closing Date, Seller and Purchaser shall replace the Annexes of this Agreement which determine the scope of the Transferred Business and have a reference date prior to the Closing Date (collectively "Initial Annexes") by updated Annexes having a reference date as of the Closing Date (collectively "Final Annexes"). In case of any discrepancy between the Initial Annexes and the Final Annexes, the Final Annexes shall prevail. Any failure to replace, or any delay in replacing, the Initial Annexes shall not affect the effectiveness of this Agreement and the transactions contemplated herein.

13.2	Wrong Pocket

13.2.1	If any asset or liability not being part of the Business has been transferred to Purchaser or a Designated Transferee in error, i.e. in deviation from what is agreed in this Agreement, Purchaser shall, or shall procure (steht dafür ein) that the relevant Designated Transferee will, transfer (in each case including the execution and implementation of any required transfer documents), at no cost, such asset or liability without undue delay (unverzüglich) to Seller or the relevant Transferor, and Seller shall, or shall procure (steht dafür ein) that the relevant Transferor will, accept such transfer.

13.2.2	If any asset or liability being part of the Business has been retained by Seller or a relevant Transferor in error, i.e. in deviation from what is agreed in this Agreement, Seller shall, or shall procure (steht dafür ein) that the relevant Transferor will, transfer (including the execution and implementation of any required transfer documents), at no cost, such asset or liability without undue delay (unverzüglich) to Purchaser or the relevant Designated Transferee, and Purchaser shall, or shall procure (steht dafür ein) that the relevant Designated Transferee will, accept such transfer.

13.2.3

Any transfer in accordance with Article 13.2.1 or 13.2.2 shall include any benefits, costs and losses from holding the respective asset or liability after the Closing Date and Seller and Purchaser shall, and shall procure (stehen dafür ein) that the relevant Transferors and the relevant Designated Transferees will, put each other in a position as if the respective transfer had not occurred (in case of Article 13.2.1) or occurred (in case of Article 13.2.2) as of the Closing Date. If the respective asset or liability has been transferred to a third party after the Closing Date or otherwise cannot be transferred in accordance with Article 13.2.1 or 13.2.2, Seller and Purchaser shall put each other economically in a position as if the respective transfer had not occurred (in case of Article 13.2.1) or occurred (in case of Article 13.2.2) as of the Closing Date.

13.2.4

Any claims under Articles 13.2.1 through 13.2.3 shall become time-barred two (2) years after the Closing Date. The indemnification obligations pursuant to Article 14 shall remain unaffected by Articles 13.2.1 through 13.2.4.

13.2.5

Seller and Purchaser shall procure (stehen dafür ein) that until two (2) years after the Closing Date any payments in relation to the Business which were received by the respective Party or its Affiliates but belong to the respective other Party or its Affiliates are forwarded at least once a month to the respective other Party in the respective currency.

Article 14 Transfer of Title to the Transferred Business

14.1	Local Transfer Agreements

14.1.1

Seller and the relevant Transferors shall transfer title to the Transferred Shares not by this Agreement, but by a separate Chinese law equity transfer agreement, a draft of which is attached hereto as Annex 14.1.1 ("Local Share Transfer Agreement") which shall be adjusted (i) to reflect, except if and to the extent required otherwise by mandatory local Law, the terms of this Agreement and (ii) to reflect mandatory local Law applicable to the transfer of the Transferred Shares as well as the customary local form for Chinese law equity transfer agreements of this nature.

14.1.2

Seller and the relevant Transferors shall transfer title to the Transferred Business (other than the Transferred Shares) not by this Agreement, but by separate local asset transfer agreements, a draft of which is attached hereto as Annex 14.1.2 (collectively "Local Asset Transfer Agreements") which shall be governed by the laws of the applicable jurisdictions and adjusted (i) to reflect, except if and to the extent required otherwise by mandatory local Law, the terms of this Agreement and (ii) to reflect mandatory local Law applicable to the transfer of the respective parts of the Transferred Business (other than the Transferred Shares) as well as the customary local form for local asset transfer agreements of this nature.

14.1.3

The Local Share Transfer Agreement and the Local Asset Transfer Agreements (collectively "Local Transfer Agreements") shall also provide for the sale (Verkauf or equivalent concept under local Law) of the respective parts of the Transferred Business if and to the extent applicable local Law requires such sale to be agreed between Seller and/or the relevant Transferor on the one hand and Purchaser and/or the relevant Designated Transferee on the other hand.

14.1.4

Seller shall, and shall procure (steht dafür ein) that the relevant Transferors will, and Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees will, execute the Local Transfer Agreements on or prior to the Scheduled Closing Date.

14.1.5

Other than in accordance with Articles 14.1.1 through 14.1.4, the Local Transfer Agreements shall not impose any additional rights and obligations on the respective parties. In the event of any conflict between this Agreement and the Local Transfer Agreements, the provisions of this Agreement shall prevail, except if and to the extent required otherwise by mandatory Law. Seller and Purchaser shall procure (stehen dafür ein) that any dispute arising out of, or in connection with, any of the Local Transfer Agreements between the respective parties to the relevant Local Transfer Agreement will be resolved exclusively between Seller and Purchaser and only in accordance with the terms and conditions of this Agreement, as if the relevant Local Transfer Agreement had been concluded directly between Seller and Purchaser. Seller and Purchaser shall indemnify and hold harmless the respective other Party from any Liabilities, costs or expenses incurred by the respective other Party or any of its Affiliates in connection with any dispute pursued locally, except for any dispute regarding claims for specific performance (Erfüllungsansprüche) raised under any of the Local Transfer Agreements.

14.2

Consummation of Transfer. Except as expressly provided otherwise in this Agreement, e.g. in cases in which Third Party Consent is required, in which case the respective provisions on dealing with Third Party Consents shall apply, Seller and Purchaser shall, and shall procure (stehen dafür ein) that the relevant Transferors and the relevant Designated Transferees will, do all acts, and sign, execute and deliver all documents, which are necessary to effect the transfer of Seller's and the relevant Transferors' right, title and interest in the Transferred Business to Purchaser and the relevant Designated Transferees in accordance with the terms and conditions of this Agreement.

14.3

Sanctions and Export Control Laws Assessment. Seller and Purchaser undertake to jointly assess whether any sanctions and/or export control Laws affect the transfer of (i) parts of the Transferred Business (not including the Nuremberg Assets) as soon as reasonably possible after the Signing Date, and in any event in due time before the jointly expected Scheduled Closing Date, and (ii) the Nuremberg Assets in due time before the Nuremberg Assets Transfer Date. If Seller or Purchaser concludes that sanctions and/or export control Laws affect the transfer of parts of the Transferred Business, Seller and Purchaser shall in good faith discuss and agree on an economically reasonable solution which reasonably reflects their economic intentions while avoiding a violation of the respective sanctions and/or export control Laws.

14.4

Condition Precedent. Seller and Purchaser agree that any transfer of title or ownership rights, any assignment of rights, any assumption of Liabilities and Contracts and any license grant from Seller and/or any Transferor to Purchaser and/or any Designated Transferee provided for under this Agreement shall be subject to the condition precedent (aufschiebende Bedingung) that all Closing Conditions have been fulfilled or duly waived by the respective authorized Parties and all Closing Date Actions have been performed or duly waived by the respective authorized Parties in accordance with this Agreement.

14.5

Possession. On the Scheduled Closing Date, Seller shall, and shall procure (steht dafür ein) the relevant Transferors will, grant to Purchaser and the relevant Designated Transferees possession of the movable tangible assets sold pursuant to this Agreement. To the extent that granting possession to Purchaser or any relevant Designated Transferees requires transportation and/or shipment of individual movable tangible assets to Purchaser or the relevant Designated Transferees, such transportation and/or shipment shall be organized and carried out by, and occur at the risk of, Purchaser or the relevant Designated Transferee, but at equal cost of Seller or the relevant Transferor (fifty percent (50%)) on the one hand and Purchaser or the relevant Transferee (fifty percent (50%)) on the other hand, unless such transportation and/or shipment takes place to a location specifically requested by Purchaser or the relevant Designated Transferee, in which case such transportation and/or shipment shall be at the sole cost of Purchaser or the relevant Designated Transferee. To the extent that Purchaser or any relevant Designated Transferees do not obtain possession of individual movable tangible assets on the Scheduled Closing Date, the transfer of possession required to complete the transfer of title shall be replaced by the agreement that such assets shall be kept by Seller and/or the relevant Transferors as from the Scheduled Closing Date in safe custody for Purchaser and/or the relevant Designated Transferees. To the extent that on the Scheduled Closing Date individual movable tangible assets are within the possession of third parties, the transfer of possession required to complete the transfer of title shall be replaced by Seller's and/or the relevant Transferors' assignment of their claim of repossession (Abtretung des Herausgabeanspruchs) to Purchaser and/or the relevant Designated Transferees.

Article 15 Purchase Price

15.1

Purchase Price. The purchase price for the Transferred Business ("Purchase Price") to be paid by Purchaser (also on behalf of the relevant Designated Transferees) to Seller (also on behalf of the relevant Transferors) shall be the aggregate of:

15.1.1	a fixed amount of EUR 187,870,000 (in words: Euro one hundred and eighty-seven million, eight hundred and seventy thousand);

15.1.2	plus the combined amount of Cash of the Transferred Business on the Effective Date determined in accordance with Article 15.2 on the basis of the Final Effective Date Statement;

15.1.3	minus the combined amount of Debt of the Transferred Business on the Effective Date as determined in accordance with Article 15.2 on the basis of the Final Effective Date Statement;

15.1.4

plus the amount, if any, by which the combined amount of Working Capital of the Transferred Business on the Effective Date determined in accordance with Article 15.2 on the basis of the Final Effective Date Statement exceeds [******];

15.1.5

minus the amount, if any, by which the combined amount of Working Capital of the Transferred Business existing on the Effective Date as determined in accordance with Article 15.2 on the basis of the Final Effective Date Statement falls below [******] and

15.1.6	minus the Pension Deficit Amount (as set out in Article 10.6.1).

15.2	Calculation of Purchase Price, Certain Definitions.

15.2.1	For purposes of calculating and determining the Purchase Price, the definitions and provisions set forth in Annex 15.2 shall apply.

15.2.2

"Cash" shall mean any of the items identified as "Cash" in Annex 15.2, combined with respect to the Transferred Business and calculated in accordance with the Relevant Accounting Principles, but shall not include (i) any Taxes, except to the extent related to the Transferred Companies as explicitly included in the Cash pursuant to Annex 15.2, or (ii) any Pension Assets (including the German DB Cash Funding Amount).

15.2.3

"Debt" shall mean any of the items identified as "Debt" in Annex 15.2 (including the specific debt-like items identified therein), combined with respect to the Transferred Business and calculated in accordance with the Relevant Accounting Principles, but shall not include (i) any Taxes, except to the extent related to the Transferred Companies as explicitly included in the Debt pursuant to Annex 15.2, (ii) any Pension Liabilities or (iii) any Liabilities or provisions related to the EBC Schemes, the STA, the IA, [******]

15.2.4

"Working Capital" shall mean any of the items identified as "Working Capital" in Annex 15.2, combined with respect to the Transferred Business and calculated in accordance with the Relevant Accounting Principles, but shall not include (i) any Cash items, (ii) any Debt items, (iii) any Taxes, except to the extent to be explicitly included in the Working Capital pursuant to Annex 15.2, (iv) any Pension Assets (including the German DB Cash Funding Amount), (v) any Pension Liabilities or (vi) any Liabilities or provisions related to the EBC Schemes, the STA, the IA, [******]

15.3	Preliminary Purchase Price

15.3.1

No later than eight (8) Business Days prior to the Scheduled Closing Date, Seller shall deliver to Purchaser a written statement of Seller's reasonable good faith estimate of the Purchase Price ("Preliminary Purchase Price"), including Seller's reasonable good faith estimate of the combined amounts of Cash, Debt and Working Capital and the Estimated Pension Deficit Amount.

15.3.2	The estimates of the amounts relevant for calculating the Preliminary Purchase Price shall be based on the Relevant Accounting Principles, unless explicitly otherwise provided in this Agreement.

15.3.3

The notification of the foregoing estimates shall include reasonable documentation and details supporting such estimates. Until and including the fourth (4th) Business Day prior to the Scheduled Closing Date, Purchaser may comment on Seller's estimates. Seller shall cooperate in good faith with Purchaser to review such comments, provided, however, that in the absence of manifest error, the amounts notified by Seller to Purchaser pursuant to Article 15.3.1 shall prevail.

15.3.4	The payment of the Preliminary Purchase Price shall become due (fällig) and payable (zahlbar) on the Scheduled Closing Date.

15.3.5

If payment by Purchaser on behalf of a Designated Transferee to Seller on behalf of a Transferor is not legally permissible in the jurisdiction concerned, (i) the respective portion of the Preliminary Purchase Price shall be paid directly by the relevant Designated Transferee to the relevant Transferor and (ii) the amount of the Preliminary Purchase Price to be paid directly by Purchaser to Seller shall be adjusted accordingly.

15.4	Final Purchase Price

15.4.1

Following the Closing Date, Seller and Purchaser shall finally determine the combined amounts of Cash, Debt and Working Capital as well as the resulting amount of the Purchase Price ("Final Purchase Price"), in accordance with the process described in Annex 15.4.1-1.

15.4.2

Upon the latest of (i) the Effective Date Statement becoming binding on Seller and Purchaser in accordance with Annex 15.4.1-1 and (ii) the Pension Deficit Amount becoming binding on Seller and Purchaser pursuant to Article 10.6, any difference between the Final Purchase Price and the Preliminary Purchase Price ("Purchase Price Adjustment Amount") shall be settled as follows:

(a)

In the event that a Purchase Price Adjustment Amount shall be in favor of Seller, Purchaser (also on behalf of the relevant Designated Transferees) shall pay to Seller (also on behalf of the relevant Transferors) such Purchase Price Adjustment Amount plus interest on such amount at a per annum rate of 100 (in words: one hundred) basis points over EURIBOR as from and including the Closing Date until, but not including, the day of payment, by wire transfer into Seller's Account.

(b)

In the event that a Purchase Price Adjustment Amount shall be in favor of Purchaser, Seller (also on behalf of the relevant Transferors) shall pay to Purchaser (also on behalf of the relevant Designated Transferees) such Purchase Price Adjustment Amount plus interest on such amount at a per annum rate of 100 (in words: one hundred) basis points over EURIBOR as from and including the Closing Date until, but not including, the day of payment, by wire transfer into Purchaser's Account.

(c)

Any payment of a Purchase Price Adjustment Amount shall become due (fällig) and payable (zahlbar) ten (10) Business Days after the latest of (i) the Effective Date Statement becoming binding on Seller and Purchaser in accordance with Annex 15.4.1-1, and (ii) the Pension Deficit Amount becoming binding on Seller and Purchaser pursuant to Article 10.6.

(d)

If payment by Purchaser on behalf of a Designated Transferee to Seller on behalf of a Transferor, or payment by Seller on behalf of a Transferor to Purchaser on behalf of a Designated Transferee, as the case may be, is not legally permissible in the jurisdiction concerned, (i) the respective portion of the Purchase Price Adjustment Amount shall be paid directly by the relevant Designated Transferee to the relevant Transferor, or the relevant Transferor to the relevant Designated Transferee, as the case may be, and (ii) the amount of the Purchase Price Adjustment Amount to be paid directly by Purchaser to Seller, or Seller to Purchaser, as the case may be, shall be adjusted accordingly.

15.5	Model Calculation. Purely for illustrative purposes, Annex 15.5 contains a model calculation of the Purchase Price.

15.6	Seller's and Purchaser's Account

15.6.1

All payments owed to Seller and/or the Transferors under or in connection with this Agreement shall be paid free of costs and charges in immediately available funds by wire transfer to the following bank account of Seller ("Seller's Account"):

IBAN: [******]

BIC: [******]

Bank: [******]

15.6.2

All payments owed to Purchaser and/or the Designated Transferees under or in connection with this Agreement shall be paid free of costs and charges in immediately available funds by wire transfer to a bank account of Purchaser ("Purchaser's Account") to be notified by Purchaser to Seller in writing in advance of the applicable payment.

15.7	Purchase Price Allocation

15.7.1

Subject to further adjustments under Articles 15.4, 23.6 or 28.5, Seller and Purchaser have agreed on an allocation of the Purchase Price to Seller and the Transferors on the one hand and Purchaser and the Designated Transferees on the other hand to the extent set out in Annex 15.7.1.

15.7.2	Any adjustments to the Purchase Price shall, subject to Article 15.7.3, be made as follows:

(a)	if it is specifically referable to Seller or a particular Transferor, it shall so far as possible adjust the portion of the Purchase Price allocated to Seller or that particular Transferor;

(b)

otherwise, it shall adjust the allocation of the Purchase Price as Seller and Purchaser agree to be appropriate under the relevant circumstances; in the absence of such agreement, the Purchase Price allocated to Seller and the Transferors shall be adjusted pro rata.

15.7.3

If any adjustment to the Purchase Price would in either case reduce the portion of the Purchase Price allocated to Seller or a particular Transferor to less than EUR 1 (in words: Euro one) or one (1) unit of any relevant other currency, as the case may be, then such payment or adjustment shall be made as follows:

(a)

If a reduction of the portion of the Purchase Price to less than EUR 1 (in words: Euro one) or one (1) unit of the relevant other currency, as the case may be, is legally permissible in the jurisdiction concerned, the portion of the Purchase Price allocated to Seller or that particular Transferor shall be reduced accordingly, i.e. to less than EUR 1 (in words: Euro one) or to less than one (1) unit of the relevant other currency, as the case may be; or

(b)

If a reduction of the portion of the Purchase Price to less than EUR 1 (in words: Euro one) or to less than one (1) unit of the relevant other currency, as the case may be, is not legally permissible in the jurisdiction concerned,

(i)

the portion of the Purchase Price allocated to Seller or that particular Transferor shall be reduced to EUR 1 (in words: Euro one) or to one (1) unit of the relevant other currency, as the case may be; and

(ii)

the balance shall adjust the portion of the Purchase Price allocated as Seller and Purchaser agree to be appropriate under the relevant circumstances; in the absence of such agreement, the adjustment of the allocation of the Purchase Price to Seller and the other Transferors shall be determined by Seller in its sole discretion.

15.8	Tax Withholding on behalf of Seller's Taxes

15.8.1

If and to the extent a payment to be made by Purchaser or any Designated Transferee under or in connection with this Agreement is subject to any withholding or deduction of Tax owed and payable by Seller or any Transferor to a Tax Authority under applicable Law as a direct result of the transactions contemplated by this Agreement, Purchaser and the relevant Designated Transferees shall (i) be entitled to withhold and deduct such Tax in the minimum amount as required to be deducted and withheld, under applicable Law or according to a Tax assessment notice or payment request issued by a Tax Authority, (ii) inform Seller and the relevant Transferor in writing about any required withholding within twenty (20) Business Days after the Signing Date, specifying in reasonable details the amounts, rates and Laws under which the withholding is required, (iii) when due pay the amounts deducted or withheld to the competent Tax Authority in a timely manner and (iv) pay out the net amount of the payment to Seller or the relevant Transferor after the deduction or withholding has been made, provided that such withholding or deduction (y) cannot be avoided or made in a lower amount (e.g. by observing reasonable formal procedures available to this effect under applicable Law), and (z) is not caused or increased by any act or omission of any person other than Seller or the relevant Transferor except if the act or omission was required by applicable Law or in accordance with this Agreement.

15.8.2

All amounts withheld or deducted and paid to the competent Tax Authority by Purchaser and the relevant Designated Transferees in accordance with Article 15.8.1 shall be treated for all purposes of this Agreement as having been paid to Seller or the relevant Transferors, to the extent that Purchaser or the relevant Designated Transferees have provided without undue delay (unverzüglich) documentation evidencing the amounts withheld or deducted and paid to the competent Tax Authority, in particular any documentation provided for in this respect under applicable Law, including but not limited to original withholding tax certificates.

15.8.3

Upon Seller's written request, at Seller's cost and as per Seller's instructions, Purchaser or the relevant Designated Transferee shall seek legal remedy available against any order, judgement or other act giving rise to Purchaser's or the relevant Designated Transferee's obligation to conduct a withholding or deduction in accordance with Article 15.8.1.

Article 16 Release of Securities

16.1	Certain Definitions. In this Agreement:

16.1.1

"Securities" shall mean all bonds, surety bonds, guarantees, guarantees for the due performance of contractual obligations, suretyships, parent company guarantees, letters of comfort, (standby) letters of credit, letters of support or other securities of any kind, in each case issued in favor of customers, consortium partners, banks, insurance companies, financial institutions or other third parties, which banks, insurance companies, financial institutions, Seller or other Siemens Group Companies have issued in respect of the Transferred Business until the Signing Date, an exhaustive list of which is attached hereto as Annex 16.1, or may issue until the Closing Date in respect of the Transferred Business, subject to Purchaser's prior written consent (except for the Letters of Support) if the volume of the Securities exceeds EUR 100,000 (in words: Euro one hundred thousand) in the aggregate, such consent not to be unreasonably withheld, conditioned or delayed;

16.1.2

"Security Charges" shall mean all present and future actual and contingent obligations and liabilities of Seller or other Siemens Group Companies to pay interest, fees, costs or expenses in connection with a Security to the issuer of a Security, including to Seller or other Siemens Group Companies being the issuer;

16.1.3	"Security Related Contract" shall mean any contract or arrangement in connection with, or relating to, any Security; and

16.1.4

"Security Liability" shall mean collectively all present and future actual and contingent obligations and liabilities of Seller or other Siemens Group Companies under or in connection with the Securities, the Security Related Contracts and the Security Charges.

16.2

Assumption of Securities. As of the Closing Date, Purchaser hereby assumes with full discharge (im Wege der befreienden Schuldübernahme) of Seller and the relevant other Siemens Group Companies all Security Liability. Purchaser shall procure (steht dafür ein) that within six (6) months after the Closing Date ("Security Liability Release Period"), (i) Seller and the relevant other Siemens Group Companies are fully released from any Security Liability by providing replacement securities to the third parties to which the Securities have been issued (collectively "Security Beneficiaries") or otherwise and (ii) in each case any documents or instruments evidencing that the Securities are returned by the Security Beneficiaries to Seller or the relevant other Siemens Group Companies, as the case may be; it being understood that Purchaser's obligation to procure such release from any Security Liability and the obligation to return such documents and instruments shall continue to exist after the Security Liability Release Period to the extent such release has not yet been achieved by the end of the Security Liability Release Period. As from the Closing Date, Purchaser shall be jointly and severally liable for, and shall indemnify and hold harmless Seller and the relevant other Siemens Group Companies as third party beneficiaries from, any Security Liability.

16.3

Charges for the Securities. As from the Closing Date until and including the date on which Seller and all other Siemens Group Companies are fully released by the relevant Security Beneficiaries from any Security Liability and all documents or instruments evidencing the Securities are returned by the Security Beneficiaries to Seller and the relevant other Siemens Group Companies, Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees and the relevant Transferred Companies will, satisfy any and all obligations, including any payment obligations and any Security Charges, arising out of, or in connection with, any Securities and any Security Related Contracts within ten (10) Business Days of the date of receipt of an invoice, but excluding any interest, fees, costs or expenses payable to the Seller or another Siemens Group Company in connection with a Security, which Seller hereby waives and shall procure (steht dafür ein) that any other relevant Siemens Group Company will waive.

16.4

No Further Obligations. As of the Closing Date, neither Seller nor any other Siemens Group Companies shall have any obligation to provide new Securities or extend, increase or otherwise modify any existing Securities nor to assume or extend any obligations or liabilities in connection with any of the Securities.

16.5

Chinese Letters of Support. Purchaser is aware that Chinese NewCo will enter into several guarantee facility agreements with banks, financial institutions or insurance companies for the issuance of Securities (collectively "Security Providers"). Purchaser is further aware that (i) such guarantee facility agreements will be secured by global letters of support (collectively "Letters of Support") which will be issued by Seller and (ii) such Letters of Support will terminate two (2) months after the Closing Date. Purchaser acknowledges that after the termination of the Letters of Support, Chinese NewCo may be obliged under the guarantee facility agreements to provide to the Security Providers cash collateral or other security in order to secure the exposure of the Security Providers under the relevant guarantee facility agreements.

16.6

Time Limitation. Any claims arising under this Article 16 shall become time-barred (verjährt) not earlier than the date on which the corresponding claim under the Security and the Security Related Contract becomes time-barred (verjährt).

Article 17 Retention Bonus Plan

17.1	[******]

17.2	[******]

17.3	[******]

17.4	[******]

17.5	[******]

17.6	[******]

Article 18 Transitional Services

18.1	Transitional Services. Seller, certain Transferors and/or certain other Siemens Group Companies on the one hand and Purchaser, certain Designated Transferees and/or certain Transferred Companies on the other hand will at the latest on the Scheduled Closing Date or as explicitly provided otherwise in this Agreement enter into transitional service agreements (collectively "TSAs") for the continuation of certain services if and to the extent requested by Purchaser for certain defined periods after the Closing Date. The TSAs are, or shall be based on the standard form of Transitional Service Agreement Terms and Conditions attached hereto as Annex 18.1 ("TSA T&Cs"), and the exact scope and exact periods of such transitional services shall be negotiated and agreed in good faith by Seller and Purchaser between the Signing Date and the Scheduled Closing Date, in each case provided that the transitional services shall at the request of Purchaser cover all services provided to the Business prior to the Closing Date, to the extent the provision of such transitional services is (i) commercially reasonably necessary for the continuation of the Business in accordance with past practice as well as (ii) technically and legally possible. If Seller or the relevant Transferor or Siemens Group Company ceases to provide services under a TSA prior to the expiry date of such TSA, for example due to a change in the IT landscape of Siemens Group as referred to in section 4.5 of the TSA T&Cs, Seller will at the request of Purchaser procure that a replacement TSA is entered into under which Seller (or the relevant Transferor or Siemens Group Company) agrees to provide replacement transitional services which are (i) as equivalent as reasonably possible to the services provided under the original TSA as well as (ii) technically and legally possible.

18.2	Migration. Purchaser acknowledges that Seller, the relevant Transferors and the relevant other Siemens Group Companies offer the transitional services only for the transitional periods set forth in the respective TSAs and that the transitional services will as a general rule be provided at Purchaser's request for a period of up to [******] after the Closing Date ("TSA Period") if and to the extent and as long as such transitional services cannot be provided by the Purchaser Group or obtained by Purchaser, the Designated Transferees and/or the Transferred Companies from a third party under commercially reasonable conditions within the TSA Period and the provision of such transitional services is (i) commercially reasonably necessary for the continuation of the Business in accordance with past practice as well as (ii) technically and legally possible. Purchaser shall be responsible for undertaking all steps necessary to procure that the services provided under the TSAs are migrated to Purchaser, any Purchaser's Affiliates, any Designated Transferees, any Transferred Companies and/or any third parties within the term of the respective TSAs (including if applicable any extensions to the original term).

Article 19 Conditions to Closing

19.1	Closing Conditions. The obligations of the Parties to perform the Closing Date Actions pursuant to Article 20 and to consummate (vollziehen) the Transaction ("Closing") shall be subject to the following conditions precedent (aufschiebende Bedingungen) having been fulfilled or duly waived in accordance with this Agreement (collectively "Closing Conditions"):

19.1.1	that the merger control clearances listed in Annex 19.1.1 (collectively "Antitrust Clearances") have been obtained or are deemed to be obtained, e.g. because of the lapse of waiting periods or because jurisdiction has been declined or because Seller and Purchaser have jointly recognized that a filing is not required under applicable Law; and

19.1.2	that the closing of the transactions contemplated under the Chinese Factory Carve-out Agreement, a copy of which is attached hereto as Annex 19.1.2, has occurred in accordance with its terms.

19.2	Purchaser's Undertakings. Purchaser shall take all actions necessary to prepare and to make the filings for all Antitrust Clearances as soon as reasonably possible after the Signing Date, and in each case to furnish all information required in connection with such filings. Seller undertakes to cooperate with Purchaser in providing all reasonably required information concerning the Transferred Business and to assist with such filings. Further, Seller and Purchaser agree as follows:

19.2.1	Purchaser shall give Seller reasonable advance notice, with sufficient lead time to review and comment on, of any notification, submission or other communication which it proposes to make or submit to any authority responsible for any of the Antitrust Clearances (collectively "Authorities") and provide Seller with copies of any of such draft notification, submission or other communication and any supporting documentation or information it proposes to make or submit to any Authority, where appropriate on a counsel-to-counsel basis. Purchaser undertakes to take any comments of Seller in relation to any such notification, submission or other communication in due consideration. Purchaser shall not make any such notifications, submissions or other communication without the prior written consent of Seller, which shall not be unreasonably withheld or delayed.

19.2.2	Purchaser further agrees to keep Seller fully informed as to the progress of any notification made in order to obtain the Antitrust Clearances and promptly notify and forward to Seller of any communication received by any Authority. Purchaser shall not agree to participate in any meeting or video or telephone communication related to the Antitrust Clearances with any Authority or other persons or bodies unless it consults with Seller's internal or external legal advisers in advance and, to the extent permitted by such Authority and reasonable in the circumstances, gives Seller's internal or external legal advisers the reasonable opportunity to attend or participate in such meetings or communications and to make oral submissions at such meetings or communications. Subject to applicable competition Laws, Purchaser shall furnish Seller's internal or external legal advisers with unredacted copies of all notifications, submissions or other communication (and memoranda setting forth the substance thereof) as well as with complete minutes of any oral communication between Purchaser and any Authority or other persons or bodies or members or their respective staffs related to the Antitrust Clearances.

19.2.3	Purchaser undertakes, or cause to be undertaken, any commercially reasonable steps necessary to avoid or eliminate any impediment under applicable Law that may be asserted by any Authority or other governmental party so as to enable the Parties to close the Transaction as soon as possible, including committing to and effecting as promptly as practicable the entering into such arrangements as are necessary or advisable to avoid the prohibition of the Transaction, unless compliance with the preceding obligations would (i) require Purchaser to dispose of more than [******] of the Transferred Business or (ii) frustrate material parts of Purchaser's economic rationale of the Transaction.

19.2.4	Purchaser undertakes not to enter into any transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to obtain the Antitrust Clearances.

19.3	Waiver of Closing Conditions. Seller and Purchaser may at any time jointly waive or modify, in whole or in part, any or all of the Closing Conditions by mutual written agreement between Seller and Purchaser.

19.4	Notification Obligations. The Parties shall notify each other in writing without undue delay (unverzüglich) of (i) the fulfillment of any of the Closing Conditions and/or (ii) the definitive (endgültig) failure of any of the Closing Conditions to be fulfilled.

19.5	Withdrawal. Until Closing having occurred,

19.5.1	Seller shall be entitled to withdraw (zurücktreten) from this Agreement with immediate effect by giving notice in writing (excluding e-mail) to Purchaser if not all of the Closing Conditions have been fulfilled or duly waived by 31 May 2023 ("Drop Dead Date"), provided that Seller is at the same time not in breach of fulfilling its obligations in relation to the Closing Conditions;

19.5.2	Purchaser shall be entitled to withdraw (zurücktreten) from this Agreement with immediate effect by giving notice in writing (excluding e-mail) to Seller if not all of the Closing Conditions have been fulfilled or duly waived by the Drop Dead Date, provided that Purchaser is at the same time not in breach of fulfilling its obligations in relation to the Closing Conditions;

19.5.3	Seller shall be entitled to withdraw (zurücktreten) from this Agreement with immediate effect by giving notice in writing (excluding e-mail) to Purchaser if Purchaser in breach of the terms and conditions of this Agreement has not fulfilled any of the Closing Date Actions on or prior to the Scheduled Closing Date, unless such non-performance is remedied within five (5) Business Days after the Scheduled Closing Date, and provided that Seller is at the same time not in breach of fulfilling its obligations in relation to the Closing Date Actions ("Closing Default"); and

19.5.4	Purchaser shall be entitled to withdraw (zurücktreten) from this Agreement with immediate effect by giving notice in writing (excluding e-mail) to Seller if Seller in breach of the terms and conditions of this Agreement has not fulfilled any of the Closing Date Actions on or prior to the Scheduled Closing Date, unless such non-performance is remedied within five (5) Business Days after the Scheduled Closing Date, and provided that Purchaser is at the same time not in breach of fulfilling its obligations in relation to the Closing Date Actions.

19.6	Consequences of Withdrawal. In the event of a withdrawal from this Agreement in accordance with Article 19.5, none of the Parties shall have any obligation or incur any liability towards the other Party, provided that (i) the obligation of Purchaser to pay the Contractual Penalty, (ii) any obligation to pay damages for breach of this Agreement which has arisen prior to the date of withdrawal, if any, and (iii) the provisions in Articles 33 through 40 shall in each case survive and remain in full force and effect.

19.7	Contractual Penalty.

19.7.1	Purchaser shall pay to Seller a contractual penalty (Vertragsstrafe) in the amount of [******] to compensate Seller for any costs, expenses and other damages incurred in connection with the Transaction ("Contractual Penalty") in the event that:

(a)	Seller or Purchaser has duly withdrawn (ist zurückgetreten) from this Agreement pursuant to Article 19.5 because any of the Closing Conditions contained in Articles 19.1.1 has not been fulfilled or duly waived prior to, or on the latest on, the Drop Dead Date, unless the failure to satisfy such Closing Condition is primarily attributable to a breach by Seller of its obligations under this Agreement; or

(b) Seller has duly withdrawn (ist zurückgetreten) from this Agreement pursuant to Article 19.5 because of a Closing Default committed by Purchaser.

	19.7.2	The Contractual Penalty shall not prejudice Seller from claiming from Purchaser, in any form whatsoever, further damages of any kind incurred as a result of a breach of the terms and conditions of this Agreement for which Purchaser is at fault (schuldhafte Pflichtverletzung) and/or from enforcing any other remedies available under this Agreement or under statutory Law, provided, however, that the payment of the Contractual Penalty shall be credited against (angerechnet werden auf) any damages incurred by Seller.

Article 20 Closing

20.1	Closing. Closing shall take place at the Munich offices of Baker McKenzie, Theatinerstrasse 23, 80333 Munich, Germany, or at any other place as agreed between Seller and Purchaser, at 10:00 hours, or at any other time as agreed between Seller and Purchaser, on the Scheduled Closing Date.

20.2	Bring-Down Disclosure.

20.2.1

On or at the earliest three (3) Business Days before the Scheduled Closing Date, Seller shall examine the Seller's Guarantees and obtain from all Seller's Representatives information about any facts or circumstances that (i) have occurred after the Signing Date, (ii) have become known (positive Kenntnis) to such persons after the Signing Date and (iii) constitute a breach of any of the Seller's Guarantees given as of the Closing Date (collectively "Closing Date Guarantees"). Based on the information obtained in accordance with the preceding sentence, Seller shall prepare a written statement, a draft of which is attached hereto as Annex 20.2.1 ("Bring Down Certificate"), specifying any Closing Date Guarantee which was true and correct as of the Signing Date, but is no longer true and correct as of the Closing Date, as well as in each case the facts and circumstances resulting in such Closing Date Guarantee no longer being true and correct as of the Closing Date.

	20.2.2	The Parties acknowledge and agree that the Bring Down Certificate is only issued for purposes of Purchaser's W&I Insurance and shall not constitute a Seller's Guarantee or otherwise result in any further guarantee, indemnity, liability or obligation of Seller or any other Siemens Group Company.

	20.2.3	In the event that Seller discloses to Purchaser any events, facts and/or circumstances which occur between the Signing Date and the Closing Date and render any of the Seller's Guarantee incorrect as of the Closing Date, such disclosure shall in no whatsoever form affect or prejudice (i) any of Purchaser's obligations under this Agreement, in particular, but not limited to, Purchaser's obligation to close the transactions as contemplated under this Agreement, (ii) Seller's liability for the Seller's Guarantees, whether given as of the Signing Date or as of the Closing Date, or (iii) any limitations or exclusions of Seller's liability under this Agreement, in particular, but not limited to, the limitations and exclusions set forth in Article 23 and Article 25.

20.3	Closing Date Actions. On the Scheduled Closing Date, each of Seller and Purchaser shall simultaneously (Zug-um-Zug) deliver or perform, or cause to be delivered or performed, all those documents, items and actions, respectively, listed in relation to that Party and/or its Affiliates in Annex 20.3 (collectively "Closing Date Actions").

20.4	Waiver of Closing Date Actions. All Closing Date Actions may be waived, in full or in part, at any time by mutual written agreement of Seller and Purchaser. A Party may unilaterally waive a Closing Date Action, in full or in part, if and to the extent such Closing Date Action is to be taken by the other Party and/or its Affiliates only, and nevertheless proceed with the Closing reserving any rights resulting from the non-occurrence of such Closing Date Action.

20.5

Closing Memorandum. Upon completion of the Closing Date Actions, Seller and Purchaser shall execute and sign a closing memorandum substantially in the form attached hereto as Annex 20.5 confirming that the Closing Conditions have been fulfilled or duly waived, that the Closing Date Actions have been performed or duly waived and that the Closing has occurred. The Closing Date Actions shall be deemed to take place simultaneously and no Closing Date Action shall be deemed to have been performed until all Closing Date Actions have been performed or duly waived, as the case may be, and the closing memorandum has been signed by Seller and Purchaser.

Article 21 Seller's Representation and Warranties

21.1

Seller's Guarantees. Seller hereby guarantees, subject to any limitations contained in this Agreement, in particular the remedies and limitations set out in Article 23, the procedure for dealing inter alia with Purchaser Claims and Third Party Claims set out in Article 24 and the Time Limitations, De Minimis Amount, Basket, W&I Liability Cap, General Liability Cap and Overall Liability Cap set out in Article 25, by way of an independent guarantee (selbstständiges Garantieversprechen) pursuant to Section 311 (1) German Civil Code (BGB) that the statements set forth in this Article 21.1 (collectively "Seller's Guarantees") are true and correct as of the Signing Date and as of any other date explicitly referred to below:

21.1.1	Enforceability, Existence and Capacity of Seller

As of the Signing Date and the Closing Date,

(a) this Agreement constitutes a valid and binding obligation of Seller, enforceable under German law against Seller in accordance with its terms;

(b) there is no investigation or legal proceeding pending against, or, to the Best Knowledge of Seller, threatened against Seller or any of the other Siemens Group Companies before any court, arbitrator, governmental body, agency or official which in any manner challenges or seeks to prevent, alter or materially delay the Transaction;

(c) Seller is duly incorporated and validly existing under German Law and has the unrestricted right and capacity and has obtained all corporate authorizations to execute this Agreement and to perform its obligations under this Agreement;

(d) neither the execution of this Agreement nor the consummation of the Transaction will directly or indirectly violate the articles of association of Seller or any Transferor or violate any applicable Law, order, judgment, injunction, court order or decree in any jurisdiction concerned under this Agreement.

21.1.2	Existence and Capacity of Transferors

As of the Signing Date and the Closing Date, each of the Transferors is duly incorporated and validly existing under the Laws of its respective jurisdiction and has the unrestricted capacity to execute the respective Local Transfer Agreements and to perform its respective obligations thereunder.

21.1.3	Existence of Transferred Companies

As of the Signing Date and the Closing Date, each of the Transferred Companies is duly incorporated and validly existing under the Laws of its jurisdiction.

21.1.4	Ownership of Transferred Shares

As of the Signing Date and the Closing Date, the Transferred Shares (i) are owned by Seller or a Transferor as stated in Annex 4.1, (ii) represent the entire share capital of the respective Transferred Company, (iii) have been validly issued, (iv) are fully paid up (as of the Closing Date) and non-assessable and capital contributions have not been repaid in whole or in part, (v) have not been pledged, assigned, charged or used as a security to or by a third party, (vi) are free and clear of any liens, encumbrances or other third party rights and (vii) are not subject to any additional capital contribution obligations. As of the Signing Date and the Closing Date, there are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire the Transferred Shares and no person has a right or claim for the issuance of any new shares or other equity interests in the Transferred Companies.

21.1.5	Bankruptcy, Insolvency or Judicial Composition Proceedings

As of the Signing Date and the Closing Date, no bankruptcy, insolvency or judicial composition proceedings concerning Seller, any Transferor or any Transferred Company have been applied for by Seller, the Transferors or the Transferred Companies and, to the Best Knowledge of Seller, any third parties and, to the Best Knowledge of Seller, no circumstances exist which (i) would require the application for any such bankruptcy, insolvency or judicial composition proceedings or (ii) could justify the voidance of this Agreement or any of the agreements contemplated by this Agreement pursuant to any applicable bankruptcy laws. As of the Signing Date and the Closing Date, neither Seller, nor any Transferor or any Transferred Company is unable to pay its debts as they fall due (zahlungsunfähig) or overindebted (überschuldet).

21.1.6	Reference Date Financials; Management Accounts

(a)

Seller has furnished Purchaser prior to the Signing Date with the combined financial information for the Business as of 31 March 2022 ("Reference Date"), a copy of which is attached hereto as Annex 21.1.6(a)-1, and which comprises a Combined Statement of Net Capital Employed as of the Reference Date ("Reference Date Financials"). To the Best Knowledge of Seller, the Reference Date Financials have been prepared with the diligence of a prudent business person and, in all material respects, in accordance with the basis of preparation of the Reference Date Financials attached hereto as Annex 21.1.6(a)-2 ("Basis of Preparation"). To the Best Knowledge of Seller, taking into consideration the Basis of Preparation (and any caveats and limitations described therein), the Reference Date Financials reflect in all material respects the financial position of the Business as of the Reference Date.

(b)

Seller has furnished Purchaser prior to the Signing Date with profit and loss figures for the full fiscal year period ending on 30 September 2021, for the first quarter period ending on 31 December 2021 and for the second quarter period ending on 31 March 2022, a copy of which is attached hereto as Annex 21.1.6(b) ("Management Accounts"). Taking into consideration the nature of the Management Accounts, the limited purpose for which they were prepared for this transaction, that they contain certain scope adjustments and reflect certain manufacturing service relationships as outlined in Annex 21.1.6(b), that the Russian Federation was considered part of the Business at the time of preparation and the fact that the Business is not currently operated as a standalone legal entity or standalone group of legal entities, to the Best Knowledge of Seller, the Management Accounts at the time of preparation and considering what has been disclosed in Annex 21.1.6(b), do not materially misstate the financial position of the Business for the periods in respect of which they were prepared.

	(c)	Seller and Purchaser agree that nothing in this Article 21.1.6 shall be construed or interpreted as an objective balance sheet guarantee (objektive Bilanzgarantie).

21.1.7	Conduct of Business

To the Best Knowledge of Seller and except as disclosed in Annex 21.1.7, in the period since the Reference Date, Seller, the Transferors and the Transferred Companies have conducted the Business, in all material respects, consistent with past practice, as amended since March 2020 by precautionary and customary measures taken against the COVID19 pandemic.

21.1.8	Material Assets; No Encumbrances; Sufficiency of Assets

(a)

To the Best Knowledge of Seller and except as disclosed in Annex 21.1.8(a), all tangible fixed assets (Sachanlagevermögen), other than real property or rights equivalent to real property (grundstücksgleiche Rechte), which are necessary to carry out the Business in substantially the same manner as on the Signing Date (collectively "Material Assets") (i) are owned by, or in the lawful possession of, Seller, the Transferors or the Transferred Companies and (ii) as of the Signing Date would constitute Transferred Tangible Assets or other tangible fixed assets provided to the Business or the Transferred Companies as set forth in Articles 21.1.8(d)(aa) or 21.1.8(d)(bb) (including the Nuremberg Assets).

(b)

To the Best Knowledge of Seller and except as disclosed in Annex 21.1.8(b), the Material Assets are not charged with any rights in rem (dingliche Rechte) of third parties including the transfer for security purposes (Sicherungsübereignungen), except for

(aa) customary rights of retention of title (handelsübliche Eigentumsvorbehalte), liens, pledges or other security rights in favor of suppliers, mechanics, workers, landlords, carriers and the like; and

(bb) statutory security rights in favor of Tax Authorities or other governmental entities.

	(c)	To the Best Knowledge of Seller and except as disclosed in Annex 21.1.8(c), the Transferred Tangible Assets and the Material Assets of the Transferred Companies (i) are substantially in good working order (having regard to their age and except for normal wear and tear) and (ii) are and have been adequately maintained.

	(d)	To the Best Knowledge of Seller, the rights, properties and tangible assets which (subject to Article 14.3) are transferred or otherwise made available by Seller and the Transferors to Purchaser and the Designated Transferees pursuant to this Agreement, the Local Transfer Agreements and the TSAs or are owned by, or in the lawful possession of, the Transferred Companies constitute, together with:

	(aa)	the rights, properties, tangible assets and services provided (i) to the Business under Assumed Contracts with External Third Parties and (ii) to the Transferred Companies under existing contractual relationships with External Third Parties;

	(bb)	the rights, properties, tangible assets and services provided (i) to the Business under (a) Assumed Contracts with Siemens Group Companies and (b) Intracompany Arrangements which, if they were Contracts, would be considered as Assumed Contracts, and (ii) to the Transferred Companies under existing contractual relationships with Siemens Group Companies;

	(cc)	the overhead functions as set out in Annex 21.1.8(d)(cc) which will no longer be provided by Seller and the other Siemens Group Companies as from the Closing Date and which will consequently need to be replaced by Purchaser and the Designated Transferees as from the Closing Date; and

	(dd)	the pooled supply-related Shared Contracts which will no longer be provided by Seller and the other Siemens Group Companies as from the date on which they or the portion thereof relating to the Business will be terminated by Seller in accordance with this Agreement and which will consequently need to be replaced by Purchaser and the Designated Transferees as from such date, all the rights, properties and tangible assets which are necessary to conduct the Business as a whole, substantially consistent with past practice in the twelve (12) months prior to the Signing Date.

To the extent any portion of any Shared Tangible Assets, Shared Contracts or Shared Licensing-in Agreements relating to the Business is actually not transferred or otherwise made available by Seller and the Transferors to Purchaser and the Designated Transferees pursuant to this Agreement, the Local Transfer Agreements and the TSAs, such portion shall not be deemed to be part of the rights, properties and tangible assets which are transferred or otherwise made available by Seller and the Transferors to Purchaser and the Designated Transferees pursuant to this Agreement, the Local Transfer Agreements and the TSAs for the purposes of this Article 21.1.8(d).

21.1.9	Real Estate

(a)	The Business does not own real property or any rights equivalent to real property (grundstücksgleiche Rechte).

	(b)	The list of the real estate and premises leased by the Business, which is attached hereto as Annex 21.1.9(b), is true and correct in all material respects.

21.1.10	Material Agreements

To the Best Knowledge of Seller and except as disclosed in Annex 21.1.10, Seller, the Transferors and the Transferred Companies are not party to any of the following types of agreements or commitments relating to the Business which (i) are not otherwise disclosed in this Agreement, (ii) are not expressly excluded from the sale and transfer to Purchaser and/or the Designated Transferees under this Agreement and (iii) have not yet been completely fulfilled (nicht vollständig erfüllte Verträge) (collectively "Material Agreements"):

(a)	joint venture agreements and agreements relating to the acquisition or disposal (whether by share or asset deal) of any businesses or any shares or interests in any corporations or partnerships;

(b)	agreements on strategic alliances, consortia and joint development of products;

(c)	third party loan and credit agreements, bonds, debentures (Schuldverschreibungen), notes or other third party agreements or instruments evidencing external financial indebtedness of the Business, including financial leases, factoring agreements, asset-backed security transactions or agreements relating to swaps, futures, options, forward sales or purchases or other financial derivatives or combinations thereof, in each case involving outstanding obligations or liabilities of the Business exceeding EUR 100,000 (in words: Euro one hundred thousand) in the individual case;

(d)	agreements securing financial indebtedness of third parties, such as pledges, guarantees (Garantien oder Bürgschaften) or letters of comfort (Patronatserklärungen), extended to, or for the benefit of, Siemens Group Companies or third parties;

(e)	agreements to acquire any tangible fixed assets (Sachanlagevermögen) with a value exceeding EUR 100,000 (in words: Euro one hundred thousand) in the individual case which would constitute Material Assets;

(f)	agreements to sell, transfer or dispose of any Material Assets with a value exceeding EUR 100,000 (in words: Euro one hundred thousand) in the individual case;

(g)	agreements relating to capital expenditures of the Business involving an outstanding amount exceeding EUR 200,000 (in words: Euro two hundred thousand) in the individual case;

(h)	agreements or commitments relating to public subsidies exceeding EUR 100,000 (in words: Euro one hundred thousand) in the individual case;

(i)	agency agreements, deal and distributorship agreements (Handelsvertreter-, Händler- und andere Vertriebsverträge) or franchise agreements with third parties other than Seller or any other Siemens Group Company with a value exceeding EUR 250,000 (in words: Euro two hundred fifty thousand) per annum;

(j)	consultancy agreements (Beraterverträge) with third parties other than Seller or any other Siemens Group Company with a value exceeding EUR 100,000 (in words: Euro one hundred thousand) per annum;

(k)	supply-related agreements with the top ten (10) suppliers of the Business outside the Siemens Group in terms of purchase volume in the financial year ending on 30 September 2021 (including framework agreements but excluding specific orders under framework agreements entered into in the ordinary course of business consistent with past practice), it being understood that a corporate group of suppliers shall be counted as one (1) supplier;

(l)	supply-related agreements with the top five (5) suppliers of the Business within the Siemens Group in terms of purchase volume in the financial year ending on 30 September 2021 (including framework agreements but excluding specific orders under framework agreements entered into in the ordinary course of business consistent with past practice), it being understood that a Siemens Group Company shall be counted as one (1) supplier;

(m)	agreements with the top ten (10) customers of the Business in terms of sales volume in the financial year ending on 30 September 2021 (including framework agreements but excluding specific orders under framework agreements entered into in the ordinary course of business consistent with past practice), it being understood that a corporate group of customers shall be counted as one (1) customer;

(n)	rent or lease agreements regarding real estate (Grundstücke und grundstücksgleiche Rechte) leased by the Business under which the relevant lease payment obligations exceed EUR 50,000 (in words: Euro fifty thousand) per annum;

(o)	agreements of a type not already covered under Article 21.1.10(a) through Article 21.1.10(n) which provide for payment obligations of the Business exceeding in the financial year ending on 30 September 2021 an amount of EUR 1,000,000 (in words: Euro one million) in the individual case; and

(p)	binding commitments to enter into an agreement of the types referred to under Article 21.1.10(a) through Article 21.1.10(o).

The list in Annex 21.1.10 states in respect of each agreement or commitment whether it constitutes an Assumed Contract or a Shared Contract.

21.1.11	Status of Material Agreements

(a)	To the Best Knowledge of Seller and except as disclosed in Annex 21.1.11(a), (i) the Material Agreements constitute valid and binding obligations of Seller, the Transferors, the Transferred Companies and the counterparties thereto, (ii) none of the Material Agreements has expired or has been challenged or terminated by any party (or mutually by the parties), nor has any party given written notice about its intention to terminate a Material Agreement, and (iii) Seller, the Transferors, the Transferred Companies and the counterparties thereto are not in actual or alleged breach of their obligations under a Material Agreement which entitles the counterparty to an extraordinary termination right.

(b)	To the Best Knowledge of Seller and except as disclosed in Annex 21.1.11(b), neither Seller, nor the Transferors or the Transferred Companies have received any written notice from any of the customers or suppliers referred to in Article 21.1.10(k) and 21.1.10(m) that they intend to terminate or substantially reduce their business activity with the Business or materially change the terms (including prices) on which they are prepared to do business with the Business, other than scheduled or otherwise provided for in the business plan of the Business which has been provided in the Data Room.

21.1.12	Intellectual Property Rights

To the Best Knowledge of Seller,

(a)	the IP of Seller and the other Siemens Group Companies which is necessary to carry out the Business in substantially the same manner as on the Signing Date (collectively "Material Owned IPR"), or is otherwise Used in the Business on the Signing Date, will be either transferred or licensed to Purchaser or a Designated Transferee under this Agreement and/or the other Transaction Agreements;

(b)	the list of the Transferred Registered IPR and the registered IP of the Transferred Companies, which is attached hereto as Annex 21.1.12(b) (collectively "Owned Registered IPR"), is true and correct in all material respects; other than the Owned Registered IPR, there are no other Patents or Trademarks which are Exclusively Used by the Business;

(c)	the list of the material Transferred Know-how, Transferred Software, Transferred Domains and Transferred Other IP and the material unregistered IP of the Transferred Companies, which is attached hereto as Annex 21.1.12(c) (collectively "Material Owned Unregistered IPR"), is true and correct in all material respects; other than the Material Owned Unregistered IPR (and IP licensed in under Material License Agreements or off-the-shelf software or firmware), there is no other material Software, Know-how, Domain or Other IP owned by Seller or another Siemens Group Company which is Exclusively Used by the Business;

(d)	(i) the IP of Seller and the other Siemens Group Companies which is necessary to carry out the Business in substantially the same manner as on the Signing Date is owned or licensed in by Seller, a Transferor or a Transferred Company and (ii) all Material Owned IPR and all Material Owned Unregistered IPR (collectively "Material IP Rights") are free of any mortgage, pledge, lien, security, interest, encumbrance, restriction or charge of any kind, including any licenses of Material IP Rights granted to third parties (other than such licenses granted to customers or other third parties in the ordinary course of business); the list of the Material IP Rights which do not constitute Owned Registered IPR or Material Owned Unregistered IPR, which is attached hereto as Annex 21.1.12(d), is true, correct and complete in all material respects;

(e)	except as disclosed in Annex 21.1.12(e), all registration and maintenance fees have been paid to validly maintain the Owned Registered IPR with the competent authorities and all necessary renewal applications have been filed and all other steps necessary for their maintenance have been taken;

(f)	the Owned Registered IPR are valid and no rights forming part of such Owned Registered IPR have been abandoned, have lapsed or have been otherwise lost through the action of, or failure to act by, Seller, a Transferor or a Transferred Company;

(g)	except as disclosed in Annex 21.1.12(g), there are no third party actions, whether pending or threatened in writing, regarding the Owned Registered IPR, including any cancellation, revocation, opposition or rectification proceedings in respect of any of the Owned Registered IPR directed to a governmental authority or court, except for official communications from trademark and patent offices as part of normal prosecution;

(h)	except as disclosed in Annex 21.1.12(h), within three (3) years prior to the Signing Date, neither Seller nor any Transferor or any Transferred Company (i) received a written notice alleging (including offers to obtain a license), or otherwise became aware during the general patent clearing process of the Siemens Group, that any products or services sold or distributed by the Business infringe the IP of a third party or (ii) sent a written notice that a third party is infringing or otherwise violating the Material IP Rights owned by Seller, any Transferor or any Transferred Company with respect to the Business;

(i)	except as disclosed in Annex 21.1.12(i), all employees and former employees have been fully compensated for inventions or other intellectual achievements they have made in relation to the Transferred IP or the IP of the Transferred Companies in accordance with the German Employee Invention Act (Arbeitnehmererfindungsgesetz), the German Copyright Act (Urheberrechtsgesetz) or similar German or foreign law (and in each case the rules or policies of the Siemens Group or terms in the applicable employment contracts in respect of such matters);

(j)

all IP (except for off-the shelf software licenses and firmware) (i) licensed out by Seller, the Transferors and the Transferred Companies to a third party in connection with the Business and (ii) licensed in by Seller, the Transferors and the Transferred Companies from a third party or any Siemens Group Company in connection with the Business is listed in Annex 21.1.12(j) ("Material License Agreements"), whereas Part A lists Material IP Rights granted by or to a Siemens Group Company and Part B lists IP rights granted by or to a third party in each case indicating whether the use of such IP rights are non-exclusive or exclusive;

(k)

Seller, the Transferors and the Transferred Companies are not in actual or alleged breach of their obligations under a Material License Agreement which entitles the counterparty to an extraordinary termination;

(l)

none of the Material License Agreements has been terminated by any party (or mutually by the parties), nor has any party given written notice about its intention to terminate any Material License Agreement;

(m)

the Transferred Software, Licensed Software and respective documentation, and the documentation embodying the Transferred Know-how, Transferred Other IP, Licensed Know-how and Licensed Other IP, are available in the Business so that a separate handover is not and will not be necessary; and

(n) there are no Patents, Trademarks or domains which are Exclusively Used by the Business but which are not at least partially funded by the Business.

21.1.13	IT Systems

To the Best Knowledge of Seller,

(a)

Seller, the Transferors and the Transferred Companies own or hold valid leases and/or licenses to all IT Systems which are necessary to carry out the Business in substantially the same manner as on the Signing Date (collectively "Material IT Systems");

(b)

Seller, the Transferors and the Transferred Companies have all necessary rights to enable them to use or access the Material IT Systems and any data stored on them which is necessary to carry out the Business in substantially the same manner as on the Signing Date;

(c)

the Business has not experienced any material failures of Material IT Systems, including any material cyber-attacks, material security breaches, material losses, inadvertent or unauthorized disclosures of data or other attempts to gain unauthorized access to material data stored in the Material IT Systems (other than typical every-day phishing mails), within a period of twenty-four (24) months prior to the Signing Date; and

(d)

the Business (i) has security measures in place to protect the Material IT Systems, (ii) has procedures in place to back up data and (iii) has disaster recovery plans in place, in each case consistent with good industry practice and appropriate for a corporate group of the size and nature of the Business.

21.1.14	Data Protection

To the Best Knowledge of Seller and except as disclosed in Annex 21.1.14, (i) neither Seller nor any Transferor or any Transferred Company is currently in breach of any material applicable data protection and/or data security Laws (including Article 32 General Data Protection Regulation (GDPR) and the Personal Information Protection Law of the People’s Republic of China) in respect of the Business and (ii) no material data protection and/or data security issues have arisen in respect of the Business within the last two (2) years prior to the Signing Date.

21.1.15	Material Permits

To the Best Knowledge of Seller,

(a)

Seller, the Transferors and the Transferred Companies are in possession of all governmental approvals and other public licenses and permits (including Export Licenses and Customs Authorizations) which are necessary in order to carry out the Business in substantially the same manner as conducted on the Signing Date (collectively "Material Permits");

(b)

except as disclosed in Annex 21.1.15(b), all Material Permits are in full force and effect (bestandskräftig), and no Material Permit has been cancelled or revoked, or has been threatened in writing to be materially modified, cancelled or revoked, within the last twelve (12) months prior to the Signing Date; and

(c)

except as disclosed in Annex 21.1.15(c), neither Seller nor any Transferor or any Transferred Company has received any notice in writing alleging that it is not in compliance with any Material Permit within the last twelve (12) months prior to the Signing Date.

21.1.16	Compliance with Laws

To the Best Knowledge of Seller,

(a)

except as disclosed in Annex 21.1.16(a), Seller, the Transferors and the Transferred Companies have conducted the Business within the last three (3) years prior to the Signing Date substantially in compliance with all applicable Laws (excluding any infringement of the IP of a third party which shall be exclusively governed by Article 21.1.12(h)) in the European Union, the United States, the United Kingdom, China, Colombia, South Korea, Vietnam, Brazil and India;

(b)

no Business Employee or other person engaged in the Business has in the last three (3) years prior to the Signing Date in connection with the Business been involved in any material manner in (i) using any funds for bribes, other unlawful purposes or political contributions in violation of applicable Laws, (ii) requesting or accepting any bribes or other unlawful benefits, (iii) any offering, promising or giving of any undue pecuniary or other advantage in order to cause an official to act or refrain from acting for the direct benefit of the Business that is prohibited by applicable Law;

(c)

except as disclosed in Annex 21.1.16(c), neither Seller nor any Transferor or any Transferred Company is, each with respect to the Business, party to any actual or threatened in writing legal proceedings or enforcement action related to any breach or suspected breach of anti-bribery, anti-money-laundering, anti-corruption, sanctions and export control Laws; and

(d)

the Business has at all times during which it was under Control of the Siemens Group been subject to the anti-bribery, anti-money laundering, anti-corruption, sanctions and export control policies of the Siemens Group (as applicable within the Siemens Group from time to time). To the Best Knowledge of Seller, Seller, the Transferors and the Transferred Companies have in all material respects complied with such policies in respect of the Business.

21.1.17	Product Compliance; Recalls

(a)

To the Best Knowledge of Seller and except as disclosed in Annex 21.1.17(a), products placed on the market by Seller, the Transferors and the Transferred Companies related to the Business are in all material respects in compliance with applicable product regulatory requirements, safety standards and technical norms.

(b)

To the Best Knowledge of Seller and except as disclosed in Annex 21.1.17(b), neither Seller nor any Transferor or any Transferred Company has issued post-sale warnings, reworked, recalled or received any written order from any authority to warn, recall or rework any of the products related to the Business manufactured and delivered by it during the last twenty-four (24) months prior to the Signing Date.

(c)

To the Best Knowledge of Seller and except as disclosed in Annex 21.1.17(c), neither Seller nor any Transferor or any Transferred Company has designed, manufactured, sold or distributed during the last twenty-four (24) months prior to the Signing Date products or services in the Business which are or were defective or which do not comply in all material respects with representations, warranties or guarantees given by Seller, the relevant Transferor or the relevant Transferred Company, in each case provided that the amount required to remedy the defective or non-compliant product or service or, in the case of a series of defective or non-compliant products or services, such series of defective or non-compliant products or services exceeds or exceeded EUR 150,000 (in words: Euro one hundred fifty thousand) in the aggregate.

(d)

To the Best Knowledge of Seller and except as disclosed in Annex 21.1.17(d), no third party has in the last twenty-four (24) months prior to the Signing Date asserted against Seller, any Transferor or any Transferred Company any written claims based on product liability, any comparable warranty or any other comparable legal cause arising from or in connection with the manufacturing, sale, distribution or other delivery of products or services by the Business.

21.1.18	Litigation

To the Best Knowledge of Seller, except as disclosed in Annex 21.1.18 and except for matters having a litigation value (Streitwert) of less than EUR 50,000 (in words: Euro fifty thousand), (i) neither Seller nor any Transferor or any Transferred Company is, each with respect to the Business, involved as plaintiff or defendant in any pending (rechtshängig) court, arbitration or administrative proceedings and investigations and no such proceedings or investigations have been announced or threatened in writing, (ii) neither Seller nor any Transferor or any Transferred Company is, each with respect to the Business, subject to any judgment, order, decree or settlement that imposes any outstanding or ongoing obligations on the Business and (iii) there are no outstanding fines or other payment obligations arising out of any such proceedings, investigations, judgments, orders, decrees or settlements.

21.1.19	Employment Matters

(a)

To the Best Knowledge of Seller, the anonymized list of Business Employees as of 30 April 2022, which is attached hereto as Annex 21.1.19(a), showing the headcount of the Business Employees on the basis of full time equivalents (FTEs), split into countries and functions, and including details of the Business Employees and their actual total target cash (amounts including variable components) as set out in Annex 21.1.19(a), is true, correct and complete in all material respects. For these purposes, "total target cash" means base pay plus all estimated cash payments at one hundred percent (100%) target fulfillment during a fiscal year.

(b)

To the Best Knowledge of Seller and except as disclosed in Annex 21.1.19(b) and/or Annex 21.1.19(e), there exist no bonus, profit-sharing, share option, share incentive or other schemes, plans or arrangements under which any of the Business Employees is or may under the existing terms in the future become entitled to receive payments or other benefits. To the Best Knowledge of Seller, Seller, the Transferors and the Transferred Companies have in the last three (3) years prior to the Signing Date, in all material respects, complied with all applicable Laws in relation to the schemes, plans and arrangements disclosed in Annex 21.1.19(b).

(c)

To the Best Knowledge of Seller and except as disclosed in Annex 21.1.19(c), there exist no pension arrangements under which any of the Business Employees has any current or future entitlement to a retirement pension, disablement pension, pension for surviving dependents or similar pension. To the Best Knowledge of Seller, Seller, the Transferors and the Transferred Companies have in the last three (3) years prior to the Signing Date, in all material respects, complied with all applicable Laws in relation to the pension arrangements disclosed in Annex 21.1.19(c).

(d)

To the Best Knowledge of Seller and except as disclosed in Annex 21.1.19(d), Seller, the Transferors and the Transferred Companies do not have any obligation or liability to make a payment or grant any other benefit to any Business Employee (and no such payment or other benefit will be accelerated or vest) as a result of the Transaction for which Purchaser, any of its Affiliates or any of the Transferred Companies could become wholly or partly liable.

(e)

To the Best Knowledge of Seller, Annex 21.1.19(e) sets forth a true and complete list of all material collective labor agreements (including but not limited to collective bargaining and works agreements and any other agreements with works councils, unions or other employee representative bodies) applicable to the Business Employees.

(f)

To the Best Knowledge of Seller and except as disclosed in Annex 21.1.19(f) and except for the IA and the STA which will be negotiated and entered into between Seller and Seller's joint works council between the Signing Date and the Closing Date as set out in Article 10.8.1, neither Seller nor any Transferor or any Transferred Company is subject to any reconciliations of interest (Interessenausgleiche) or social plans (Sozialplänealpläne) nor in the process of entering into a reconciliation of interest (Interessenausgleich) or a social plan (Sozialplan), in each case with respect to any Business Employees.

(g)

To the Best Knowledge of Seller and except as disclosed in Annex 21.1.19(g), Seller, the Transferors and the Transferred Companies have in the last twelve (12) months prior to the Signing Date not experienced any material disputes with, or investigations by, any public authorities, any strike or any labor interruption, in each case with respect to any Business Employees.

(h)

To the Best Knowledge of Seller, where Seller, the Transferors and the Transferred Companies engage, each with respect to the Business, temporary workers (Leiharbeitnehmer), freelancers and/or consultants, such engagement is substantially in compliance with the relevant statutory provisions and no person treated as a temporary worker, freelancer or consultant is properly considered an employee.

(i)

To the Best Knowledge of Seller, Seller, the Transferors and the Transferred Companies have, each with respect to the Business, in the last twelve (12) months prior to the Signing Date complied with all material terms and conditions of the employment and service agreements with Business Employees to which they are a party, in particular duly and timely fulfilled all payment obligations owed to such Business Employees.

	(j)	[******]

21.1.20	Insurance

Seller, the Transferors and/or the Transferred Companies maintain for their own benefit the global policies of insurance related to the Business as disclosed in Annex 21.1.20 (collectively "Insurance Policies"). To the Best Knowledge of Seller, all Insurance Policies are valid, in effect and all premiums under the Insurance Policies due (fällig) and payable (zahlbar) until the Signing Date have been paid and no written cancellation notices regarding the Insurance Policies have been received by Seller, the Transferors or the Transferred Companies. To the Best Knowledge of Seller, there exist no pending claims under the Insurance Policies exceeding an amount of EUR 50,000 (in words: Euro fifty thousand) in the individual case and there exist no incidents that are likely to give rise to a claim under the Insurance Policies exceeding an amount of EUR 50,000 (in words: Euro fifty thousand) in the individual case. To the Best Knowledge of Seller, the Insurance Policies cover all mandatory insurance risks (Pflichtversicherungen) and material risks which businesses engaged in similar industry sectors as the Business, and of a comparable size as the Business, would customarily cover by insurances and in materially the same scope with respect to insured risks and coverage amounts.

21.1.21	Subsidies

To the Best Knowledge of Seller and except as disclosed in Annex 21.1.21, Seller, the Transferors and the Transferred Companies have, each with respect to the Business, in the last three (3) years prior to the Signing Date (i) not received any public grant (Zuschuss), allowance, aid (Beihilfe) or other subsidy (Subvention) exceeding an amount of EUR 50,000 (in words: Euro fifty thousand) in the individual case or EUR 100,000 (in words: Euro one hundred thousand) in the aggregate and (ii) complied, in all material respects, with any terms or conditions imposed in connection with any public grant (Zuschuss), allowance, aid (Beihilfe) or other subsidy (Subvention).

21.1.22	Environmental Matters

To the Best Knowledge of Seller and except as disclosed in Annex 21.1.22,

(a)

within the last three (3) years prior to the Signing Date, with regard to matters in relation to the Environment, Seller, the Transferors and the Transferred Companies have, in all material respects, complied with applicable Environmental Law in respect of the Business;

(b)

within the last three (3) years prior to the Signing Date, with regard to matters in relation to the Environment, no administrative investigations have been undertaken, no administrative proceedings or claims have been initiated or pending, no sanctions have been imposed and none of the foregoing measures have been threatened in writing, in each case in respect of the Business;

(c)

within the last three (3) years prior to the Signing Date, neither Seller nor any Transferor or any Transferred Company has received any written notice in relation to any actual or potential material breach of Environmental Laws or any actual or potential material Environmental Liability, in each case in respect of the Business; and (d) in respect of the Business, no Existing Environmental Contamination exists and no circumstances exist which could reasonably be expected to give rise to any breach of Environmental Law or any Environmental Liability.

21.1.23	Finders' Fee

Seller and its Affiliates do not have any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to the Transaction for which Purchaser or any of its Affiliates could become wholly or partly liable.

	21.1.24	Taxes

(a)

All material Tax Returns required to be filed by, or on behalf of, the Transferred Companies have been filed when due (taking into account any valid deadline extensions applicable to such Tax Returns) in the legally required form.

(b)

The Transferred Companies have timely (taking into account any valid deadline extensions applicable to such Tax payments) paid and/or withheld all Taxes including Tax prepayments pursuant to the respective applicable Law and the respective applicable regulations of the Tax Authorities, and transferred the respective Taxes to the competent Tax Authority or other authority if and to the extent such Taxes have become due and payable.

(c)

No audits (Außenprüfung) are pending with respect to Taxes of the Transferred Companies nor have the Transferred Companies received any written notice from any Tax Authority that it intends to conduct a Tax Audit and no material disputes, investigations or similar proceedings concerning Taxes of the Transferred Companies have been announced in writing by any Tax Authority.

(d)

The Transferred Companies have not obtained a binding advance ruling from, or accomplished a written mutual understanding with, the Tax Authorities which may affect the Tax position of the Transferred Companies following the Effective Date.

21.2	Certain Definitions. In this Agreement:

	21.2.1	All Annexes referred to in Article 21.1 shall be collectively referred to as "Disclosure Annexes".

21.2.2

"Best Knowledge of Seller" shall mean the actual knowledge (positive Kenntnis) of the representatives of Seller listed in Annex 21.2.2-1 (collectively "Seller's Representatives") which they had as of the Signing Date in relation to the Seller's Guarantees after having provided the members of the management (Geschäftsführung) of the Business listed in Annex 21.2.2-2 with the Seller's Guarantees and the Disclosure Annexes and having obtained a confirmation from them (issued under exclusion of any personal liability, other than for fraudulent behavior, and for the exclusive benefit of Seller) that they do not have actual knowledge (positive Kenntnis) of any facts or circumstances which are not disclosed in the Disclosure Annexes and which would render any of the Seller's Guarantees incorrect.

21.3

No Further Guarantees. Seller does not give or assume any guarantees other than those set forth in Article 21.1 and none of the Seller's Guarantees shall be construed as a guarantee or representation with respect to the quality of the purchase object (Kaufgegenstand) within the meaning of Sections 276 (1), 443 German Civil Code (BGB) (Garantie für die Beschaffenheit der Sache). Seller and the other Siemens Group Companies shall not be liable for (i) any information regarding the Business available to Purchaser except as expressly set forth in Article 21.1 or (ii) any disclosure or similar obligations in connection with this Agreement and the transactions contemplated in this Agreement. Purchaser acknowledges that it does not rely upon any express or implied representations, warranties or guarantees of any nature made by Seller or on behalf of Seller and that solely the provisions expressly set forth in this Agreement shall govern its contractual relationship with Seller. Purchaser acknowledges and agrees in particular that:

21.3.1

Seller makes no warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion (including the reasonableness of the assumptions underlying the same) contained in the Disclosed Information or otherwise provided to Purchaser or its representatives;

21.3.2

Purchaser has made its own evaluation of the adequacy and accuracy of such forecasts, estimates, projections, statements of intent or statements of opinion (including the reasonableness of the assumptions underlying the same);

21.3.3

save as otherwise set forth herein (i.e. the enquiry required under the definition of "Best Knowledge of Seller" pursuant to Article 21.2.2), the Seller's Guarantees do not constitute any statement or assurance by Seller in respect of any examinations or verifications of whatever nature with regard to the facts referred to in the Seller's Guarantees or the Disclosure Annexes, and the lack of such examinations or verifications by Seller shall in no event be regarded as acting in a fraudulent manner; and

21.3.4

any disclosures made against any of the Seller's Guarantees or in the Data Room falling below any materiality thresholds or containing any additional information which is not required to be disclosed according to the terms of the respective Seller's Guarantee shall not (i) have any relevance for the interpretation of the respective Seller's Guarantee, (ii) be construed to broaden or expand the scope of the respective Seller's Guarantee, (iii) change the materiality standards implied by the respective Seller's Guarantee in whatsoever form or (iv) constitute a breach by Seller or form the basis of any other liability of Seller.

21.4

Risk Allocation. The Seller's Guarantees shall be made for purposes of risk allocation only and they shall not constitute a confirmation of certain factual circumstances, which means, inter alia, that the principles of "reckless statements" (Aussagen ins Blaue hinein) shall not apply. Furthermore, Purchaser acknowledges that Seller is neither expected nor able to review all files and documents and/or consult with all of its employees and that only a limited number of persons is involved, and accordingly the principles of imputation and attribution of knowledge, whether by operation of law or otherwise, shall not apply, unless explicitly set forth otherwise herein. As a matter of precaution and in addition to the statements set forth in the preceding sentences, the Parties agree by way of partial legal choice (Teilrechtswahl) within the meaning of Section 1051 German Code of Civil Procedure (ZPO) that the competent court or arbitral tribunal shall not apply the principles of reckless statements (Aussagen ins Blaue hinein) and imputation and attribution of knowledge.

21.5

Willful Deceit, Intentional Behavior, Fraud. Notwithstanding anything to the contrary stated anywhere in this Agreement, the mandatory statutory rules shall apply regarding any claims of Purchaser with respect to willful deceit (arglistige Täuschung), intentional behavior (Vorsatz) or fraud (Betrug) by Seller (not including any other persons or entities acting on its behalf).

Article 22 Seller's Covenants

22.1

Business Conduct Covenants. As from the Signing Date until the Closing Date, Seller shall use best efforts to ensure that the Business is conducted as a going concern and in the ordinary course of business, as amended since March 2020 by precautionary and customary measures taken against the COVID19 pandemic, unless and to the extent (i) otherwise provided for or permitted by the terms of any Transaction Agreement, (ii) required by applicable Law (provided that Seller shall give reasonable advance notice to Purchaser indicating the actions to be taken), (iii) approved in writing (including email) by Purchaser, such approval not to be unreasonably withheld or delayed and be deemed given if and to the extent Purchaser does not object within five (5) Business Days after receipt of an approval request in writing (including email) from Seller, (iv) specifically requested otherwise in writing (including email) by Purchaser and agreed by Seller or (v) the failure to do so would not have a material adverse effect to the assets, financial condition and/or results of operations (Vermögens-, Finanz- und/oder Ertragslage) of the Business taken as a whole, resulting in a financial impact of the Business in excess of EUR 100,000 (in words: Euro one hundred thousand).

22.2

Reserved Matters Covenants. Without prejudice to the generality of Article 22.1 and without limiting the right of Seller to operate the Business in compliance with Article 22.1, as from the Signing Date until the Closing Date, Seller shall use best efforts to ensure that the Business, unless and to the extent (i) otherwise provided for or permitted by the terms of any Transaction Agreement, (ii) required by applicable Law (provided that Seller shall give reasonable advance notice to Purchaser indicating the actions to be taken), (iii) approved in writing (including email) by Purchaser, such approval not to be unreasonably withheld or delayed and be deemed given if and to the extent Purchaser does not object within five (5) Business Days after receipt of an approval request in writing (including email) from Seller, or (iv) specifically requested otherwise in writing (including email) by Purchaser and agreed by Seller, does not:

	22.2.1	carry out in respect of any Transferred Company:

		(a)	any dissolution or liquidation;

		(b)	the creation, purchase, issuance or redemption of any shares or options over shares; or

(c) any change to the Transferred Company's constitutional documents;

22.2.2	acquire or agree to acquire any shares or other interest in any company, partnership or other venture (Unternehmen);

22.2.3	sell, transfer or otherwise dispose of any owned Material Assets, other than in the ordinary course of business, or any owned Material IP Rights;

22.2.4	permit any of the owned Material Assets or any Material IP Rights to be subjected to any mortgage, pledge, lien, security, interest, encumbrance, restriction or charge of any kind, except for those (including licenses) arising by operation of law or in the ordinary course of business;

22.2.5	make any capital expenditure exceeding an amount of EUR 500,000 (in words: Euro five hundred thousand) in the individual case or exceeding an amount of EUR 2,500,000 (in words: Euro two million five hundred thousand) in the aggregate;

22.2.6	enter into, amend or terminate any contract, agreement or commitment of the types constituting Material Agreements, except in the ordinary course of business consistent with past practice;

22.2.7	grant any increase in wages, salaries, bonus or other remuneration of any directors or employees other than increases which are (i) provided by existing collective bargaining agreements (Tarifverträge) or references to such bargaining agreements in the existing individual employment contracts or (ii) granted in the ordinary course of business consistent with past practice or scheduled or otherwise provided for in the business plan of the Business which has been provided in the Data Room;

22.2.8	taking on or appointing any new employee who would qualify as Key Employee, terminating or giving notice to terminate the employment of any Key Employee (other than for cause) or making or proposing to make any material change in the terms or conditions of employment or pension benefits of any Key Employee;

22.2.9	permitting any material insurance to lapse or doing anything which would make any material insurance policy void or voidable;

22.2.10	entering into, modifying or terminating any agreements or arrangements with Seller or any other Siemens Group Company other than in the ordinary course of business and/or in accordance with this Agreement;

22.2.11	cancel or waive any claims or rights with a value in excess of EUR 250,000 (in words: Euro two hundred fifty thousand) in the individual case;

22.2.12	make any material alteration in the manner of keeping its books, accounts or records or in the accounting practices reflected therein, except as required by applicable Law, generally accepted accounting principles or changes in the accounting guidelines applicable to the Siemens Group; or

	22.2.13	agree, whether or not in writing, to do any of the foregoing.

22.3	Chinese Carve-out.

	22.3.1	Seller confirms that true and complete copies of the local asset transfer agreement underlying the Chinese Factory Carve-out entered into between Chinese NewCo and Siemens Electrical Drives Ltd., a limited liability company organized under the laws of the People's Republic of China with its registered seat at No. 1, Haitaichuangxin 5th Rd. (outside Outer Ring Road), Huayuan Industry Development Area, Tianjin High-tech Industrial Park, Tianjin, the People's Republic of China, and registered with the Administration for Market Regulation of Tianjin Binhai New District under unified social credit no. 91120116600587482L on 29 April 2022 ("Chinese Factory Carve-out Agreement") and the local asset transfer agreement underlying the Chinese Office Carve-out entered into between Chinese NewCo and Siemens Ltd., China, a limited liability company organized under the laws of the People's Republic of China with its registered seat in 7 Wangjing Zhonghuan Nanlu, Chaoyang District, Beijing, the People's Republic of China, and registered with the Administration for Market Regulation of Chaoyang District, Beijing, under unified social credit no. 91110000625907585K on 29 April 2022 ("Chinese Office Carve-out Agreement" and, together with the Chinese Factory Carve-out Agreement, "Chinese Carve-out Agreements") have been provided to Purchaser prior to the Signing Date.

	22.3.2	Seller shall procure (steht dafür ein) that the parties to the Chinese Carve-out Agreements will (i) comply with their respective obligations under the Chinese Carve-out Agreements, (ii) not amend the Chinese Carve-out Agreements without the prior written consent of Purchaser and (iii) not waive any obligations under the Chinese Carve-out Agreements without the prior written consent of Purchaser, in each case unless and to the extent (a) required by mandatory Law, (b) required to effect the closing of the transactions contemplated there under or (c) not materially affecting the rights and obligations and the scope of transactions thereunder to the detriment of Chinese NewCo.

	22.3.3	If and to the extent the terms of the Chinese Carve-out Agreements deviate from the terms agreed under this Agreement for the sale and transfer of the Transferred Business to Purchaser and the relevant Designated Transferees (the "Agreed Transfer Terms"), Seller and Purchaser shall put each other into an economic position as if the Chinese Carve-out Agreements had reflected the Agreed Transfer Terms, which shall include the following:

(a) if any asset, contract or liability has been transferred to Chinese NewCo or has been retained by the relevant Siemens Group Company in deviation from the Agreed Transfer Terms, the Parties shall, and shall procure (stehen dafür ein) that the relevant parties to the Chinese Carve-out Agreements will, apply Article 13.2 accordingly;

		(b)	if and to the extent a transfer or re-transfer, as the case may be, of any liabilities in accordance with Article 22.3.3(a) proves not to be possible (for legal or other reasons), the Parties shall indemnify each other and the relevant parties to the Chinese Carve-out Agreements from any such liabilities; for the avoidance of doubt, for Tax Indemnifications Claims only Article 28 shall apply;

		(c)	if and to the extent the Chinese Carve-out Agreements impose any additional rights or obligations on the parties to the Chinese Carve-out Agreements in deviation from the Agreed Transfer Terms, the Parties shall procure (stehen dafür ein) that the relevant parties to the Chinese Carve-out Agreements will not claim and enforce such additional rights and obligations; and

		(d)	if and to the extent the Chinese Carve-out Agreements impose less rights or obligations on the parties to the Chinese Carve-out Agreements in deviation from the Agreed Transfer Terms, the Parties shall procure (stehen dafür ein) that the relevant parties to the Chinese Carve-out Agreements will not object to such rights and obligations being claimed and enforced by the relevant other parties to the Chinese Carve-out Agreements.

	22.3.4	Seller shall use best efforts to ensure that the Chinese Factory Carve-out and the Chinese Office Carve-out will be implemented and completed as promptly as reasonably practicable after the Signing Date.

22.4	Exercise of Purchaser's Rights. Purchaser shall not exercise any of its rights pursuant to this Article 22 (including the right to refuse to approve any particular transaction or action) in such a manner as could disrupt unreasonably the efficient operations of the Business. All obligations in this Article 22 shall be imposed only to the extent they are legally permissible, in particular with respect to applicable antitrust Law.

22.5	Definition. Any covenants of Seller contained in this Agreement, including, in particular, the covenants of Seller contained in Articles 22.1 through 22.3, shall be collectively referred to as "Sellers' Covenants".

Article 23 Remedies

23.1	Restitution in Kind and Damages. In the event of any breach or non-fulfillment by Seller of any of Seller's Guarantees, any of Seller's Covenants or any other obligation under or in connection with this Agreement (each a "Purchaser Claim"), Seller shall be liable (i) for putting Purchaser or, at the election of Seller, the respective Designated Transferee or the respective Transferred Company into the same position that it would have been in had such breach or non-fulfillment not occurred (Naturalrestitution) or (ii), if and to the extent (a) Seller does not cure the breach within a period of two (2) months after receipt of the notice provided for in Article 24, (b) restitution in kind is not possible or not sufficient to remedy the resulting Losses, (c) Seller finally refuses (ernsthaft und endgültig verweigern) restitution in kind or (d) the breach or non-fulfillment by Seller concerns a Seller's Guarantee (other than a Fundamental Guarantee), to pay monetary damages for non-performance (kleiner Schadenersatz) to Purchaser or, at the election of Purchaser, the respective Designated Transferee or the respective Transferred Company.

23.2	Recoverable Losses. Purchaser shall be entitled to claim damages in money (kleiner Schadenersatz) pursuant to this Article 23 only in the amount (in Euro) (i) in which losses have actually (tatsächlich) been incurred by Purchaser, the Designated Transferees or the Transferred Companies as a result of a breach or non-fulfillment of the Seller's Guarantees, the Seller's Covenants or any other obligation under or in connection with this Agreement. To the extent legally possible, each of the following shall be excluded: (i) any liability of Seller for punitive damages, indirect or consequential damages (mittelbare Schäden und Folgeschäden), each to the extent not covered by the purpose and intent (nicht vom Sinn und Zweck erfasst) of the relevant Seller's Guarantee, Seller's Covenant or other obligation under or in connection with this Agreement, (ii) any lost opportunities (entgangene Geschäftschancen), (iii) any frustrated expenses (vergebliche Aufwendungen), (iv) any incidental or internal costs and expenses incurred by Purchaser, the Designated Transferees or the Transferred Companies, (v) any loss of goodwill or reputational damages, (vi) any loss of profit or revenue (entgangener Gewinn oder Umsatz) to the extent not covered by the purpose and intent (nicht vom Sinn und Zweck erfasst) of the relevant Seller's Guarantee, Seller's Covenant or other obligation under or in connection with this Agreement and (vii) any losses based on arguments that the Purchase Price has been calculated on an incorrect basis or incorrect expectations. Any losses which are recoverable in accordance with this Article 23.2 shall be collectively referred to as "Losses".

23.3	Exclusion of Seller's Liability. Seller shall not be liable for, and Purchaser shall not be entitled to bring, any Purchaser Claim if and to the extent:

	23.3.1	the matter to which the Purchaser Claim relates has been taken into account in

		(a)	the Reference Date Financials by way of a provision (Rückstellung), liability (Verbindlichkeit), exceptional depreciation (außerplanmäßige Abschreibung) or depreciation to reflect lower market values (Abschreibung auf den niedrigeren beizulegenden Wert) in each case reasonably associated with (verständigerweise verknüpft mit) the matter in question; or

		(b)	in the Effective Date Balance Sheet and has affected the calculation of the Purchase Price;

	23.3.2	the amount of the Purchaser Claim is recovered or, if Purchaser, the relevant Designated Transferee or the relevant Transferred Company had taken commercially reasonable steps to recover, enforce and collect, would have been recovered, enforced (vollstreckt) and collected (eingetrieben) from a third party or under an insurance policy, other than under the W&I Insurance;

23.3.3	the payment or settlement of any item giving rise to a Purchaser Claim results in a Tax Benefit (as set out in Article 28.1.2(b)) to Purchaser, any of its Affiliates, any of the Designated Transferees or any of the Transferred Companies;

23.3.4	Purchaser, any of its Affiliates, any of the Designated Transferees or any of the Transferred Companies (after the Closing Date) has participated in causing (mitverursacht) such Purchaser Claim within the meaning of Section 254 (1) German Civil Code (BGB) or has failed to comply with its duty (Obliegenheit) to mitigate damages pursuant to Section 254 (2) German Civil Code (BGB);

23.3.5	in respect of any Purchaser Claim arising from a breach of the Seller's Guarantees (other than the Fundamental Guarantees): the underlying facts, circumstances or events which could form the basis of a (potential) Purchaser Claim (anspruchsbegründende Umstände) or determining the amount of damages caused (haftungsausfüllende Kausalität) were, as of the Signing Date, disclosed to or were actually known (positive Kenntnis) to Purchaser, any of its Affiliates or any of their respective representatives, directors, officers, employees or advisors, provided that for these purposes Purchaser shall be deemed to have knowledge only of the following (with any further imputation of knowledge (Wissenszurechnung) excluded to the maximum extent permitted by law in accordance with the principles set out in Article 21.4 applied accordingly):

	(a)	the Confidential Information Memorandum prepared by Seller dated October 2021;

	(b)	the Financial Fact Book prepared by Seller dated 30 November 2021;

	(c)	the documents Fairly Disclosed in the virtual data room operated by Datasite and accessible for Purchaser and/or its Affiliates and/or all or certain of their respective representatives, directors, officers, employees or advisors from 1 December 2021 to 16 May 2022 ("Data Room"), an electronic copy of which will be set aside and preserved by the acting notary ("Notary") for a period of seven (7) years after the Closing Date in accordance with a joint instruction letter executed by Seller, Purchaser and the Notary on the Signing Date, a copy of which is attached hereto as Annex 23.3.5(c); and

	(d)	the documents disclosed in the emails (including the attachments to these emails) listed in Annex 23.3.5(d);

	(e)	the Annexes, the Disclosure Annexes or elsewhere in this Agreement or any other Transaction Agreements;

(collectively "Disclosed Information"), provided that in case Seller and Purchaser are in dispute whether the matter to which the Purchaser Claim relates was known by Purchaser or any of its Affiliates or any of their respective representatives, directors, officers, employees or advisors as of the Signing Date, Purchaser shall, upon request of Seller, provide Seller with copies of any due diligence reports prepared in respect of the Transaction prior to the Signing Date by Purchaser's and/or its Affiliates' respective representatives, directors, officers, employees or advisors, provided further that Section 442 German Civil Code (BGB) and Section 377 German Commercial Code (HGB) shall not apply.

"Fairly Disclosed" shall mean that the facts and circumstances required to assess the nature and size of the relevant claim were disclosed in the applicable section of the Data Room or any other section of the Data Room reasonably connected with the relevant facts or circumstances and could be properly assessed by a reviewer of a reputable law or accounting firm or by Purchaser from the relevant document upon its review.

23.3.6

the Purchaser Claim results from or is increased by the passing of, or any change in, in each case after the Closing Date, any Law or administrative practice of any government, governmental department, agency or regulatory body;

	23.3.7	the procedures set forth in Article 24 are not observed by Purchaser or any of its Affiliates unless and to the extent Seller is not prejudiced by the non-compliance with such procedures.

23.4	Corresponding Benefits

23.4.1

When calculating the amount of the liability of Seller under or in connection with this Agreement, any and all advantages in connection with the relevant matter shall be taken into account (Vorteilsausgleich) and Seller shall not be liable under or in connection with this Agreement in respect of any Purchaser Claim for any losses suffered by Purchaser, any of its Affiliates, any of the Designated Transferees or any of the Transferred Companies to the extent of any corresponding savings by or net benefit to them.

23.4.2

If and to the extent Seller agrees to compensate Purchaser for Losses, Purchaser shall, to the extent it has the right to do so under the applicable Law and/or any applicable contractual arrangements, promptly assign or procure to have assigned to Seller all claims Purchaser, any of its Affiliates, any of the Designated Transferees or any of the Transferred Companies may have against any third party (in particular insurer, other than the insurer under the W&I Insurance) in connection with the event that caused such Losses.

23.5

No Double Dip. Purchaser, the Designated Transferees and the Transferred Companies shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any liability, loss, cost, shortfall or damage, breach or other set of circumstances which gives rise to more than one claim.

23.6

Treatment of Damage Payments. Seller and Purchaser agree that any payments made by Seller under this Article 23 shall be construed and deemed (i) between Seller and Purchaser as a reduction of the Purchase Price and (ii), if and to the extent payment is made directly to a Purchaser Group Company (other than Purchaser), to the extent legally permissible, between Purchaser and such other Purchaser Group Company as a contribution (Einlage) by Purchaser into such other Purchaser Group Company. In no event shall Seller owe to Purchaser any gross-up for Taxes falling due on or in connection with any payment received by Purchaser or any other Purchaser Group Company under this Article 23.

23.7	Exclusive Remedies

23.7.1

The Parties are in agreement that the remedies that Purchaser, its Affiliates, the Designated Transferees and/or the Transferred Companies may have against Seller or the other Siemens Group Companies for breach of obligations set forth in, or in connection with, this Agreement and/or the other Transaction Agreements are solely governed by this Agreement, and the remedies provided for by this Agreement shall be the exclusive remedies available to Purchaser, its Affiliates, the Designated Transferees and the Transferred Companies for breaches of Seller's or the other Siemens Group Companies' obligations under or in connection with this Agreement and/or the other Transaction Agreements.

23.7.2

Except for the rights to withdraw (zurücktreten) from this Agreement pursuant to Article 19.5, any rights of Purchaser to withdraw (zurücktreten) from this Agreement or any other Transaction Agreement or to void (anfechten) this Agreement or any other Transaction Agreement or to require the winding up of the Transaction (e.g. by way of großer Schadenersatz or Schadenersatz statt der Leistung) are expressly excluded and waived (verzichtet) by Purchaser, with such waiver being hereby accepted by Seller, except in cases of willful deceit (arglistige Täuschung) committed by Seller or a Seller's Representative or own intentional behavior (Vorsatz) of Seller or a Seller's Representative.

23.7.3

The Parties agree that all obligations of Seller under or in connection with this Agreement and/or any other Transaction Agreement, other than claims for specific performance (Erfüllungsansprüche) to transfer title to the Transferred Business, shall be regarded as ancillary obligations (Nebenpflichten) and the rights of Purchaser and the Designated Transferees in case of a violation of such obligations shall be limited to damages in cash (kleiner Schadenersatz).

	23.7.4	Furthermore,

(a)

any claims for breach of pre-contractual obligations (culpa in contrahendo), including but not limited to claims arising under Sections 241 (2), 311 (2) (3) German Civil Code (BGB), or ancillary obligations (Nebenpflichten), including but not limited to claims arising under Sections 241 (2), 280 German Civil Code (BGB);

		(b)	any claims based on frustration of contract pursuant to Section 313 German Civil Code (BGB) (Störung der Geschäftsgrundlage); and

(c)

all remedies of Purchaser for defects of the purchase object under Sections 437 through 441 German Civil Code (BGB) are expressly excluded and waived (verzichtet) by Purchaser, with such waiver being hereby accepted by Seller, except for claims based on willful deceit (arglistige Täuschung) committed by Seller or a Seller's Representative or own intentional behavior (Vorsatz) of Seller or a Seller's Representative. Seller's liability for intentional behavior of the persons assisting Seller in the performance of its obligations (Erfüllungsgehilfen) within the meaning of Section 278 German Civil Code (BGB), other than for Seller's Representatives, is agreed to be excluded.

Article 24 Conduct of Purchaser Claims and Third Party Claims

24.1

Conduct of Purchaser Claims. In the event of any alleged Purchaser Claim, Purchaser shall give Seller written notice of the (alleged) breach or non-fulfilment within forty (40) Business Days after discovery by Purchaser, any of its Affiliates, any of the Designated Transferees or any of the Transferred Companies (after the Closing Date) of such breach or non-fulfilment, with such notice stating the nature thereof and the amount involved (to the extent that such amount has been determined at the time when such notice is given). Without prejudice to the validity of the (alleged) Purchaser Claim in question, Purchaser shall, and shall procure (steht dafür ein) that its Affiliates, the Designated Transferees and the Transferred Companies (after the Closing Date) will, allow Seller and its accountants and professional advisors to investigate the matter or circumstance which have allegedly given rise to such Purchaser Claim, and whether and to what extent any amount is payable in respect of such (alleged) Purchaser Claim. For such purpose, Purchaser shall, and shall procure (steht dafür ein) that its Affiliates, the Designated Transferees and the Transferred Companies (after the Closing Date) will, provide information and assistance as Seller or its accountants or professional advisors may reasonably request, including (i) access to the premises and personnel of Purchaser, its Affiliates, the Designated Transferees and the Transferred Companies (after the Closing Date) and (ii) the right to examine and copy or photograph any assets, accounts, documents and records, in each case during normal business hours. Seller agrees that all information obtained under this Article 24.1 shall be treated as confidential information pursuant to Article 33. This Article 24.1 shall also apply in case of court or arbitration proceedings pending between the Parties in connection with, or in relation to, the Transaction.

24.2

Conduct of Third Party Claims. If (i) an order of any governmental authority is issued, announced to be issued, threatened to be issued or imminent (unmittelbar bevorstehend) to be issued against Purchaser, any of its Affiliates, any of the Designated Transferees or any of the Transferred Companies (after the Closing Date) or (ii) Purchaser, any of its Affiliates, any of the Designated Transferees or any of the Transferred Companies (after the Closing Date) is sued, threatened to be sued or imminent (unmittelbar bevorstehend) to be sued by a third party, including any governmental entity or authority, in each case in a manner which may give rise to a Purchaser Claim ("Third Party Claim"), Purchaser shall:

24.2.1

submit to Seller without undue delay (unverzüglich), but in any event within twenty (20) Business Days after discovery of the relevant facts by Purchaser, any of its Affiliates, any of the Designated Transferees or any of the Transferred Companies (after the Closing Date), a written notice (excluding e-mail) announcing Purchaser's intention to hold Seller liable, such written notice to specify in reasonable detail the facts upon which the alleged claim is based, the alleged legal basis of the claim and, to the extent possible, the amount of such claim;

24.2.2

procure (steht dafür ein) that Seller will be given reasonable opportunity to comment or discuss with Purchaser any measures which Seller proposes to take or to omit in connection with a Third Party Claim; in particular, Seller shall be given an opportunity to comment on, participate in, and review any reports related to any audits, investigations or other governmental measures and shall receive copies of all relevant orders (Bescheide) of any authority without undue delay (unverzüglich), but in any event, to the extent legally possible and reasonably practicable in the circumstances, at least ten (10) Business Days prior to the expiry of any relevant objection period (Einspruchs- oder Widerspruchsfrist);

24.2.3

not, and procure (steht dafür ein) that its Affiliates, the Designated Transferees and the Transferred Companies (after the Closing Date) will not, admit liability or make any agreement, payment or compromise in relation to the Third Party Claim without prior written approval of Seller;

24.2.4

notwithstanding its general obligation to mitigate losses, Purchaser shall procure (steht dafür ein) that its Affiliates, the Designated Transferees and the Transferred Companies (after the Closing Date) will (i) initiate and diligently pursue all actions to challenge (including by court proceeding) Third Party Claims with respect to any matter which could cause a liability of Seller under or in connection with this Agreement and (ii) follow the reasonable directions of Seller in connection with the defense of the Third Party Claim. The right to give reasonable directions in respect of the defense against Third Party Claims includes in particular the right to give directions in respect of any gathering or use of information or disclosure of information to third parties or to the relevant court or arbitral tribunal, and to give directions in respect of any related communication, in particular with current or prospective adversaries and current or prospective witnesses and members of the relevant court or arbitral tribunal, and in connection with any argumentation, court statement, defense, settlement or other voluntary resolution of the relevant Third Party Claim.

24.3

Defense Costs. Costs and expenses incurred by Seller in defending any Third Party Claims in accordance with the foregoing provisions shall be borne by Seller; provided that Purchaser shall bear all costs and expenses (including reasonable advisor's fees) reasonably incurred by Seller in connection with the defense of a Third Party Claim if and to the extent Purchaser does not have a claim against Seller with respect to such Third Party Claim.

24.4

Conflicting Procedural Provisions. If an alleged Purchaser Claim is an Insured Claim to which the W&I Liability Cap applies in favor of Seller, Purchaser shall be released from its procedural obligations contained in this Article 24 and Seller shall not be entitled to exercise its rights under this Article 24.

Article 25 Limitation of Seller's Liability

25.1

Time Limitations. All claims of Purchaser and its Affiliates arising under or in connection with this Agreement or any other Transaction Agreement shall be time-barred (verjähren) eighteen (18) months after the Closing Date. Exempted herefrom are:

25.1.1

all claims of Purchaser arising from a breach of the Seller's Guarantees contained in Articles 21.1.1 through 21.1.5 (collectively "Fundamental Guarantees"), which shall be time-barred (verjähren) on the fifth (5th) anniversary of the Closing Date;

25.1.2

all claims of Purchaser arising under Article 28 and Article 21.1.24, which shall be time-barred (verjähren) upon expiry of six (6) months after the date of the finally binding and non-appealable (formell und materiell bestandskräftig) assessment concerning the respective Tax, but in any event on the seventh (7th) anniversary of the Closing Date;

	25.1.3	all claims for specific performance (Erfüllungsansprüche) to transfer title to the Transferred Business, which shall be time-barred (verjähren) on the fifth (5th) anniversary of the Closing Date; and

25.1.4

all claims arising as a result of willful or intentional breaches of Seller's or its Affiliates' obligations under or in connection with this Agreement and/or any other Transaction Agreement which shall be time-barred in accordance with the statutory rules in Sections 195, 199 German Civil Code (BGB);

(all time limitations referred to in this Article 25.1 collectively "Time Limitations"). All (i) claims of Purchaser arising from a breach of the Fundamental Guarantees, (ii) primary claims of Purchaser for specific performance (primäre Erfüllungsansprüche) to receive any payment or reimbursement under this Agreement (but expressly excluding any secondary claims (Sekundäransprüche) of Purchaser, in particular as a result of breach or non-fulfillment by Seller of any obligation under this Agreement) and (iii) claims of Purchaser referred to under Article 25.1.2 and Article 25.1.4 shall be collectively referred to as "Exempted Claims".

25.2

Tolling of Time Limitations. The expiry period for any claims of Purchaser and its Affiliates under or in connection with this Agreement and/or any other Transaction Agreement shall be tolled (gehemmt) pursuant to Section 209 German Civil Code (BGB) by any timely demand for fulfillment pursuant to Articles 24.1 or 24.2.1, as the case may be, provided that Purchaser or its relevant Affiliate, as the case may be, commences judicial proceedings within six (6) months after the expiry of the relevant Time Limitations. Section 203 German Civil Code (BGB) shall not apply, unless the Parties agree in writing that the expiry period shall be tolled on the basis of pending settlement negotiations.

25.3	De Minimis, Basket

	25.3.1	Seller shall in any event only be liable in respect of a claim of Purchaser arising from a breach of the Seller's Guarantees:

(a) if and to the extent the individual claim otherwise recoverable from Seller exceeds or, in the case of a series of similar claims, such series of claims otherwise recoverable from Seller in the aggregate exceeds an amount of EUR 100,000 (in words: Euro one hundred thousand) ("De Minimis Amount"); and

(b) if and to the extent the aggregate amount of all such claims that individually or, in the case of a series of similar claims, in the aggregate exceed the De Minimis Amount exceeds an amount of EUR 1,000,000 (in words: Euro one million) ("Basket"), in which case Seller shall only be liable for the amount exceeding the Basket (Freibetrag).

	25.3.2	This Article 25.3 shall not apply to any Exempted Claims.

25.4	Liability Caps

	25.4.1	The aggregate liability of Seller for all claims for a breach of Seller's Guarantees and all claims under Article 28 (collectively "Insured Claims"), other than for breach of any of the Fundamental Guarantees or the Seller's Guarantee contained in Article 21.1.8(d) and any Tax Indemnification Claim under Article 28.1.1(b), shall not exceed EUR 1 (in words: Euro one) ("W&I Liability Cap").

	25.4.2	Purchaser expressly acknowledges and the Parties agree that any liability of Seller for Insured Claims, other than for breach of any of the Fundamental Guarantees or the Seller's Guarantee contained in Article 21.1.8(d) and any Tax Indemnification Claim under Article 28.1.1(b), in excess of the W&I Liability Cap shall be excluded, provided that such exclusion shall not affect the existence of the relevant claim on the merits (dem Grunde nach). Accordingly, Purchaser's sole recourse with respect to Insured Claims (other than for breach of any of the Fundamental Guarantees or the Seller's Guarantee contained in Article 21.1.8(d) and any Tax Indemnification Claim under Article 28.1.1(b)) in excess of the W&I Liability Cap shall be under the W&I Insurance against the Insurers. Purchaser expressly acknowledges and the Parties agree that the validity and collectability risks in respect of the W&I Insurance shall solely and irrevocably rest with Purchaser.

	25.4.3	The aggregate liability of Seller for all claims under or in connection with this Agreement, excluding Purchaser's Indemnification Claims under Article 29.2.1, shall not exceed twenty percent (20%) of the Purchase Price ("General Liability Cap").

	25.4.4	Neither the W&I Liability Cap nor the General Liability Cap shall apply to any Exempted Claims (other than claims referred to under Article 25.1.2), provided, however, that the aggregate overall liability of Seller for all claims under or in connection with this Agreement, except for claims of Purchaser arising as a result of willful or intentional breaches of Seller's obligations under or in connection with this Agreement, shall in no event exceed the Purchase Price ("Overall Liability Cap").

Article 26 Purchaser's Representations and Warranties

26.1	Purchaser's Guarantees. Purchaser hereby guarantees by way of an independent guarantee pursuant to Section 311 (1) German Civil Code (BGB) that the statements set forth in this Article 26.1 (collectively "Purchaser's Guarantees") are true and correct as of the Signing Date and as of any other date explicitly referred to below:

	26.1.1	Enforceability, Existence and Capacity of Purchaser

As of the Signing Date and the Closing Date,

		(a)	Purchaser is a stock corporation organized under the Laws of Indiana, USA, with its registered seat in 2135 West Maple Road, Troy, Michigan 48084, USA, and registered under no. 801035543;

		(b)	this Agreement constitutes the valid and binding obligation of Purchaser, enforceable under German Law against Purchaser in accordance with its terms;

		(c)	there is no investigation or legal proceeding pending against, or to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates before any court or arbitrator or governmental body, agency or official which in any manner challenges or seeks to prevent, alter or materially delay the Transaction;

		(d)	Purchaser is duly incorporated and validly existing under the Laws of Indiana, USA, and has the unrestricted right and capacity and has obtained all corporate authorizations to execute this Agreement and to perform its obligations under this Agreement;

		(e)	except for the Antitrust Clearances, Purchaser is not required to give any notice to any person or obtain any consent or governmental authorization in connection with the execution and performance of this Agreement by Purchaser; and

(f) neither the execution of this Agreement nor the consummation of the Transaction will directly or indirectly violate the constitutional documents or by-laws of Purchaser or any Designated Transferee or violate any applicable Law, order, judgment, injunction, court order or decree in any jurisdiction concerned under this Agreement.

26.1.2	Bankruptcy, Insolvency or Judicial Composition Proceedings

As of the Signing Date and the Closing Date, no bankruptcy, insolvency or judicial composition proceedings concerning Purchaser or the Designated Transferees have been applied for by Purchaser or the Designated Transferees and, to the knowledge of Purchaser, any third parties and, to the knowledge of Purchaser, no circumstances exist which would require the application for any such bankruptcy, insolvency or judicial composition proceedings.

26.1.3	Acquisition at Own Account

As of the Signing Date and the Closing Date,

(a) Purchaser is acquiring the Transferred Business for investment at Purchaser's own account, and neither as a nominee nor as agent and Purchaser has no present intention of selling or otherwise granting any capital or voting participation in the Transferred Business or otherwise distributing substantial parts of the assets of the Transferred Business in such a way that Purchaser would no longer be in control of the Transferred Business; and

(b) Purchaser has not entered, and has no present intention to enter, into any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Transferred Business or any part of the Transferred Business, except for a customary management participation program and participations in respect of the Purchaser Group generally.

26.1.4	Financial Capability

As of the Closing Date, Purchaser has sufficient immediately available funds or binding and unconditional and irrevocable financing commitments to pay the Purchase Price or the Contractual Penalty, as the case may be, and to meet all its other payment obligations under this Agreement.

26.1.5	Finders' Fee

Purchaser and its Affiliates do not have any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to the Transaction for which Seller or any of its Affiliates could become wholly or partly liable.

26.1.6	W&I Insurance

(a) Purchaser has taken out warranty and indemnity insurance under an insurance policy, a copy of which is attached hereto as Annex 26.1.6(a) ("W&I Insurance"; the relevant insurance providers identified therein collectively "Insurers").

(b) As of the Signing Date and the Closing Date, the W&I Insurance provides, and any other warranty and indemnity insurance taken out in relation to this Agreement on or prior to the Closing Date will provide, for the benefit of Seller that any claims against Seller shall only be subrogated, by operation of law or contractually, in case of willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz) by Seller or Seller's Representatives, respectively.

26.2	Remedies. In case of any breach or non-fulfilment by Purchaser of any of the Purchaser's Guarantees, Purchaser shall be liable for putting Seller into the same position that it would have been in if the respective Purchaser's Guarantee had been correct (Naturalrestitution) or, at the election of Seller, for paying damages for non-performance (kleiner Schadenersatz) to Seller.

Article 27 Purchaser's Covenants

27.1	Software Licenses

	27.1.1	Purchaser acknowledges and agrees that certain software licenses are sourced by the Business through group license agreements of Seller or other Siemens Group Companies and will terminate with effect as of the Closing Date.

	27.1.2	Purchaser acknowledges that it or the relevant Designated Transferees will be required to hold, with effect as of the Closing Date, all application software licenses required by the Transferred Business to be conducted as on the Signing Date, including the software licenses specified in Annex 27.1.2 (collectively "Software Licenses"), but excluding the Transferred Individual Software Licenses which will be transferred to Purchaser or the relevant Designated Transferees pursuant to Article 6.5.3.

	27.1.3	Purchaser shall bear the costs for the acquisition of the Software Licenses, provided that the costs regarding the Transferred Individual Software Licenses shall be borne as set out in Article 6.5.3.

27.2	Insurance

	27.2.1	Purchaser acknowledges and agrees that the insurance coverage provided for the Business and its assets under the group insurance policies of Seller and/or other Siemens Group Companies will automatically cease with effect as of the Closing Date.

	27.2.2	Purchaser acknowledges and agrees that all claim settlements under the existing insurance coverage of the Business under the group insurance policies of Seller and/or other Siemens Group Companies that have been notified to the insurer prior to the Closing Date, irrespective of whether the settlement is taking place prior to or after the Closing Date, shall be made on the agreed terms and conditions of such insurance coverage and, in particular, the applicable deductibles existing under such insurance coverage which shall be borne by Purchaser, the relevant Designated Transferees or the relevant Transferred Companies (collectively "Insurance Claim Settlements"). Purchaser shall inform Seller without undue delay (unverzüglich) about any circumstance which may be relevant for such an insurance claim under the group insurance policies of Seller and/or other Siemens Group Companies and shall comply with Seller's reasonable instructions for any Insurance Claim Settlement. Any claims under such group insurance policies shall be processed by Seller in consultation with Purchaser, and Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees and the relevant Transferred Companies will, provide reasonable administrative support to progress such claims if so requested by Seller. This Article 27.2.2 operates as lex specialis to, and preempts the applicability of, Article 24.2.

27.3	Siemens Designations.

	27.3.1	In this Agreement:

		(a)	"Business Papers" shall mean any business-related documents (in print, digital or other form), including without limitation stationery, business cards, business forms, domain names, e-mail signatures, delivery notes, invoices, digital branding, purchase orders, offers, delivery conditions or other similar documents.

		(b)	"Existing Products" shall mean lines of Products which, on the Closing Date, (i) bear the Product Mark and (ii) are manufactured by or on behalf of the Business.

		(c)	"Marketing Material" means any corporate advertising or marketing materials or other content (in print, digital or other form) which advertise Purchaser as a company and which are not aimed at specific products and/or services, including without limitation marketing materials used in connection with communications, trade fairs, exhibits or presentations.

		(d)	"Products" shall mean all products (also including work products, software, systems and solutions) which are manufactured by or on behalf of the Business.

		(e)	"Product Mark" shall mean a Siemens Designation on Products, including use on relating Product Material.

		(f)	"Product Material" shall mean any material (print or electronic) or items relating to products including but not limited to advertising material, manuals, packaging material, product descriptions, customer documentation, leaflets, handouts, customer and supplier related product material used in connection with trade fairs, exhibits or presentations, but excluding Business Papers, Marketing Material and Signage.

(g) "Signage" shall mean the signage on/in buildings or on street signs providing directions to and/or marking the facilities of Purchaser

27.3.2	Unless explicitly set forth otherwise in Articles 27.3.3 and 27.3.4, as from the Closing Date, Purchaser shall, and shall procure (steht dafür ein) that the Designated Transferees and the Transferred Companies will, refrain from using the designation(s) "Siemens", "Si", any similar reference to the designation "Siemens" and any abbreviations thereof or any word or logo confusingly similar thereto (collectively "Siemens Designations") and/or any designation which in the reasonable opinion of an objective third party is confusingly similar to the Siemens Designations, in particular as commercial designation (Geschäftliche Bezeichnung) within the meaning of Section 5 German Trademark Act (MarkenG) including as company name or corporate mark, as name affix, including "A Siemens Company", as trademark, as domain or otherwise in any communication, including websites and e-mails, and on Business Papers, Marketing Material, Product Material and Signage.

27.3.3	Seller hereby grants to Purchaser, the Designated Transferees and the Transferred Companies for a period beginning on the Closing Date and ending on 31 October 2023 ("Termination Date"), the right to use the Siemens Designation as Product Mark on all Existing Products manufactured by or on behalf of the Business and exclusively sold by Purchaser, any Designated Transferee or any Transferred Company.

27.3.4	In case Purchaser, any Designated Transferee or any Transferred Company repairs or overhauls, or has repaired or overhauled through a subcontractor, Products which were manufactured prior to the Termination Date bearing the Product Mark, and sold in compliance with the terms set out herein, Purchaser, the Designated Transferees and the Transferred Companies shall keep the Product Mark on all Products where the repair or overhaul is of minor nature, which means it does not make a brand change necessary according to mandatory requirements (e.g. impact on overall product responsibility towards KBA).

27.3.5	For components and parts of Products on stock, the following shall apply:

(a) For components and parts of Products which parts or components (i) bear the Product Mark at Closing, (ii) are manufactured in the ordinary course of business and finished and on stock at Closing, (iii) are discontinued before Closing, (iv) Purchaser, the relevant Designated Transferee or the relevant Transferred Company, respectively, has a contractual obligation to provide as (spare) parts for a period of fifteen (15) years after the sale of the Product and (v) would need new tools (e.g. for the covers, motor housings, terminals boxes which bear the Product Mark) in order to be produced after Closing, the following shall apply: for a transition period of fifteen (15) years as from the Closing Date, Purchaser, the relevant Designated Transferee or the relevant Transferred Company, respectively, shall be entitled to retain them and distribute, sell and use them solely for the purpose of exchanging parts and honoring warranty obligations in relation to Products sold prior to the Termination Date.

(b)	For components and parts of Products which parts or components (i) bear the Product Mark at Closing, (ii) are manufactured in the ordinary course of business and finished and on stock on Closing, (iii) are discontinued before Closing, (iv) Purchaser, the relevant Designated Transferee or the relevant Transferred Company, respectively, has a contractual obligation to provide as (spare) parts for a period of fifteen (15) years after the sale of the Product and (v) would not need new tools (e.g. for the covers, motor housings, terminals boxes which bear the Product Mark) in order to be produced after Closing, the following shall apply: for a transition period of five (5) years as from the Closing Date, Purchaser, the relevant Designated Transferee or the relevant Transferred Company, respectively, shall be entitled to retain them and distribute, sell and use them solely for the purpose of exchanging parts and honoring warranty obligations in relation to Products sold prior to the Termination Date.

(c)	For components and parts of Products which parts or components (i) bear the Product Mark at Closing, (ii) are manufactured in the ordinary course of business and finished and on stock on Closing, (iii) are not discontinued before Closing and (iv) Purchaser, the relevant Designated Transferee or the relevant Transferred Company, respectively, has no contractual obligation to provide as (spare) parts for a period of fifteen (15) years after the sale of the Product, the following shall apply: for a transition period of twenty-four (24) months as from the Closing Date, Purchaser, the relevant Designated Transferee or the relevant Transferred Company, respectively, shall be entitled to retain them and distribute, sell and use them solely for the purpose of exchanging parts and honoring warranty obligations in relation to Products sold prior to the Termination Date.

(d)	For the components and parts of Products which are listed in Annex 27.3.5(d) and which (i) are manufactured in the ordinary course of business and finished and on stock on Closing, (ii) Purchaser, the relevant Designated Transferee or the relevant Transferred Company, respectively, has a contractual obligation to provide as (spare) parts for a period of more than two (2) years after the sale of the Product, the following shall apply: for a transition period of five (5) years as from the Closing Date, Purchaser, the relevant Designated Transferee or the relevant Transferred Company, respectively, shall be entitled to retain them and distribute, sell and use them solely for the purpose of exchanging parts and honoring warranty obligations in relation to Products sold prior to the Termination Date, provided that Purchaser, the relevant Designated Transferee or the relevant Transferred Company, respectively, as from the Closing Date, sells all of the relevant components and parts bearing the Product Mark first before starting to sell those components and parts of the same line with the new brand ("first in first out").

	27.3.6	Seller does neither (i) assume any liability for the validity of the Siemens Designations, including any possible trademark forfeiture due to non-use nor (ii) guarantee that the use of the Siemens Designations does not infringe any third party rights.

27.4	W&I Insurance. Purchaser shall procure (steht dafür ein) that, except with the prior written consent of Seller, any warranty and indemnity insurance in relation to this Agreement, if any, taken out after the Closing Date shall provide for the benefit of Seller that any claims against Seller shall only be subrogated, by operation of law or contractually, in case of willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz) by Seller or Seller's Representatives, respectively.

27.5	Purchaser's Site Undertakings. [******]

27.6	Purchaser's Employment Undertakings. [******]

27.7	Purchaser's Pass-On Undertaking. Until the third (3rd) anniversary of the Closing Date, Purchaser shall procure (steht dafür ein) that in the event of a sale, transfer, restructuring, merger or other action or measure with a comparable effect of the Transferred Business or any portion thereof, the agreement with the acquirer or new owner will contain obligations for the acquirer or new owner substantially in the form of the obligations of Purchaser set forth in Articles 27.5 and 27.6.

Article 28 Tax Indemnification

28.1	Tax Indemnification.

	28.1.1	Subject to Closing having occurred, Seller shall pay to Purchaser or, at Purchaser's election, to the relevant Designated Transferees or the relevant Transferred Companies

		(a)	the amount of any Pre-Effective Date Taxes; and

		(b)	the amount of Taxes assessed against Chinese NewCo as a direct consequence of the Chinese Factory Carve-out and/or the Chinese Office Carve-out (the Pre-Effective Date Taxes and the Taxes set out in this Article 28.1.1(b) in the following the "Indemnified Tax" or "Indemnified Taxes"), if and to the extent such Indemnified Taxes (i) are not contained in the Final Effective Date Statement as a Debt item or a negative item of the Working Capital irrespective of whether such items are identified or described as Tax liabilities or Tax provisions and (ii) are not otherwise taken into account as a negative item in the calculation of the Purchase Price (each such claim a "Tax Indemnification Claim").

28.1.2	Purchaser shall not have a Tax Indemnification Claim, and Seller shall not be liable under Article 28.1.1, if and to the extent:

	(a)	the relevant Indemnified Tax has been paid to, or otherwise settled with, the Tax Authority on or prior to the Effective Date; or

	(b)	the relevant Indemnified Tax or the underlying circumstances give rise to a Tax Benefit for Purchaser, any Designated Transferee, any Transferred Company or any other Purchaser Group Company or any of their respective legal successors after the Effective Date. The amount of any Tax Benefit after the Effective Date shall be (i) the full amount of the Tax Benefit if and to the extent realized (in cash or cash-effective saving) in any Tax period prior to and including the date on which the respective Tax Indemnification Claim becomes due (fällig) and (ii) in case of future Tax Benefits the amount determined by discounting the potential future Tax savings accruing within a period of seven (7) years following the Effective Date at a discounting rate of three point five percent (3.5%) per annum. If and to the extent the Tax Benefit relates to Taxes on income, the amount of the relevant future Tax savings shall be calculated purely abstract on a lump-sum basis by applying an income tax rate applicable on the date on which the respective Tax Indemnification Claim becomes due (fällig) and thereby assuming that the relevant entity will (a) always be profitable with expenses being fully Tax deductible against income and (b) not be part of a Tax group; or

	(c)	Purchaser, any Designated Transferee, any Transferred Company or any other Purchaser Group Company have or could have reasonably recovered the relevant Indemnified Tax from a third party (other than a Transferred Employee) through the net amount (i.e. payment claim minus Taxes to be paid by Purchaser, Designated Transferee or Transferred Company) of a claim for a repayment, indemnification or recourse claim (including under any insurance in force on the Closing Date, other than under the W&I Insurance); or

	(d)	the relevant Indemnified Tax can be or could have been mitigated by the utilization of Tax losses or similar Tax attributes existing on or prior to the Effective Date; or

	(e)	the relevant Indemnified Tax is caused on or after the Closing Date by Purchaser, any Designated Transferee, any Transferred Company or any other Purchaser Group Company through (i) any actions undertaken or caused on or after the Closing Date (including any merger, reorganization, sale of shares or assets, declaration, amendment of any Tax return), (ii) the exercise or change of exercise of any Tax election right, (iii) the change of any financial statement or Tax balance sheet or (iv) the amendment of any Tax Return, in each case of (i) through (iv) on or after the Closing Date with legal retrospective effect on the Pre-Effective Date Tax Period, unless, in each case of (i) through (iv), (a) required by mandatory applicable Law or (b) instructed in writing by Seller; or

	(f)	the relevant Indemnified Tax results from or is increased by the passing of, or any change in any Law taking effect or occurring after the Effective Date; or

(g)

the relevant Indemnified Tax is the direct or indirect consequence of the execution of this Agreement and/or consummation of the Transaction (e.g. through the forfeiture of otherwise available loss carry-forwards) - for the avoidance of doubt the Parties are in agreement that Seller shall bear the capital gains taxes in relation to the sale of the Transferred Business and the Transferred Companies. With regard to Transfer Taxes and VAT, Article 38 shall apply; or

(h)

Purchaser, any Designated Transferee, any Transferred Company or any other Purchaser Group Company failed to comply with its obligations under Article 28 in relation to the Indemnified Tax or Tax Indemnification Claim, and only to the extent Seller, the relevant Transferor or the relevant other Siemens Group Company was prejudiced (präkludiert) in its defense against the underlying Tax.

28.1.3

Subject to Closing having occurred, Purchaser shall pay to Seller or, at Seller's election, to the relevant Transferors the amount of any Taxes payable by Seller, any Transferor or any other Siemens Group Company as a direct consequence of the Chinese Factory Carve-out and/or the Chinese Office Carve-out which (i) results from (a) any acts or omissions by Purchaser, any Designated Transferee, any Transferred Company or any other Purchaser Group Company in violation of the cooperation provisions contained in this Article 28 and/or (b) any actions or measures not reasonably required by Law and taken by Purchaser, any Designated Transferee, any Transferred Company or any other Purchaser Group Company after the Closing Date with legal retroactive effect (e.g. pursuant to Section 175 (1) sent. 1 no. 2 German General Tax Code (AO)) and (ii) is assessed to, paid or in any other way borne by Seller, any Transferor or any other Siemens Group Company, e.g. because of a tax grouping or consolidation.

28.1.4

Taxes for a Straddle Tax Period shall be allocated between the pre-Effective Date portion and the post-Effective Date portion of such period. The amount of Taxes attributable to the pre-Effective Date portion shall be the amount of Taxes which would be payable if the pre-Effective Date portion of such period were a taxable period and Purchaser, the relevant Designated Transferee, the relevant Transferred Company or the relevant other Purchaser Group Company were permitted to file a Tax Return for the pre-Effective Date portion of such period. In the case of any Taxes other than Taxes based upon or related to income, sales, transfers, gross receipts, wages, capital expenditures, expenses or any similar Tax base, such portion shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the denominator of which is the number of days of the entire Tax period and the numerator of which is the number of days of the portion of such period ending on (and including) the Effective Date. If Seller and Purchaser are of the joint view that such allocation mechanism is not appropriate for the Tax in question, Seller and Purchaser shall agree in good faith on an appropriate mechanism.

28.1.5

Any indemnification payment pursuant to Article 28.1.1 shall be due (fällig) and payable (zahlbar) within fifteen (15) Business Days after the Party from which indemnification is sought has been notified in writing by the Party seeking indemnification about the payment obligation and the due date (Fälligkeitsdatum), and has been provided with a copy of the relevant Tax assessment notice (Steuerbescheid, the "Tax Assessment Notice") or any other documentation, if any, evidencing the relevant payment obligation, but in no case earlier than three (3) Business Days before the Tax is due (fällig) for payment (including any suspension of payment (Aussetzung der Vollziehung), it being understood that upon request of Seller, and at Seller's cost, Purchaser shall, or shall procure (steht dafür ein) that the relevant Designated Transferee, the relevant Transferred Company or the relevant other Purchaser Group Company will, use reasonable efforts to obtain a suspension of payment). Purchaser shall not be obliged to grant any security to the Tax Authorities in order to receive a suspension of payment; if required by the Tax Authority for the granting of a suspension of payment, however, Seller shall be entitled at its discretion to provide at its own cost and expense such security to the respective Tax Authority.

28.2	Tax Refunds.

28.2.1

Subject to Closing having occurred, Purchaser shall pay to Seller or, at Seller's election, to the relevant Transferors the amount of any Tax credit (Steuerguthaben), Tax rebate (Steuervergütung) or repayment of overpaid Tax (each a "Tax Refund") received, including by way of payment, set-off, deduction, consumption, assessment in favor of or otherwise, by the Chinese NewCo or any other Purchaser Group Company after the Effective Date and directly relating to the Chinese Factory Carve-out and/or the Chinese Office Carve-out, together with any related interest, if and to the extent the Tax Refund exceeds the Tax receivables and Tax assets contained in the Final Effective Date Statement as a Cash item or a positive item of the Working Capital.

28.2.2

Subject to Closing having occurred, Purchaser shall pay to Seller or, at Seller's election, to the relevant Transferors the amount of any reversal or other kind of reduction of Tax liabilities, Tax accruals or Tax provisions directly relating to the Chinese Factory Carve-out and/or the Chinese Office Carve-out and contained in the Final Effective Date Statement as a Debt item or a negative item of the Working Capital or otherwise taken into account as a negative item in the calculation of the Purchase Price after the Closing Date unless such reversal or reduction is caused by an actual Tax payment or the respective Tax has been settled otherwise, whereby the obligation to reverse or reduce pursuant to the generally accepted accounting principles as applied to the accounting of the respective Taxes shall be treated as an actual reversal or reduction.

28.2.3

If and to the extent Seller has made an indemnification payment pursuant to Article 28.1.1(b), and the assessment of the relevant Taxes has been reversed or reduced (e.g. as a result of an appeal, court decision or settlement), Purchaser shall, or shall procure (steht dafür ein) that the relevant Designated Transferee or the relevant Transferred Company or any other Purchaser Group Company will, repay to Seller the amount of the indemnification payment, together with any related interest.

28.2.4

If, after the Closing Date, Purchaser, any Designated Transferee, any Transferred Company or any other Purchaser Group Company becomes aware of any circumstances which indicate the probability of a Tax Refund or a claim of Seller pursuant to Article 28.2.2 or 28.2.3, Purchaser shall give Seller written notice as soon as possible. Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees, the relevant Transferred Companies and the relevant other Purchaser Group Companies will, provide Seller with any written and electronic documents, books, records, notes, other materials, data and other information (with the right to make copies), as required by Seller for the purpose of reviewing and enforcing its claims, if any, under this Article 28.2.

28.2.5

Any claim of Seller under Article 28.2 shall be reduced by (i) any Taxes levied on or in connection with such claim or Tax Refund which are payable by Chinese NewCo or any other Purchaser Group Company and (ii) any Tax disadvantages of Chinese NewCo or any other Purchaser Group Company arising in periods after the Effective Date as a result of an adjustment or payment giving rise to such claim or Tax Refund. Purchaser shall not be required to make any payment to Seller if and to the extent such claim or Tax Refund reduces a claim under the W&I Insurance or the amount of such claim or Tax Refund has to be paid to or can be reasonably claimed by a third party.

28.2.6

Any amount payable to Seller pursuant to this Article 28.2 shall be due (fällig) and payable (zahlbar) within fifteen (15) Business Days (i) after the Tax Refund has been received by the Chinese NewCo or any other Purchaser Group Company, (ii) after the respective Tax liability, Tax accrual or Tax provision has been dissolved or reduced or shall be treated as dissolved or reduced pursuant to the generally accepted accounting principles as applied to the accounting of the respective Taxes, or (iii) after the decision having reversed or reduced the Taxes has been issued and notified to Purchaser, any Designated Transferee, any Transferred Company or any other Purchaser Group Company.

28.3	Handling of Tax Matters.

	28.3.1	Tax Returns.

(a)

Seller (until Closing having occurred) and Purchaser (after Closing having occurred) shall procure (dafür einstehen) that the Tax Returns of the Transferred Companies, including any amendments thereof, for any Pre-Effective Date Tax Periods and/or in relation to the Chinese Factory Carve-out and/or the Chinese Office Carve-out will be duly prepared and filed with the competent Tax Authorities.

(b)

The Tax Returns for any Pre-Effective Date Tax Periods of the Transferred Companies and/or in relation to the Chinese Factory Carve-out and/or the Chinese Office Carve-out shall be consistent with the policies, procedures, practices and election rights adopted in the statutory financial statements of the relevant Transferred Companies in the relevant Tax period as well as the Tax Returns of the relevant Transferred Companies for previous Tax periods (i.e., Tax periods prior to the Closing Date), to the extent that the adopted policies, procedures, practices and election rights are in compliance with applicable Law.

(c)

After Closing having occurred, Purchaser shall procure (steht dafür ein) that (i) annual Tax Returns of the Transferred Companies for any Pre-Effective Date Tax Periods and Tax Returns in relation to the Chinese Factory Carve-out and/or the Chinese Office Carve-out, including any amendments thereto, will (a) not be filed by the Transferred Companies without Seller's prior written consent, which shall not be unreasonably withheld, delayed or conditioned and (b) be provided in draft form to Seller at least thirty (30) Business Days prior to the filing of Tax Returns to be filed on an annual basis, (ii) Seller is provided with access reasonably requested by Seller and in compliance with applicable Law to (x) any written and electronic documents, books, records, notes, other materials, data and other information (with the right to make copies) available to Purchaser, any Designated Transferees, any Transferred Companies or any other Purchaser Group Companies and (y) the management of the relevant Transferred Companies, in each case of (x) and (y) as required by Seller to review and comment on the drafts of such Tax Returns of the Transferred Companies. If a Tax Return comprises both the period before and after the Effective Date, it is not necessary to forward information relating to the period after the Effective Date to Seller. Seller shall be deemed to have given its consent to the content of a Tax Return sent for review if Seller does not object in writing within twenty (20) Business Days following the receipt of the respective Tax Return and thereby (a) specifying in reasonable detail the matter (explaining the issue, the numbers and the reason) in relation to which Seller disagrees and (b) providing a counter-proposal in reasonable detail to Purchaser.

(d)

Purchaser shall procure (steht dafür ein) that the annual Tax Returns and Tax Returns in relation to the Chinese Factory Carve-out and/or the Chinese Office Carve-out filed by the Transferred Companies for any Pre-Effective Date Tax Periods will include all modifications reasonably requested by Seller in writing within twenty (20) Business Days after Seller has been provided with the draft Tax Returns to be filed on an annual basis as well as with all information reasonably required by Seller under Article 28.3.1(c). If and to the extent Seller and Purchaser do not agree in writing on the Tax Returns before the filing is due, the annual Tax Returns as regards the period until the Closing Date and the Tax Returns in relation to the Chinese Factory Carve-out and/or the Chinese Office Carve-out shall be filed according to the instructions of Seller, except if and to the extent required otherwise by mandatory Law.

28.3.2	Tax Proceedings.

(a)

Purchaser shall timely (rechtzeitig) but in any event within ten (10) Business Days after receipt by either Purchaser, any Designated Transferee, any Transferred Company or any other Purchaser Group Company notify Seller in writing of any Tax Proceedings relating to Taxes of the Business and/or the Transferred Companies which concern taxable events that give rise to a Tax Indemnification Claim (collectively "Relevant Tax Proceedings"), including (i) the issuance of any Tax Assessment Notice by any Tax Authority, (ii) requests or statements made by any Tax Authority and (iii) the announcement or commencement of any Tax Audit of a Transferred Company in each case of (i) to (iii) relating to any periods or parts thereof ending on or prior to the Effective Date or relating to the Chinese Factory Carve-out and/or the Chinese Office Carve-out. The notice shall be reasonably detailed and shall include copies of any written communication with the Tax Authorities.

(b)

With respect to any Relevant Tax Proceedings, Purchaser shall procure (steht dafür ein) that Seller is provided with (i) any available written and electronic documents, including all written correspondence with the Tax Authorities, (ii) access to any books, records, notes, other materials, data and other information (with the right to make copies) and (iii) access to the management of the relevant Transferred Companies, in each case as reasonably required by Seller in connection with the Relevant Tax Proceedings and in compliance with applicable Law.

(c)

Seller and/or the representative selected by Seller shall have the opportunity to participate from the beginning until the end in any Relevant Tax Proceedings and Purchaser shall, and shall procure (steht dafür ein) that the relevant Designated Transferees, the relevant Transferred Companies and the relevant other Purchaser Group Companies or their respective successors will, (i) take all lawful, reasonable measures as suggested by Seller, including (a) how to deal with the Tax Authorities' queries and (b) to challenge and to take all defensive measures deemed necessary by Seller against any action taken by any Tax Authority, (ii) timely inform Seller of, and give Seller the opportunity to participate in, any meetings, video conferences or telephone conversations with the Tax Authorities, (iii) request that the Tax Authorities provide questions in writing and that such questions be timely forwarded to Seller for Seller's evaluation and comments and (iv) duly incorporate in any statements to the Tax Authorities any written comments of Seller and (v) file any appeal (Einlegung eines Einspruchs) or take any legal action (Klageerhebung) and diligently conduct or terminate such appeal or legal action, in accordance with Seller's instructions.

(d)

Purchaser shall procure (steht dafür ein) that regarding the Business for periods until the Closing Date and the Chinese Factory Carve-out and/or the Chinese Office Carve-out (i) no documents or data shall be submitted by Purchaser, the relevant Designated Transferees, the relevant Transferred Companies and the relevant other Purchaser Group Companies or their respective successors to any Tax Authorities, (ii) no admission of facts or liability and no other statement which in case of (i) and (ii) has a negative impact on the Seller, the Transferors or the Transferred Companies in the Relevant Tax Proceedings shall be made by Purchaser, the relevant Designated Transferees, the relevant Transferred Companies and the relevant other Purchaser Group Companies or their respective successors and (iii) there shall be no acknowledgement or settlement by Purchaser, the relevant Designated Transferees, the relevant Transferred Companies and the relevant other Purchaser Group Companies or their respective successors with the Tax Authorities in the Relevant Tax Proceedings, in each case without the prior written consent of Seller which shall not be unreasonably withheld, delayed or conditioned. Seller shall be deemed to have given its consent if Seller does not object in writing within twenty (20) Business Days following the receipt of a respective request and thereby (a) specifying in reasonable detail the matter (explaining the issue, the numbers and the reason) in relation to which Seller disagrees and (b) providing a counter-proposal in reasonable detail to Purchaser.

28.3.3

Conflicting Procedural Provisions. If an alleged Tax Indemnification Claim is an Insured Claim to which the W&I Liability Cap applies in favor of Seller, Purchaser shall be released from its procedural obligations contained in this Article 28.3 and Seller shall not be entitled to exercise its rights under this Article 28.3.

28.4

Tax Cooperation. Without prejudice to the other provisions of this Article 28, Seller and Purchaser shall, and shall procure (stehen dafür ein) that their respective Affiliates will, fully cooperate in good faith using best efforts with each other in connection with all Tax matters related to the Business and the transactions contemplated by this Agreement, including the preparation and filing of any Tax Return or the conducting of any audit, investigation, dispute or appeal or any other communication with any Tax Authority, and provide each other with all available information and documents reasonably requested in this respect. In particular, the Parties shall, and shall procure (steht dafür ein) that their respective Affiliates will provide each other and their designated tax advisor with any (i) available written and electronic documents, books, records, notes, other materials, data and other information (with the right to make copies) and (ii) access to the management, as reasonably necessary, and shall undertake any action (including the correction of invoices) to support the other Party and its designated tax advisor for purposes of the preparation and filing of Tax Returns, in each case as reasonably required by the other Party or its designated tax advisor for any Tax matters of the Business and the transactions contemplated by this Agreement.

28.5

Adjustment of Purchase Price. Seller and Purchaser agree that any payments made by Seller under this Article 28 shall be construed and deemed (i) between Seller and Purchaser as a reduction of the Purchase Price and (ii), if and to the extent payment is made directly to a Purchaser Group Company (other than Purchaser), between Purchaser and such other Purchaser Group Company as a contribution (Einlage) by Purchaser into such other Purchaser Group Company. In no event shall either (i) Seller or (ii) Purchaser owe to the respective other Party, as the case may be, any gross-up for Taxes falling due on or in connection with any payment received by (i) Purchaser or any other Purchaser Group Company or (ii) Seller or any other Siemens Group Company, as the case may be, under this Article 28.

28.6	Purchaser, the Designated Transferees and the Transferred Companies shall not be entitled to obtain payment, reimbursement, restitution or indemnity more than once in respect of any Tax-related liability, loss, cost, shortfall, damage, breach or other set of circumstances which give rise to more than one claim.

28.7	Purchaser shall not have any indemnification claims or claims for breach of representations or warranties for, in respect of or in relation to any Taxes under this Agreement other than those provided for in Article 23.1 in relation to a breach of Seller's Guarantees set out in Article 21.1.24, and in this Article 28. Tax Indemnification Claims of Purchaser and any claims for breach of representations or warranties for, in respect of or in relation to any Taxes under this Agreement shall exclusively be subject to the limitations provided for in this Article 28 as well as in Articles 20.2, 21.3, 21.4, 21.5, 23.5, 23.7, 25.1, 25.2 and 25.4.

Article 29 Indemnities

29.1

Indemnities by Purchaser. Subject to Closing having occurred, Purchaser shall indemnify Seller and the other Siemens Group Companies as well as their legal successors and representatives, directors, officers, employees and agents (collectively "Seller Related Persons") from and against:

	29.1.1	(i) any Assumed Liabilities, (ii) any Assumed Employment Liabilities, (iii) any Liabilities under the Assumed Contracts and Transferred Lease Agreements and (iv) any other Liabilities to the extent relating to the Transferred Business other than those excluded under Articles 8.1.4 to 8.1.9, in each case for which Seller or any other Seller Related Person is held liable, unless and to the extent Purchaser has the right to claim damages or indemnification from Seller in respect to such Liabilities under the terms and conditions of this Agreement;

	29.1.2	any claims, other than specific performance claims (Erfüllungsansprüche), raised under the Local Transfer Agreements, if any;

	29.1.3	any Liabilities arising out of or in connection with the use of any Siemens Designations by Purchaser or its Affiliates after the Closing Date; or

	29.1.4	any claims raised against Seller or any other Seller Related Persons under or in connection with the W&I Insurance, including any subrogation of claims, by operation of law or contractually, other than a subrogation in case of willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz) by Seller or Seller's Representatives, respectively,

(any indemnification claims of Seller under this Agreement, including, in particular, the indemnification claims of Seller under this Article 29.1, collectively "Seller's Indemnification Claims"), in each case except if and to the extent the underlying claim is based on willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz) of Seller or the respective Seller Related Person.

29.2

Indemnities by Seller. Subject to Closing having occurred, Seller shall indemnify Purchaser as well as its legal successors and representatives, directors, officers and employees (collectively "Purchaser Related Persons") from and against:

	29.2.1	any Liabilities to the extent relating to the business of Seller and/or the other Siemens Group Companies other than the Transferred Business for which Purchaser or any other Purchaser Related Person is held liable, unless and to the extent Seller has the right to claim damages or indemnification from Purchaser in respect to such Liabilities under the terms and conditions of this Agreement;

	29.2.2	any claims, other than specific performance claims (Erfüllungsansprüche), raised under the Local Transfer Agreements, if any;

29.2.3

any reasonable costs of litigation and termination and any reasonable severance payments related to any Business Employees (or, in case of a required social selection procedure, of comparable employees) who, whether justified or unjustified, object to a transfer of their employment relationship to Purchaser or the relevant Designated Transferees or do not enter into an employment agreement with Purchaser or the relevant Designated Transferees, respectively; or

29.2.4

any reasonable costs of litigation and termination and any reasonable severance payments to any employees (or, in case of a required social selection procedure, of comparable employees) who, contrary to the terms of this Agreement, whether justified or unjustified, transfer to Purchaser or the relevant Designated Transferees,

(any indemnification claims of Purchaser under this Agreement, including, in particular, the indemnification claims of Purchaser under this Article 29.2, but excluding the Tax Indemnification Claims, collectively "Purchaser's Indemnification Claims"), in each case except if and to the extent the underlying claim is based on willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz) of Purchaser or the respective Purchaser Related Person.

29.3	Conduct of Claims. Article 24.1 shall apply accordingly to Sellers' Indemnification Claims and Purchaser's Indemnification Claims (collectively "Indemnification Claims").

29.4

Time Limitation. Any Indemnification Claims shall become time-barred (verjähren) at the later of (i) the claim underlying the Indemnification Claim becoming time-barred or (ii) six (6) months after the respective Party being notified in writing of a claim underlying an Indemnification Claim, however the latest on the fifth (5th) anniversary of the Closing Date. Article 25.2 shall apply accordingly.

Article 30 Access to Information

30.1	Retention of Documents.

30.1.1

Purchaser acknowledges and agrees that all information and documents in the custody and control of Purchaser, the Designated Transferees and the Transferred Companies and relating to the Business and to the period prior to the Closing Date (collectively "Purchaser Retention Materials") shall be preserved and retained for the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date ("Data Preservation Termination Date").

30.1.2

Seller acknowledges and agrees that all information and documents in the custody and control of Seller, the Transferors and the other Siemens Group Companies and relating to the Business and to the period prior to the Closing Date (collectively "Seller Retention Materials") shall be preserved and retained for the period beginning on the Closing Date and ending on the Data Preservation Termination Date.

	30.1.3	Prior to the Data Preservation Termination Date, Purchaser and Seller shall consult with each other before destroying, modifying or reproducing any Purchaser Retention Materials or Seller Retention Materials, as the case may be, and permit each other to review and reproduce such materials prior to any destruction, modification or reproduction of any Purchaser Retention Materials or Seller Retention Materials, as the case may be.

30.2	Access to Information.

	30.2.1	Purchaser undertakes that, as from the Closing Date, Seller and the other Siemens Group Companies and their respective auditors, professional advisers and other representatives shall be granted, upon reasonable advance notice and during normal business hours, access to the Purchaser Retention Materials as well as to any other books, records and other information relating to the Business (including the right to receive hard copies and/or electronic copies thereof) and to the personnel and advisors of the Business, to the extent necessary or expedient for any legitimate reasons of Seller or any other Siemens Group Company, including in order to enable Seller or any other Siemens Group Company to fully enforce any rights and determine any obligations it may have under or in connection with this Agreement or in relation to the Business towards third parties or governmental authorities or as necessary or useful for Seller or any other Siemens Group Company in connection with any audit, de-consolidation, other accounting matter or investigation, or any other reasonable business purpose relating to the Business, to Seller or to any other Siemens Group Company.

30.2.2

Seller undertakes that, as from the Closing Date, Purchaser and the other Purchaser Group Companies and their respective auditors, professional advisers and other representatives shall be granted, upon reasonable advance notice and during normal business hours, access to the Seller Retention Materials as well as to any other books, records and other information relating to the Business (including the right to receive hard copies and/or electronic copies thereof) and to the personnel and advisers of the Siemens Group Companies who provided services to the Business prior to the Closing Date, to the extent necessary or expedient for any legitimate reasons of Purchaser or any other Purchaser Group Company in relation to the Business, including in order to enable Purchaser or any other Purchaser Group Company to fully enforce any rights and determine any obligations it may have under or in connection with this Agreement or in relation to the Business towards third parties or governmental authorities or as necessary or useful for Purchaser or any other Purchaser Group Company in connection with any audit, consolidation, other accounting matter or investigation, or any other reasonable business purpose relating to the Business.

30.3

Costs of Reproduction. Any review or reproduction for Seller of Purchaser Retention Materials or other books, records or information pursuant to Articles 30.1 and 30.2 shall be at Seller's sole expense and shall occur at such reasonable time as Seller and Purchaser shall agree consistent with the access rights set forth in this Article 30. Any review or reproduction for Purchaser of Seller Retention Materials or other books, records or information pursuant to Articles 30.1 and 30.2 shall be at Purchaser's sole expense and shall occur at such reasonable time as Seller and Purchaser shall agree consistent with the access rights set forth in this Article 30.

30.4

Further Assurance. If prior to the Data Preservation Termination Date, pursuant to any restructuring, divestment, merger, transfer or otherwise Purchaser shall no longer own or control the Transferred Business or parts of the Transferred Business, Purchaser shall procure (steht dafür ein) that the new owner or controller of the Transferred Business or the respective part of the Transferred Business will be subject to appropriate obligations in order to ensure that Seller and the other Siemens Group Companies can continue to exercise the rights as set out in this Article 30 (including this specific provision of this Article 30.4).

Article 31 Non-Compete; Non-Solicitation

31.1	Non-Compete Undertaking. [******]

31.2	Excluded Companies. [******]

31.3	Excluded Activities. [******]

31.4	Non-Solicitation. [******]

Article 32 Nuremberg Assets

32.1

Nuremberg Assets. The Parties agree, and Purchaser acknowledges, that (i) the tangible assets currently owned by Seller and listed in part 1 of Annex 32.1 (collectively "Nuremberg Assets 1"), listed in part 2 of Annex 32.1 (collectively "Nuremberg Assets 2") and listed in part 3 of Annex 32.1 (collectively "Nuremberg Assets 3"; and, together with the Nuremberg Assets 1 and the Nuremberg Assets 2, collectively "Nuremberg Assets") form part of the Business, but shall not be sold and transferred by Seller and/or the Transferors to Purchaser and/or the Designated Transferees on the Closing Date, but on the later of (a) 30 September 2023 and (b) as soon as reasonably practicable after the termination and full ramp-down of the commercial vehicles contract manufacturing activities at the site in Nuremberg ("Nuremberg Assets Transfer Date"), (ii) the purchase price for the Nuremberg Assets shall not be paid by Purchaser and/or the Designated Transferees to Seller and/or the Transferors on the Closing Date, but on the Nuremberg Assets Transfer Date, (iii) the subsequent sale and transfer of the Nuremberg Assets and the subsequent payment of the purchase price for the Nuremberg Assets by Purchaser and/or the Designated Transferees to Seller and/or the Transferors is already reflected in the Purchase Price and (iv) [******]

32.2

Sale and Transfer of Nuremberg Assets 1. The Parties agree that the Nuremberg Assets 1, excluding any such assets which are disposed of, or destroyed, as from and including the Signing Date until and including the date of actual transfer and including any such assets which are acquired, or come into existence, in order to replace the Nuremberg Assets 1 as from and including the Signing Date until and including the date of actual transfer (collectively "Transferred Nuremberg Assets 1"), shall be sold and transferred on the Nuremberg Assets Transfer Date on an "as-is" basis and at a purchase price equaling the fair market value of the Transferred Nuremberg Assets 1 on the Nuremberg Assets Transfer Date, provided that the Parties hereby agree that the book value represents a fair estimate of the fair market value and that hence the purchase price shall equal the book value on the Nuremberg Assets Transfer Date, to Chinese NewCo by means of a separate local asset sale and transfer agreement substantially in the form of the Local Asset Transfer Agreement, which shall be adjusted in order to reflect that only tangible assets will be sold and transferred thereunder and otherwise only if and to the extent required by mandatory local Law applicable thereto to effect the transfer of the Transferred Nuremberg Assets 1 to Chinese NewCo. Seller shall, and Purchaser shall procure (steht dafür ein) that Chinese NewCo will, enter into the respective local asset sale and transfer agreement in order to effect the sale and transfer of all Seller's right, title and interest (including expectancy rights, right of possession, claims for surrender of possession and claims for transfer) in the Transferred Nuremberg Assets 1 to Chinese NewCo on the Nuremberg Assets Transfer Date in accordance with the foregoing sentence.

32.3

Optional Sale and Transfer of Nuremberg Assets 2. The Parties agree that Purchaser shall have an option ("Nuremberg Call Option") to purchase and acquire, indirectly through Chinese NewCo, the Nuremberg Assets 2, excluding any such assets which are disposed of, or destroyed, as from and including the Signing Date until and including the date of actual transfer and including any such assets which are acquired, or come into existence, in order to replace the Nuremberg Assets 2 as from and including the Signing Date until and including the date of actual transfer (collectively "Transferred Nuremberg Assets 2"), on the Nuremberg Assets Transfer Date on an "as-is" basis and at a purchase price equaling the fair market value of the Transferred Nuremberg Assets 2 on the Nuremberg Assets Transfer Date, provided that the Parties hereby agree that the book value represents a fair estimate of the fair market value and that hence the purchase price shall equal the book value on the Nuremberg Assets Transfer Date, by means of a separate local asset sale and transfer agreement substantially in the form of the Local Asset Transfer Agreement, which shall be adjusted in order to reflect that only tangible assets will be sold and transferred thereunder and otherwise only if and to the extent required by mandatory local Law applicable thereto to effect the transfer of the Transferred Nuremberg Assets 2 to Chinese NewCo. The Nuremberg Call Option (i) can be exercised by Purchaser until and including 31 July 2023 and (ii) shall be exercised by Purchaser by written notice to Seller. If the Nuremberg Call Option is duly exercised by Purchaser in accordance with the foregoing sentence, Seller shall, and Purchaser shall procure (steht dafür ein) that Chinese NewCo will, enter into the respective local asset sale and transfer agreement in order to effect the sale and transfer of all Seller's right, title and interest (including expectancy rights, right of possession, claims for surrender of possession and claims for transfer) in the Transferred Nuremberg Assets 2 to Chinese NewCo on the Nuremberg Assets Transfer Date in accordance with the foregoing sentences.

32.4

Potential Sale and Transfer of Nuremberg Assets 3. As soon as reasonably practicable after the Closing Date, Seller and Purchaser shall discuss in good faith a potential sale and transfer of the Nuremberg Assets 3, excluding any such assets which are disposed of, or destroyed, as from and including the Signing Date until and including the date of actual transfer and including any such assets which are acquired, or come into existence, in order to replace the Nuremberg Assets 3 as from and including the Signing Date until and including the date of actual transfer (collectively "Transferred Nuremberg Assets 3"), on the Nuremberg Assets Transfer Date on an "as-is" basis and at a purchase price to be agreed upon in good faith between the Parties to Chinese NewCo by means of a separate local asset sale and transfer agreement substantially in the form of the Local Asset Transfer Agreement, which shall be adjusted in order to reflect that only tangible assets will be sold and transferred thereunder and otherwise only if and to the extent required by mandatory local Law applicable thereto to effect the transfer of the Transferred Nuremberg Assets 3 to Chinese NewCo. If mutually agreed, Seller shall, and Purchaser shall procure (steht dafür ein) that Chinese NewCo will, enter into the respective local asset sale and transfer agreement in order to effect the sale and transfer of all Seller's right, title and interest (including expectancy rights, right of possession, claims for surrender of possession and claims for transfer) in the Transferred Nuremberg Assets 3 to Chinese NewCo on the Nuremberg Assets Transfer Date in accordance with the foregoing sentence.

Article 33 Announcements

33.1

Announcements. Until twelve (12) months after the Closing Date, neither Party shall make any announcement or issue any circular in connection with the existence or subject matter of this Agreement without the prior written approval of the other Party.

33.2

Permitted Announcements. The restriction in Article 33.1 shall not apply to the extent that the announcement or circular is required by Law, by any stock exchange or any regulatory or supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of Law. If this exception applies, the Party making the announcement or issuing the circular shall use its reasonable efforts to consult with the other Party in advance as to its form, content and timing.

33.3

Press Releases. The Parties shall jointly prepare (i) the press releases regarding the signing of this Agreement and the closing or termination of the Transaction, (ii) the information of the employees of the Business and (iii) the information of the customers and suppliers of the Business. The restriction in Article 33.1 shall not apply to any press release or information agreed in accordance with this Article 33.3.

Article 34 Confidentiality

34.1	Information relating to this Agreement. No Party shall disclose any information concerning, exchanged pursuant to, or relating to the transactions contemplated in, this Agreement to third parties (other than the respective Party's Affiliates and their respective consultants or advisers), unless

	34.1.1	required by mandatory Law or stock exchange rules or any binding judgment, order or requirement of any court or Governmental Authority (including any stock exchange or securities regulator), in particular all required filings by the Purchaser or its Affiliates with the Securities and Exchange Commission (including the filing of a redacted copy of this Agreement);

	34.1.2	this Agreement becomes publicly available (other than by breach of the provisions of this Article 34);

	34.1.3	the disclosure is made by Purchaser or an Affiliate of Purchaser to Cummins, Inc. or an Affiliate of Cummins, Inc. (or in each case their respective officers, employees, agents, advisers and financing providers) in connection with integration or business planning in respect of the proposed acquisition by Cummins, Inc. of Purchaser and the operation of the combined business thereafter; or

	34.1.4	the other Party has given prior approval to the disclosure;

provided that prior to the disclosure of any information pursuant to Article 34.1.1, the Parties shall, if and to the extent legally and actually possible, in good faith cooperate in order to agree on the timing and content of any such disclosure.

34.2	Information relating to the Business. For a period of thirty-six (36) months after the Closing Date, Seller shall, and shall procure (steht dafür ein) that its Affiliates will, keep confidential any confidential information about the Business, unless the information is (i) publicly known or becomes publicly known without any breach of the obligations under this Article 34.2, (ii) required or requested to be disclosed under applicable Law, regulations or stock exchange rules, by a decree or order of a governmental authority, court or arbitration tribunal or in a judicial, administrative or other legal proceeding or investigation or (iii) approved for release in writing by Purchaser. The above confidentiality obligation shall not apply for disclosures by Seller to its Affiliates and auditors, advisors or other service providers of such entities and its and their respective directors, officers and employees, in each case provided that the persons or entities to which such disclosures are made are subject to professional confidentiality obligations or to confidentiality obligations which are similar to the confidentiality obligation set forth in this Article 34.2.

Article 35 Notices

35.1	Notices. All notices or other communications to be given under or in connection with this Agreement shall be made in writing, duly signed and shall be delivered to the following addresses by (i) personal delivery, (ii) registered mail (return receipt requested) or the equivalent of registered mail under the Laws of the country where mailed, (iii) courier or (iv) as scan copy attached to an e-mail:

	For Seller:	Siemens Aktiengesellschaft
MAP DF&CLM CLM
[******]

	With copy to:	Siemens Aktiengesellschaft
LC CMA T
[******]

	With further copy to:	Baker McKenzie Rechtsanwaltsgesellschaft mbH von
Rechtsanwälten und Steuerberatern
[******]

	For Purchaser	Meritor, Inc.
[******]

	With copy to:	Eversheds Sutherland (Germany) Rechtsanwälte
Steuerberater Solicitors Partnerschaft mbB
[******]

or such other person or address as a Party may notify to the other Party in accordance with the above. A change in the person or address of the aforementioned addresses shall not become effective until one (1) week after the other Party has been informed of such change.

35.2	Delivery of Notices. All notices delivered in person shall be deemed to have been delivered to, and received by, the addressee and shall be effective on the date of personal delivery; notice by registered mail or courier shall be deemed effective on the date it is received (Zugang). Notices delivered as a scan copy attached to an e-mail shall be deemed delivered on the date the e-mail is actually received (Zugang).

35.3	Agent for Service of Process. Purchaser hereby irrevocably appoints and authorizes Meritor Germany GmbH, registered with the local court (Amtsgericht) of Freiburg with number HRB 714681, as agent for service of process for all legal proceedings involving Purchaser arising out of or in connection with this Agreement. Such service shall be deemed completed upon delivery to such agent (whether or not it is forwarded to and received by Purchaser). A revocation of such appointment and authorization shall only be permitted and valid if made by Purchaser and if upon such revocation a new agent with service address in Germany is appointed and authorized.

Article 36 Payments; Currency Conversion

36.1	Payments. All payments under or in connection with this Agreement shall be made by irrevocable wire transfer of immediately available euro-denominated funds, free of bank charges, cost, expenses and other deductions.

36.2	Effectiveness of Payments. Any and all payments under this Agreement shall be deemed to have been made upon, and shall have discharging effect only, at the later of

	36.2.1	the irrevocable and unconditional crediting of the amount payable (without deduction of bank charges and deductions other than those of the recipient's bank) to the relevant bank account; and

	36.2.2	the value date as of which such amount has been credited to such account (Wertstellungsdatum).

36.3	Default Interest. Except as provided otherwise herein, any failure by any Party to make any payment under or in connection with this Agreement when it is due (fällig) shall result in such Party's immediate default (Verzug), without any reminder by the other Party being required. In the event and to the extent that a Party is in default (Verzug) with any payment under or in connection with this Agreement, it shall without any further notice pay default interest at a rate of [******] as from, but excluding, the due date to, and including, the date of actual payment calculated on a daily basis.

36.4	Interest Calculation. Interest payable under or in connection with Agreement shall be calculated on the basis of actual days elapsed divided by 360 (in words: three hundred and sixty).

36.5	Currency Conversions. Any currency conversions under or in connection with this Agreement shall be determined using the following exchange rates:

	36.5.1	the European Central Bank reference rates which are published both by electronic market information providers (e.g. Reuters page ECB37) and on the European Central Bank's website www.ecb.int shortly after 2.15 p.m. CET on the relevant date; or

	36.5.2	in the event that such rates are not published on the relevant date, the rates published on the latest day before the relevant date for which such rates are published, or

	36.5.3	if the European Central Bank generally does not publish exchange rates for a certain currency, the rates published on the electronic market information provider Thomson Reuters for the relevant date at 2.15 p.m. CET or the latest day before the relevant date for which such rates are published, whatever the case may be

(collectively "Exchange Rates"). In case cross-rates have to be used where one leg of the currency pair is not the Euro, these cross-rates will be calculated by taking the corresponding two (2) reference rates against the Euro.

Article 37 Costs and Expenses

Purchaser shall bear the costs and expenses in connection with the execution of this Agreement and each document referred to in, or relating to the transactions contemplated by, this Agreement, such as notarization, court or administration fees. Costs and expenses for measures taken in order to achieve the operational and functional readiness of Purchaser and its Affiliates to assume the Transferred Business and conduct it independently from Seller and other Siemens Group Companies (collectively "Integration Costs") shall be borne by Purchaser; if and to the extent Seller incurred or incurs any Integration Costs (either directly or by way of respective cost charging by Siemens or another Siemens Group Company), Purchaser shall reimburse such Integration Costs to Seller. This concept is further elaborated in Annex 37.

Article 38 Value Added Tax, Transfer Taxes and Stamp Duties

38.1	Transfer Taxes and Stamp Duties. All sums payable by one Party to another Party pursuant to this Agreement are exclusive of any Taxes relating to the sale or transfer of assets of all kind, rights or other items ("Transfer Taxes") (except for value added Taxes which are governed by Article 38.2) as well as stamp duties. Any Transfer Taxes and stamp duties triggered by the transactions contemplated by this Agreement shall be solely born by Purchaser or the relevant Designated Transferee. To the extent legally permissible, the Parties shall cooperate to mitigate any Transfer Taxes and/or stamp duties arising out of, or in connection with, any of the transactions contemplated by this Agreement. Purchaser shall procure (steht dafür ein) that any notifications to be filed with the competent Tax Authorities in respect of the transactions contemplated by this Agreement will be filed in time.

38.2	Value Added Taxes.

	38.2.1	All sums payable by one Party to another Party pursuant to this Agreement are exclusive of value added, retail sales, general sales or similar taxes ("VAT"). Purchaser or the relevant Designated Transferee shall owe any VAT triggered by the transactions contemplated by this Agreement to Seller or at Seller's election to the relevant Transferor at the same time as the respective consideration is due (fällig) unless and to the extent the VAT is not owed by Seller or the relevant Transferor to a Tax Authority due to the application of a reverse charge mechanism or a tax exemption with no possibility to opt for VAT or a VAT relief for a transfer of a business as going concern (Geschäftsveräußerung im Ganzen). If required by applicable Law, Seller or the relevant Transferor shall issue an invoice to Purchaser or the relevant Designated Transferee which complies with the invoice requirements in the applicable jurisdiction.

	38.2.2	If it turns out that the Parties have incorrectly applied the reverse charge mechanism, a tax exemption or a VAT relief for a transfer of a business as a going concern and a Tax Authority assesses VAT and related interest and/or penalties against Seller or the relevant Transferor, Seller shall inform Purchaser accordingly and Purchaser or the relevant Designated Transferee shall pay without undue delay (unverzüglich) to Seller or at Seller's election to the relevant Transferor the assessed VAT and fifty percent (50%) of related interest and/or penalties.

	38.2.3	The Parties agree to cooperate in good faith using best efforts with each other in connection to (i) all VAT matters under or in connection with this Agreement and (ii) the VAT treatment of the Transaction, including but not limited to the preparation and filing of any VAT declarations, appeals, legal remedies and other actions to be taken in connection with the VAT treatment of the services (Lieferungen und sonstige Leistungen) rendered under this Agreement. The Parties shall also cooperate and exchange relevant available information and documents without undue delay (unverzüglich) and take appropriate actions to mitigate or avoid unnecessary VAT and related interest burdens and/or penalties.

Article 39 Governing Law, Dispute Resolution

39.1	Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of Germany. Notwithstanding the foregoing, any acts with effect in rem (mit dinglicher Wirkung) contemplated under this Agreement shall be carried out in accordance with mandatory local Laws.

39.2

Negotiations. If a dispute arises out of or in connection with this Agreement, the responsible representatives of the Parties shall attempt to settle such dispute. Upon request of a Party, a senior management representative of each Party shall participate in the negotiations. Each Party shall be entitled to terminate these negotiations by written notification to the other Party at any time. Nothing in this Article 39.2 and the following Article 39.3 shall limit the right of the Parties to seek relief intended to preserve the status quo or interim measures in any court of competent jurisdiction, from an emergency arbitrator or arbitral tribunal.

39.3

Arbitration. All disputes arising out of, or in connection with, this Agreement which are not resolved pursuant to Article 39.2, including any question regarding the termination or any subsequent amendment of the Agreement, shall be finally settled in accordance with the Rules of Arbitration ("Rules") of the International Chamber of Commerce ("ICC"). If the value of the total matter in dispute, including the value of any counterclaims, is EUR 1,000,000 (in words: Euro one million) or above, the expedited procedure provisions of the Rules shall not apply and the arbitral tribunal shall consist of three (3) arbitrators. If the tribunal consists of three (3) arbitrators, each Party shall nominate one (1) arbitrator for confirmation by the ICC. Both arbitrators shall agree on the third (3rd) arbitrator within thirty (30) days after their appointment. Should the two (2) arbitrators fail to reach agreement on the third (3rd) arbitrator within the thirty-day period, the ICC shall select and appoint the third (3rd) arbitrator. The seat of arbitration shall be Munich. The law applicable to the dispute resolution clause shall be the law of the seat of arbitration. The language to be used in the arbitration proceeding shall be English. Any order for the production or disclosure of documents shall be limited to the documents on which each Party specifically relies in its submission(s). Consolidation of arbitrations pending under the Rules into a single arbitration shall only be possible if all parties agree to the consolidation.

Article 40 Miscellaneous

40.1

Entire Agreement. This Agreement and the other Transaction Agreements comprise the entire agreement between the Parties concerning the subject matter hereof and supersede and replace all oral and written declarations of intention made by the Parties in connection with the contractual negotiations.

40.2

Amendments, Notices. No modification to, amendment of, or waiver of any provision of this Agreement (including this Article 40.2) and, unless explicitly otherwise provided in this Agreement, no notice under or in connection with this Agreement, shall be binding unless made in writing.

40.3

References. When a reference is made in this Agreement to an Article or Annex, such reference is to an Article of, or Annex to, this Agreement. Annexes to this Agreement (including agreed form documents) form an integral part of this Agreement and any reference to this Agreement includes such Annexes.

40.4

Legal Terms. References to any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than Germany, be interpreted to include the legal concept which most closely corresponds in that jurisdiction to the German legal term. In this Agreement where a German term or, in references to German legal concepts, a German legal term has been inserted in brackets, quotation marks and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

40.5

Interpretation. In this Agreement, except to the extent otherwise provided or that the context otherwise requires, (i) the headings are for reference purposes only and do not affect the interpretation of this Agreement, (ii) the term "include" and any forms thereof shall mean "include without limitation", (iii) the term "in particular" shall mean "in particular without limitation", (iv) the words "hereof", "herein" and "hereunder" and words of similar meaning shall refer to all relevant provisions of this Agreement taken as a whole, and not to a particular provision of this Agreement, (v) defined terms shall have the defined meanings when used in a document made or delivered pursuant to this Agreement and (vi) the definitions shall apply to the singular and the plural forms of such defined terms.

40.6	Time. Any times of day referred to in this Agreement shall be interpreted as Central European Time (CET) or Central European Summer Time (CEST), as applicable in Germany on the relevant day.

40.7

Procurement Obligation. To the extent that this Agreement appears to impose any obligations on a person or a Legal Entity who or which is not a Party to this Agreement, such provision shall be interpreted as an obligation of the Parties to use their respective reasonable efforts to cause such person or Legal Entity to act as contemplated under this Agreement, provided, however, that, should the person or Legal Entity concerned be an Affiliate of a Party, such Party shall procure (steht dafür ein) that the person or Legal Entity concerned acts as contemplated under this Agreement, provided that to the extent this Agreement appears to impose any obligations to transfer or otherwise make available parts of the Transferred Business to Purchaser, any Designated Transferees or any Transferred Companies on any Siemens Group Companies which are not Transferors (or to the extent corresponding confirmations are made or guarantees are given under this Agreement), this shall apply only insofar as Seller is capable of enforcing this as direct or indirect shareholder under applicable Law and applicable Contracts.

40.8	Third Party Rights. This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of third parties unless explicitly provided otherwise in this Agreement.

40.9

Assignment. No Party shall be entitled to assign any rights or claims under this Agreement without the written consent of the other Party, provided that Seller and Purchaser shall each be entitled to assign such rights or claims (but no obligations or liabilities) to its Affiliates on the basis that the relevant rights and claims will be assigned back to the original Party in the event that the assignee ceases to be an Affiliate of such Party.

40.10

No Set-off, No Retention Right. No Party, except as expressly provided otherwise in this Agreement, shall be entitled (i) to set-off (aufrechnen) any rights and claims it may have against any rights or claims the respective other Party may have under or in connection with this Agreement, or (ii) to refuse to perform any obligation it may have under or in connection with this Agreement on the grounds that it has a right of retention (Zurück-behaltungsrecht), unless the rights or claims of the relevant Party claiming a right of set-off or retention have been acknowledged in writing by the respective other Party or have been confirmed by final decision of a competent court or arbitration court.

40.11

Partial Invalidity. In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case, the Parties agree to recognize and give effect to such valid and enforceable provision or provisions, which correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that this Agreement contains any unintended gaps (unbeabsichtigte Vertragslücken).

40.12

Written Form. For purposes of this Agreement the terms "in writing" and "written form" and similar terms shall require either (i) the authentic signature by a person or by such person's duly authorized representative on a document in hard copy, irrespective of the medium through which such original or a copy thereof will be delivered, in particular through transmission of a scan or electronic copy attached to an electronic mail (including the delivery of an executed signature page as executed counterpart in case of the execution of this Agreement or any amendment agreement thereto), or (ii) an electronic or digital signature of any kind by a person or by such person's duly authorized representative (which can be delivered through transmission of an electronic copy attached to an electronic mail or through an electronic platform). For clarification purposes, electronic mail itself shall not qualify as written form.

To the extent that reference is made to Annexes, this relates to the Annexes notarised in Deed number H 2184/22 of the officiating notary, dated 17/ and 19/05/2022 ("Reference Deed"). Reference is herewith made to the Reference Deed, which was available for inspection during today's notarisation. The notary instructed the persons appearing about the legal consequences of the reference. The persons appearing declared that they were familiar with the contents of the Reference Deed, and they approved of all declarations made in the Reference Deed on behalf of the Parties by Ms. Anna Zorja as representative without authority. After having been instructed by the notary, they waived the Reference Deed being read aloud and officially issued with this Deed.

The Index of Content and List of Annexes are attached for information purposes only.

This deed was read aloud to the persons appearing, approved by them and signed by them and the acting notary
in their own hands as follows:

Exhibit 10-a

Annex 1.1
Definitions

Affiliate	shall mean any Legal Entity which is, directly or indirectly, under Control of, or has Control over, or is under common Control with, another Legal Entity.

Agreed LATA Terms	as defined in Article 22.3.3

Agreement	as defined under the section Parties

Antitrust Clearances	as defined in Article 19.1.1

Applicable Accounting Principles	as defined in Section 2.3 of Annex 15.4.1-1

Application Transfer Date	as defined in Article 5.2.2

Assumed Contracts	as defined in Article 6.1

Assumed Employment Liabilities	as defined in Article 10.3.1

Assumed Liabilities	as defined in Article 8.1

Assumed Shared Contract	as defined in Article 6.4.1(a)

Authorities	as defined in Article 19.2.1

Back-Licensed IP	as defined in Article 5.3.1

Balance Sheet Delivery Date	as defined in Section 2.2.4 of Annex 15.4.1-1

Basis of Preparation	as defined in Article 21.1.6(a)

Basket	as defined in Article 25.3.1(b)

Best Knowledge of Seller	as defined in Article 21.2.2

Bring Down Certificate	as defined in Article 20.2.1

Business	as defined in Preamble (A)

Business Day	shall mean any day other than Saturday and Sunday on which banks in Munich and New York are open for business.

Business Employees	as defined in Article 10.1

Business Litigations	as defined in Article 11.1

Business Papers	as defined in Article 27.3.1(a)

Business Records	as defined in Article 3.5

Cash	as defined in Article 15.2.2

Chinese Carve-out Agreements	as defined in Article 22.3.1

Chinese Factory Carve-out	as defined in Preamble (B)

Chinese Factory Carve-out Agreement	as defined in Article 22.3.1

Chinese Office Carve-out	as defined in Preamble (B)

Chinese Office Carve-out Agreement	as defined in Article 22.3.1

Chinese NewCo	as defined in Preamble (B)

Closing	as defined in Article 19.1

Closing Conditions	as defined in Article 19.1

Closing Date	as defined in Article 1.2.4

Closing Date Actions	as defined in Article 20.3

Closing Date Guarantees	as defined in Article 20.2.1

Closing Default	as defined in Article 19.5.3

Collective Employment Agreements	as defined in Article 27.6.3

Compensation Payments	as defined in Article 10.8.2

Contracts	as defined in Article 6.1

Contractual Penalty	as defined in Article 19.7.1

Control	means, in relation to a Legal Entity, where a person or another Legal Entity, acting solely or jointly with another person or Legal Entity, has direct or indirect control (i) of the affairs of that Legal Entity, (ii) over more than fifty percent (50%) of the total voting rights conferred by all issued shares in the capital of that Legal Entity which are ordinarily exercisable in a general meeting, or (iii) of a majority of either the unitary board of directors or supervisory board of that Legal Entity (as the case may be), in each case whether pursuant to relevant constitutional documents, contract or otherwise.

Customs Authorizations	as defined in Article 12.4.2

Data Preservation Termination Date	as defined in Article 30.1.1

Data Room	as defined in Article 23.3.5(c)

DB Cash Funding Amount	as defined in Article 10.6.2(d)

DB Pension Deficit Amount	as defined in Article 10.6.2(a)

DB Pension Liabilities Amount	as defined in Article 10.6.2(c)

De Minimis Amount	as defined in Article 25.3.1(a)

Debt	as defined in Article 15.2.3

Designated Transferees	as defined in Article 2.3

Disclosed Information	as defined in Article 23.3.5

Disclosure Annexes	as defined in Article 21.2.1

Drop Dead Date	as defined in Article 19.5.1

EBC Beneficiaries	as defined in Article 10.4.1

EBC Schemes	as defined in Article 10.4.1

Effective Date	as defined in Article 1.2.5

Effective Date Balance Sheet	as defined in Section 1 of Annex 15.4.1-1

Effective Date Statement	as defined in Section 1 of Annex 15.4.1-1

Electric Powertrain	as defined in Article 31.1.2

Environment	shall mean the natural and man-made environment, including all or any of the following media: air (including air within natural or man-made structures above or below ground), water (including territorial, coastal and inland waters, ground water and water in drains and sewers), and land (including surface land, sub-surface land, seabed and river bed under water), and any flora, fauna, buildings and installations or other man-made structures.

Environmental Law	shall mean any EU, federal, state and/or local legal requirements concerning the protection of the Environment, in particular but not limited to regulations in connection with the release, transport and cleaning up of Hazardous Substances.

Environmental Liability	shall mean any liabilities, obligations, harm, costs, expenses and other losses (Nachteile) incurred in connection with:

(a) an investigation in connection with or in anticipation of a remediation of an Existing Environmental Contamination;

(b) a remediation of an Existing Environmental Contamination;

(c) securing measures or protective containment measures (Sicherungs-, Schutz-oder Beschränkungsmaßnahmen) in each case relating to an Existing Environmental Contamination;

(d) measures to eliminate, reduce or otherwise remedy a danger to life and limb (Maßnahmen zur Abwehr einer Gefahr für Leib oder Leben) resulting from an Existing Environmental Contamination;

(e) the failure to obtain or comply with any permit relating to Environmental Laws or otherwise to comply with Environmental Laws; or

(f) the disposal of an Existing Environmental Contamination, including the excavation of contaminated soil and the disposal of construction waste (Bodenaushub und Bauschutt), (kontaminationsbedingter Mehraufwand).

ERISA	shall mean the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder

Estimated Pension Deficit Amount	as defined in Article 10.6.3

EURIBOR	shall mean the European inter-bank offered rates for Euro deposits with interest periods of one (1) month quoted on http://www.emmi-benchmarks.eu/euribor-org/about-euri-bor.html at 11.00 a.m. CET two (2) Business Days prior to the relevant date.

Exchange Rates	as defined in Article 36.5

Excluded Tangible Assets	as defined in Article 3.2

Exclusively Used	shall mean, with respect to a given asset or right, that such asset or right was in the three (3) months prior to the Closing Date Used only by or for the Business.

Exempted Claims	as defined in Article 25.1

Existing Environmental Contamination	shall mean any of the following conditions in existence on the Signing Date or the cause of which exists on or prior to the Signing Date: any pollution or contamination or other adverse change to, or a Hazardous Substance in, the soil, the groundwater or surface water or in structures either on, in, under or above any property leased or otherwise occupied by the Business; or any pollution or contamination which arises from any property leased or otherwise occupied by the Business.

Existing Products	as defined in Article 27.3.1(b)

Exit Compensation	as defined in Article 10.4.1

Export Licenses	as defined in Article 12.4.1

External Third Party	shall mean any person or Legal Entity other than Siemens Group Companies.

Externalized Conditions	as defined in Article 6.8

Fairly Disclosed	as defined in Article 23.3.5

Final Annexes	as defined in Article 13.1

Final Effective Date Statement	as defined in Section 7 of Annex 15.4.1-1

Final Purchase Price	as defined in Article 15.4.1

FTE (or Full Time Equivalent)	shall mean with respect to each part time employee the number calculated by dividing the individual contractual working hours of the relevant employee by the contractual basis working hours of a comparable full time employee, it being understood that any overtime work, holiday, sick leave, short time work or similar events shall not be taken into account for the calculation of the individual contractual working hours of the part time employee and the contractual basis working hours of the comparable full time employee. The full time equivalent of each full time employee shall always be one, irrespective of any events such as overtime work, holiday, sick leave or short time work.

Fundamental Guarantees	as defined in Article 25.1.1

General Liability Cap	as defined in Article 25.4.3

German Transferred Employees	as defined in Article 27.6.1

Governmental Authority	shall mean any competent governmental, administrative, supervisory, regulatory, judicial, disciplinary, enforcement body, authority, agency, commission, board, organization, court or tribunal of any jurisdiction, whether supranational, national or regional or local and any subdivision, department or branch of any of the foregoing.

Guaranteed Site	as defined in Article 27.5.1

Hazardous Substance	any material, substance, chemical or waste (whether in a solid, semi-solid, liquid, gas, vapor or other form), which is capable (alone or in combination) of causing harm to man or any other living organism, or capable of damaging the Environment or public health or welfare, including, without limitation, regulated, controlled, hazardous, polluting, toxic and dangerous substances, waste, oil, petroleum products and byproducts, asbestos, lead and radiation.

Historic Accounting Principles	as defined in Section 2.3 of Annex 15.4.1-1

IA	as defined in Article 10.8.1

ICC	as defined in Article 39.3

Indemnification Claims	as defined in Article 29.3

Indemnified Tax(es)	as defined in Article 28.1.1(b)

Initial Annexes	as defined in Article 13.1

Insurance Claim Settlements	as defined in Article 27.2.2

Insurance Policies	as defined in Article 21.1.20

Insured Claims	as defined in Article 25.4.1

Insurers	as defined in Article 26.1.6(a)

Integration Costs	as defined in Article 37

Intracompany Arrangements	as defined in Article 6.6.1

Intragroup Contracts	as defined in Article 6.1.5

Intragroup Financing	as defined in Article 6.1.8

Intragroup Supply Contracts	as defined in Article 6.1.5

IP	shall mean Patents, Know-how, Software, Trademarks, domains and Other IP.

IT Systems

shall mean all computer software, computer hardware or servers used for automated, computerized or other information technology (IT) networks and systems owned, leased or licensed (including through third-party service providers) by Seller, the Transferors and the Transferred Companies.

Jubilee Works Agreement	as defined in Article 10.7

Key Employees	as defined in Article 21.1.19(j)

Key Terms of Engagement	as defined in Section 5.4 of Annex 15.4.1-1

Know-how

shall mean all information and data (irrespective as to whether such information or data is available by way of documentation, orally or in electronic format, or protected by copyrights) including, but not limited to, business and trade secrets, technical and business information and data, inventions, experience and expertise, processes, documents, manuals, drawings, data bases, communication and advertising materials, all to the extent that such information and data are neither Software nor a Patent.

KPMG	as defined in Section 5.1 of Annex 15.4.1-1

Law	shall mean any federal, national, supranational, state, provincial, local or statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

Legal Entity	shall mean any corporation, company, partnership, association or other legal entity established pursuant to the Laws of any jurisdiction.

Letters of Support	as defined in Article 16.5

Liabilities	shall mean any payables, commitments, obligations and risks, in each case irrespective of whether known or unknown, fixed or contingent, present or future and whether accruals have been made.

Licensed IP	shall mean Licensed Know-How, Licensed Software, Licensed Patents and Licensed Other IP.

Licensed Know-how	as defined in Article 5.4.2

Licensed Other IP	as defined in Article 5.4.2

Licensed Patents	as defined in Article 5.4.2

Licensed Software	as defined in Article 5.4.2

Local Asset Transfer Agreements	as defined in Article 14.1.2

Local Share Transfer Agreements	as defined in Article 14.1.1

Local Transfer Agreements	as defined in Article 14.1.3

Losses	as defined in Article 23.2

Management Accounts	as defined in Article 21.1.6(b)

Marketing Materials	as defined in Article 27.3.1(c)

Material Agreements	as defined in Article 21.1.10

Material Assets	as defined in Article 21.1.8(a)

Material IP Rights	as defined in Article 21.1.12(d)

Material IT Systems	as defined in Article 21.1.13(a)

Material License Agreements	as defined in Article 21.1.12(j)

Material Owned IPR	as defined in Article 21.1.12(a)

Material Owned Unregistered IPR	as defined in Article 21.1.12(c)

Material Permits	as defined in Article 21.1.15(a)

Neutral Auditor	as defined in Section 5.1 of Annex 15.4.1-1

Non-Compete Undertaking	as defined in Article 31.1

Non-Surviving Intragroup Contracts	as defined in Article 6.1.10

Notary	as defined in Article 23.3.5(c)

Notice of Objection	as defined in Section 4.1 of Annex 15.4.1-1

Nuremberg Assets	as defined in Article 32.1

Nuremberg Assets 1	as defined in Article 32.1

Nuremberg Assets 2	as defined in Article 32.1

Nuremberg Assets 3	as defined in Article 32.1

Nuremberg Assets Transfer Date	as defined in Article 32.1

Nuremberg Call Option	as defined in Article 32.3

Off-Road Vehicles	as defined in Article 31.1.4

On-Road Vehicles	as defined in Article 31.1.3

Other IP

shall mean utility models (Gebrauchsmuster), registered designs (Geschmacksmuster), copyrights (Urheberrechte) otherwise than in Software and all other intellectual property rights other than Patents, Know-how, Software, Trademarks and domains.

Other Pension Deficit Amount	as defined in Article 10.6.2(b)

Overall Liability Cap	as defined in Article 25.4.4

Owned Registered IPR	as defined in Article 21.1.12(b)

Party/Parties	as defined under the section Parties

Patents	shall mean patents, utility models, design patents and their respective applications.

Pending Contract	as defined in Article 6.3

Pension Assets	as defined in Section 3 of Annex 10.6.5

Pension Concept	as defined in Article 10.6.5

Pension Deficit Amount	as defined in Article 10.6.1

Pension Liabilities	as defined in Section 1.1.5 of Annex 10.6.5

Post-Effective Date Tax Period	shall mean (i) any Tax period beginning after the Effective Date or (ii) the post-Effective Date portion of any Straddle Tax Period.

PRB Beneficiary	as defined in Article 17.6

Pre-Effective Date Tax Period	shall mean (i) any Tax period ending on or prior to the Effective Date or (ii) the pre-Effective Date portion of any Straddle Tax Period.

Pre-Effective Date Taxes

shall mean any Taxes being assessed (festgesetzt) against Purchaser, the Designated Transferees or the Transferred Companies for any Pre-Effective Date Tax Period and originally owed by Seller and/or the Transferors in relation to the Business, or with respect to the Transferred Shares, payable by the Transferred Companies.

Preliminary Purchase Price	as defined in Article 15.3.1

Priority Applications	as defined in Article 5.2.2

Product Mark	as defined in Article 27.3.1(e)

Product Material	as defined in Article 27.3.1(f)

Products	as defined in Article 27.3.1(d)

Purchase Price	as defined in Article 15.1

Purchase Price Adjustment Amount	as defined in Article 15.4.2

Purchaser	as defined under the section Parties

Purchaser Claim	as defined in Article 23.1

Purchaser Group	shall mean Purchaser and its Affiliates.

Purchaser Group Company	shall mean any member of the Purchaser Group.

Purchaser Related Persons	as defined in Article 29.2

Purchaser Retention Bonus	as defined in Article 17.6

Purchaser Retention Bonus Letters	as defined in Article 17.6

Purchaser Retention Bonus Plan	as defined in Article 17.6

Purchaser Retention Materials	as defined in Article 30.1.1

Purchaser's Account	as defined in Article 15.6.2

Purchaser's Guarantees	as defined in Article 26.1

Purchaser's Indemnification Claims	as defined in Article 29.2

RB Beneficiary	as defined in Article 17.1

Receivables	as defined in Article 7.1

Reference Date	as defined in Article 21.1.6(a)

Reference Date Financials	as defined in Article 21.1.6(a)

Relevant Accounting Principles	as defined in Section 2.9 of Annex 15.4.1-1

Relevant Tax Proceedings	as defined in Article 28.3.2(a)

Required Permits	as defined in Article 12.1

Restricted Activities	as defined in Article 31.1.1

Retained Leasehold	as defined in Article 9.1.3

Retained Real Property	as defined in Article 9.1.2

Retention Bonuses	as defined in Article 17.1

Retention Bonus Letters	as defined in Article 17.1

Retention Bonus Plan	as defined in Article 17.1

Retirement Benefits	as defined in Section 1.1.7 of Annex 10.6.5

Review Period	as defined in Section 4.1 of Annex 15.4.1-1

Rules	as defined in Article 39.3

Scheduled Closing Date	as defined in Article 1.2.3

Securities	as defined in Article 16.1.1

Security Beneficiaries	as defined in Article 16.2

Security Charges	as defined in Article 16.1.2

Security Liability	as defined in Article 16.1.4

Security Liability Release Period	as defined in Article 16.2

Security Providers	as defined in Article 16.5

Security Related Contracts	as defined in Article 16.1.3

Seller	as defined under the section Parties

Seller Financial Reporting Guidelines	as defined in Section 2.4 of Annex 15.4.1-1

Seller Related Persons	as defined in Article 29.1

Seller's Account	as defined in Article 15.6.1

Seller's Covenants	as defined in Article 22.5

Seller's Guarantees	as defined in Article 21.1

Seller's Indemnification Claims	as defined in Article 29.1

Seller's RB Reimbursement	as defined in Article 17.3

Seller's Representatives	as defined in Article 21.2.2

Seller Retention Materials	as defined in Article 30.1.2

Separate Contracts	as defined in Article 6.4.1

Shared Contracts	as defined in Article 6.4.1

Shared Licensing-in Agreements	as defined in Article 6.5.1

Shared Non-Surviving Intragroup Contracts	as defined in Article 6.7.2

Shared Tangible Asset	as defined in Article 3.4

Siemens

shall mean Siemens Aktiengesellschaft with its registered seat in Berlin and Munich, registered with the commercial registers of the local courts (Amtsgerichte) of Charlotten-burg (HRB 12300) and Munich (HRB 6684).

Siemens Conditions	as defined in Article 6.8

Siemens Designations	as defined in Article 27.3.2

Siemens Group	shall mean Siemens and its Affiliates.

Siemens Group Company	shall mean any member of the Siemens Group.

Siemens IP Addresses

shall mean any IP address which is, on the Effective Date, assigned to Seller or its Affiliates by the Internet Assigned Numbers Authority (IANA) or, any regional internet registries such as Réseaux IP Européens Network Coordination Centre (RIPE NCC) or American Registry for Internet Numbers (ARIN).

Siemens Listed Affiliated Companies	as defined in Article 31.2

Signage	as defined in Article 27.3.1(g)

Signing Date	as defined in Article 1.2.1

Software	shall mean software in object code or source code format, including copyright thereto and including software and algorithms incorporated in products.

Software Licenses	as defined in Article 27.1.2

Specific Accounting Principles	as defined in Section 2.1 of Annex 15.4.1-1

STA	as defined in Article 10.8.1

Straddle Tax Period	shall mean any Tax period having started before but ending after the Effective Date.

Subsequent Applications	as defined in Article 5.2.2

Subsidiary	shall mean a Legal Entity under Control of another Legal Entity.

Supply Chain Finance Arrangements

shall mean the contractually established systems under which a service provider / financier provides for the settlement and/or financing of receivables of a supplier or service provider against Seller resulting from Seller's purchase of goods and services.

Target	as defined in Article 31.3.6

Tax

shall mean any (i) federal, state or local tax (including income, sales or property tax, stamp duty), customs and other levies within the meaning of Section 3 German Tax Code (Abgabenordnung, "AO"), (ii) social security payments (Sozialversicherungsabgaben), (iii) withholding tax and secondary liability for taxes owed by others under statutory law (e.g. wage tax, VAT payable by the recipient, VAT payable under Section 13c German VAT Act (Um-satzsteuergesetz), capital income tax, construction related withholding tax and other types of withholding tax) or under contractual agreements (e.g. under tax allocation agreements (Steuerumlageverträge), contractual damage compensation or indemnification agreements), (iv) as well as any items listed under (i) to (iii) pursuant to the Law of any other jurisdiction and (v) any interest, penalty, fine, charge and other kind of addition on taxes and incidental payments related to taxes including but not limited to any ancillary charges (steuerliche Nebenleistungen) under Section 3 para. 4 AO relating to any payment obligation listed under (i) to (iv) above, excluding, for the avoidance of doubt, any deferred taxes for accounting purposes (latente Steuern) and/or notional taxes such as the reduction of tax loss carry forwards.

Tax Assessment Notice	as defined in Article 28.1.5

Tax Authority	shall mean any governmental authority imposing any Tax or responsible for the administration and/or collection of Taxes or the enforcement of any Law in relation to Taxes.

Tax Benefit

shall mean any kind of current or future Tax saving or other Tax advantage received after the Effective Date, including reciprocal effects (Wechselwirkungen), in any case allocable to a Post-Effective Date Tax Period, e.g. resulting from (i) the lengthening of depreciation periods or higher depreciation allowances (Phasenverschiebung), (ii) the transfer or relief of items relevant for Taxes (e.g. turnover, income, expenses, VAT payable corresponding with a VAT refund etc.) from a Pre-Effective Date Tax Period to a Post-Effective Date Tax Period or (iii) the transfer of items relevant for Taxes from one entity to another entity.

Tax Indemnification Claim	as defined in Article 28.1.1

Tax Proceedings

shall mean any administrative or judicial proceedings or actions relating to Taxes including any assessment/levy procedure (Veranlagungs- bzw. Erhebungsverfahren), Tax assessments, Tax audits, objections, appeals, suspension of enforcement (Aussetzung der Vollziehung), court actions or other defensive measures, meetings and written correspondence with Tax Authorities and courts.

Tax Refund	as defined in Article 28.2.1

Tax Return

shall mean any report, return, election, declaration, form, statement, schedule or other document or similar filing required to be filed or provided with respect to Taxes to a Tax Authority, including any schedule or attachment thereto.

Termination Date	as defined in Article 27.3.3

Third Party Claim	as defined in Article 24.2

Third Party Consent	shall mean the consent of, notification to, agreement with, the waiver of any objection, pre-emption or similar right of, or the lapse of any objection or similar period in favor for, a third party.

Time Limitations	as defined in Article 25.1

Trademarks	shall mean trademarks and their respective applications.

Transaction	as defined in Preamble (C)

Transaction Agreements	shall mean this Agreement, the Local Transfer Agreements, the TSAs and any other agreements which are attached hereto in draft form as an Annex.

Transfer Taxes	as defined in Article 38.1

Transferors	as defined in Article 2.3

Transferred Business	as defined in Article 2.1.10

Transferred Companies	as defined in Article 4.1

Transferred Domains	as defined in Article 5.1.5

Transferred Employees	as defined in Article 10.2.3

Transferred Individual Software Licenses	as defined in Article 6.5.3

Transferred IP	as defined in Article 5.1

Transferred IT Infrastructure	as defined in Article 5.7.5

Transferred Know-how	as defined in Article 5.1.3

Transferred Lease Agreements	as defined in Article 9.3.1

Transferred Leasehold	as defined in Article 9.1.1

Transferred Licensing-in Agreements	as defined in Article 6.1.2

Transferred Licensing-out Agreements	as defined in Article 6.1.3

Transferred Nuremberg Assets 1	as defined in Article 32.2

Transferred Nuremberg Assets 2	as defined in Article 32.3

Transferred Nuremberg Assets 3	as defined in Article 32.4

Transferred Other IP	as defined in Article 5.1.6

Transferred Patents	as defined in Article 5.1.1

Transferred Permits	as defined in Article 12.2

Transferred Receivables	as defined in Article 7.1

Transferred Registered IPR	as defined in Article 5.1.2

Transferred Shares	as defined in Article 4.1

Transferred Software	as defined in Article 5.1.4

Transferred Tangible Assets	as defined in Article 3.1

Transferred Trademarks	as defined in Article 5.1.2

TSAs	as defined in Article 18.1

TSA Period	as defined in Article 18.2

TSA T&Cs	as defined in Article 18.1

Unconditional Date	as defined in Article 1.2.2

Use

shall mean, as applicable, conducting research and development, making or having made, manufacturing, distributing, selling, offering for sale, repairing, servicing, maintaining or otherwise using, excluding any such use by the Business under licenses (or corresponding Intracompany Arrangements) from Seller or a Siemens Group Company on commercial terms or by Siemens or a Siemens Group Company under licenses (or corresponding Intracompany Arrangements) from the Business on commercial terms and excluding any IP incorporated in products, services and/or components or Software which the Business only purchases from Siemens or any other Siemens Group Company.

Variable Payment Schemes	as defined in Article 10.5.1

Variable Payments	as defined in Article 10.5.2

VAT	as defined in Article 38.2.1

W&I Insurance	as defined in Article 26.1.6(a)

W&I Liability Cap	as defined in Article 25.4.1

Working Capital	as defined in Article 15.2.4

Annex 2.3
Transferors and Designated Transferees

Country	Transferred Business	Transferor	Transferee
Belgium	Assets	Siemens S.A./N.V., Brussels, Belgium	Meritor Germany GMBH
Brazil	Assets	Siemens Infraestrutura e Indústria Ltda., Sao Paulo, Brazil	Meritor do Brazil Sistemas Automotive LTDA
People's Republic of China	Shares	Siemens Aktiengesellschaft, Berlin and Munich, Germany	Meritor Electric Powertrain Systems UK LTD
Colombia	Assets	Siemens S.A.S., Tenjo, Colombia	Meritor Germany GMBH
France	Assets	Siemens SAS, Saint-Denis, France	Meritor Industrial Products Saint-Etienne
Germany	Assets	Siemens Aktiengesellschaft, Berlin and Munich, Germany	Meritor Germany GMBH
India	Assets	Siemens Limited, Mumbai, India	Meritor Commercial Vehicles Systems India
Korea	Assets	Siemens Ltd. Seoul, Seoul, Korea	See Note 1
Netherlands	Assets	Siemens Nederland N.V., Den Haag, Netherlands	Meritor Netherlands B.V.
Spain	Assets	Siemens S.A., Madrid, Spain	Meritor Aftermarket Spain, S.A.U
United Kingdom	Assets	Siemens plc, Farnborough, United Kingdom	Meritor Electric Powertrain Systems UK LTD
United States of America	Assets	Siemens Industry, Inc., Wilmington, United States of America	Meritor Electric Vehicles LLC

1)	Seller is currently exploring the possibility to transfer customer contracts in Korea to China NewCo. Transferee for Korea to be further investigated between Signing and Closing.

Vietnam	Assets	Siemens Ltd., Ho Chi Minh City, Vietnam	Meritor Electric Powertrain Systems UK LTD

1)	Seller is currently exploring the possibility to transfer customer contracts in Korea to China NewCo. Transferee for Korea to be further investigated between Signing and Closing.

Annex 4.1
Transferred Shares

No	Legal entity	% ownership interests
1		100%

Annex 5.1.1
Transferred Patents

Internal	Internal	Country /	Title	Application	Effective	Grant	Grant	Owner	LATA
number	file	Region		number	filing	number	date		country
family	number				date
file
201722 535	2017M225 35 CN02	China	Converter	2018301014 69.3	19.03.2018	304767 583S	10.08.2018	Siemens Aktiengese llschaft	DE
201722 535	2017M225 35 CN	China	Converter	2018301014 49.6	19.03.2018	304933 147S	07.12.2018	Siemens Aktiengese llschaft	DE
201722 535	2017M225 35 TW	Taiwan	Converter	107301353	09.03.2018	D19534 5	11.01.2019	Siemens Aktiengese llschaft	DE
201722 535	2017M225 35 TW02	Taiwan	Converter	107301352	09.03.2018	D19534 4	11.01.2019	Siemens Aktiengese llschaft	DE
201722 535	2017M225 35 US	US	Converter	29/644,697	19.04.2018	D87971 5	31.03.2020	Siemens Aktiengese llschaft	DE
201722 535	2017M225 35 US02	US	Converter	29/710,802	25.10.2019	D89009 6	14.07.2020	Siemens Aktiengese llschaft	DE
201722 535	2017M225 35 KR02	Korea	Converter	2018- 0008227	19.02.2018	982271	19.11.2018	Siemens Aktiengese llschaft	DE
201722 535	2017M225 35 KR	Korea	Converter	2018- 0008226	19.02.2018	982270	19.11.2018	Siemens Aktiengese llschaft	DE
201722 535	2017M225 35 JP02	Japan	Converter	2018- 004054	27.02.2018	161534 0	14.09.2018	Siemens Aktiengese llschaft	DE

Internal	Internal	Country /	Title	Application	Effective	Grant	Grant	Owner	LATA
number	file	Region		number	filing	number	date		country
family	number				date
file
201722 535	2017M225 35 JP	Japan	Converter	2018- 004053	27.02.2018	161533 9	14.09.2018	Siemens Aktiengese llschaft	DE
201722 535	2017M225 35 GB02	United Kingdom	Converter	9004415263 0003	20.10.2017	900441 526300 03	20.10.2017	Siemens Aktiengese llschaft	DE
201722 535	2017M225 35 GB01	United Kingdom	Converter	9004415263 0002	20.10.2017	900441 526300 02	20.10.2017	Siemens Aktiengese llschaft	DE
201722 535	2017M225 35 GB	United Kingdom	Converter	9004415263 0001	20.10.2017	900441 526300 01	20.10.2017	Siemens Aktiengese llschaft	DE
201722 535	2017M225 35 GB03	United Kingdom	Converter	9004415263 0004	20.10.2017	900441 526300 04	20.10.2017	Siemens Aktiengese llschaft	DE
201722 535	2017M225 35EU	Europe	Converter	004415263	20.10.2017	004415 263	20.10.2017	Siemens Aktiengese llschaft	DE
201722 794	2017M227 94 US	US	STATOR HOUSING FOR AN ELECTRICAL MOTOR OF AN ELECTRIC VEHICLE	29/646,921	08.05.2018	D92493 4	13.07.2021	Siemens Aktiengese llschaft	DE
201722 794	2017M227 94 CN	China	A new stator housing for pure electrical motor of electric vehicle	2017305509 53.X	09.11.2017	304772 145S	14.08.2018	Siemens Aktiengese llschaft	DE
201722 794	2017M227 94 IN	India	A new stator housing for pure electrical motor of electric vehicle	305386	07.05.2018	305386	26.05.2020	Siemens Aktiengese llschaft	DE
201722 794	2017M227 94 GB	United Kingdom	Electric motor stators	9005262748 0001	09.05.2018	900526 274800 01	09.05.2018	Siemens Aktiengese llschaft	DE

Internal	Internal	Country /	Title	Application	Effective	Grant	Grant	Owner	LATA
number	file	Region		number	filing	number	date		country
family	number				date
file
201722 794	2017M227 94EU	Europe	Electric motor stators	005262748	09.05.2018	005262 748	09.05.2018	Siemens Aktiengese llschaft	DE
201722 794	2017M227 94 GB01	United Kingdom	Electric motor stators	9005262748 0002	09.05.2018	900526 274800 02	09.05.2018	Siemens Aktiengese llschaft	DE
201819 252	2018G192 52 CN	China	A new method to install temperature sensor for permanent magnets of special designed PM rotor	2018214603 91.5	07.09.2018	208750 370U	16.04.2019	Siemens Electrical Drives, Ltd.	CN (SEDL)
201927 081	2019G270 81 CN	China	New cooling plate structure used in electric vehicle inverter	2019221019 33.0	29.11.2019	211152 425U	31.07.2020	Siemens Electrical Drives, Ltd.	CN (SEDL)
202002 766	2020G027 66 CN	China	A two-end guided insertion rotor device for permanent magnet synchronous motor	2020201814 42.1	18.02.2020	211151 778U	31.07.2020	Siemens Electrical Drives, Ltd.	CN (SEDL)
201107 671	2011P076 71EPDE	Germany	Drive system and method for operating such a drive system	11174344.9	18.07.2011	50 2011 004 806.8	29.10.2014	Siemens Aktiengese llschaft	DE
201107 671	2011P076 71 US	US	Drive system and method for operating such a drive system	13/551,135	17.07.2012	898803 4	24.03.2015	Siemens Aktiengese llschaft	DE
201107 671	2011P076 71 CN	China	Drive system and method for operating such a drive system	2012102463 90.1	16.07.2021	102887 076B	07.09.2016	Siemens Aktiengese llschaft	DE
200609 652	2006P096 52WEBE	Belgium	Energiespeichermodul	07820644.8	27.09.2007	206715 1	23.03.2011	Siemens Aktiengese llschaft	DE

Internal number family file	Internal file number	Country / Region	Title	Application number	Effective filing date	Grant number	Grant date	Owner	LATA country
200609652	2006P09652WEFR	France	Energiespeichermodul	07820644.8	27.09.2007	EP2067151	23.03.2011	Siemens Aktiengesellschaft	DE
200609652	2006P09652WEDE	Germany	Energiespeichermodul	07820644.8	27.09.2007	50 2007 006 797.0	23.03.2011	Siemens Aktiengesellschaft	DE
201112491	2011P12491WEDE	Germany	Energiespeichermodul	12735861.2	12.07.2012	50 2012 013 690.3	24.10.2018	Siemens Aktiengesellschaft	DE
201112491	2011P12491WEFR	France	Energiespeichermodul	12735861.2	12.07.2012	EP2735042	24.10.2018	Siemens Aktiengesellschaft	DE
201205200	2012P05200 DE	Germany	Intelligentes Bremssystem in elektrisch betriebenen Fahrzeugen oder Hybridfahrzeugen	10 2012 209 157.2	31.05.2012			Siemens Aktiengesellschaft	DE
201216609	2012P16609WEDE	Germany	Stator mit von Mantelblech umgebenem Statorblechpaket	13750324.9	15.08.2013	50 2013 004 803.9	28.09.2016	Siemens Aktiengesellschaft	DE
201216609	2012P16609WEES	Spain	Stator mit von Mantelblech umgebenem Statorblechpaket	13750324.9	15.08.2013	2609458	28.09.2016	Siemens Aktiengesellschaft	DE
201216609	2012P16609WEGB	United Kingdom	Stator mit von Mantelblech umgebenem Statorblechpaket	13750324.9	15.08.2013	EP2870679	28.09.2016	Siemens Aktiengesellschaft	DE
201216609	2012P16609WEFR	France	Stator mit von Mantelblech umgebenem Statorblechpaket	13750324.9	15.08.2013	EP2870679	28.09.2016	Siemens Aktiengesellschaft	DE
201216609	2012P16609WOCN	China	Stator mit von Mantelblech umgebenem Statorblechpaket	201380044318.3	15.08.2013	104584387B	22.02.2017	Siemens Aktiengesellschaft	DE

Internal number family file	Internal file number	Country / Region	Title	Application number	Effective filing date	Grant number	Grant date	Owner	LATA country
201216645	2012P16645WEFR	France	Rotor einer elektrischen Maschine und elektrische Maschine	13756005.8	20.08.2013	EP2870681	19.10.2016	Siemens Aktiengesellschaft	DE
201216645	2012P16645WEGB	United Kingdom	Rotor einer elektrischen Maschine und elektrische Maschine	13756005.8	20.08.2013	EP2870681	19.10.2016	Siemens Aktiengesellschaft	DE
201216645	2012P16645WOIN	India	Rotor einer elektrischen Maschine und elektrische Maschine	445/KOLNP/2015	20.08.2013	335472	20.03.2020	Siemens Aktiengesellschaft	DE
201216645	2012P16645WENL	Netherlands	Rotor einer elektrischen Maschine und elektrische Maschine	13756005.8	20.08.2013	EP2870681	19.10.2016	Siemens Aktiengesellschaft	DE
201216645	2012P16645WOCN	China	Rotor einer elektrischen Maschine und elektrische Maschine	201380044453.8	20.08.2013	104604099B	23.06.2017	Siemens Aktiengesellschaft	DE
201216645	2012P16645WEDE	Germany	Rotor einer elektrischen Maschine und elektrische Maschine	13756005.8	20.08.2013	50 2013 005 060.2	19.10.2016	Siemens Aktiengesellschaft	DE
201216645	2012P16645WOUS	US	ROTOR OF AN ELECTRIC MACHINE, AND ELECTRIC MACHINE	14/424,781	20.08.2013	9601954	21.03.2017	Siemens Aktiengesellschaft	DE
201216645	2012P16645WEES	Spain	Rotor einer elektrischen Maschine und elektrische Maschine	13756005.8	20.08.2013	2611344	19.10.2016	Siemens Aktiengesellschaft	DE
201220764	2012P20764WEBE	Belgium	Rotor einer elektrischen Maschine und elektrische Maschine	13748276.6	24.07.2013	EP2873137	14.10.2020	Siemens Aktiengesellschaft	DE
201220764	2012P20764WENL	Netherlands	Rotor einer elektrischen Maschine und elektrische Maschine	13748276.6	24.07.2013	EP2873137	14.10.2020	Siemens Aktiengesellschaft	DE

Internal number family file	Internal file number	Country / Region	Title	Application number	Effective filing date	Grant number	Grant date	Owner	LATA country
201220764	2012P20764 DE	Germany	Rotor einer elektrischen Maschine und elektrische Maschine	10 2012 215 503.1	31.08.2012	10 2012 215 503	21.07.2016	Siemens Aktiengesellschaft	DE
201220764	2012P20764WEFR	France	Rotor einer elektrischen Maschine und elektrische Maschine	13748276.6	24.07.2013	EP2873137	14.10.2020	Siemens Aktiengesellschaft	DE
201220764	2012P20764WELU	Luxembourg	Rotor einer elektrischen Maschine und elektrische Maschine	13748276.6	24.07.2013	EP2873137	14.10.2020	Siemens Aktiengesellschaft	DE
201220764	2012P20764WOUS	US	ROTOR OF AN ELECTRICAL MACHINE AND ELECTRICAL MACHINE	14/424,786	24.07.2013	9787163	10.10.2017	Siemens Aktiengesellschaft	DE
201220764	2012P20764WOCN	China	Rotor einer elektrischen Maschine und elektrische Maschine	201380044407.8	24.07.2013	104584390B	22.02.2017	Siemens Aktiengesellschaft	DE
201301092	2013P01092EPIT	Italy	Doppelrad-Antriebsmodul	14154815.6	12.02.2014	502017000115157	19.07.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH	DE
201301092	2013P01092EPSE	Sweden	Doppelrad-Antriebsmodul	14154815.6	12.02.2014	EP2772378	19.07.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH	DE

Internal number family file	Internal file number	Country / Region	Title	Application number	Effective filing date	Grant number	Grant date	Owner	LATA country
201301092	2013P01092EPNL	Netherlands	Doppelrad-Antriebsmodul	14154815.6	12.02.2014	EP2772378	19.07.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH	DE
201301092	2013P01092 US	US	TWIN-WHEEL DRIVE MODULE	14/193,828	28.02.2014	9783036	10.10.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH	DE
201301092	2013P01092EPBE	Belgium	Doppelrad-Antriebsmodul	14154815.6	12.02.2014	EP2772378	19.07.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH	DE
201301092	2013P01092EPPL	Poland	Doppelrad-Antriebsmodul	14154815.6	12.02.2014	EP2772378	19.07.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH	DE
201301092	2013P01092EPDE	Germany	Doppelrad-Antriebsmodul	14154815.6	12.02.2014	50 2014 004 617.9	19.07.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH	DE

Internal number family file	Internal file number	Country / Region	Title	Application number	Effective filing date	Grant number	Grant date	Owner	LATA country
201301092	2013P01092EPTR	Turkey	Doppelrad-Antriebsmodul	14154815.6	12.02.2014	TR201714172	19.07.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH	DE
201301092	2013P01092EPFR	France	Doppelrad-Antriebsmodul	14154815.6	12.02.2014	EP2772378	19.07.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH	DE
201301092	2013P01092EPGB	United Kingdom	Doppelrad-Antriebsmodul	14154815.6	12.02.2014	EP2772378	19.07.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH	DE
201301092	2013P01092 CN	China	Doppelrad-Antriebsmodul	201410067108.2	26.02.2014	104015609B	16.01.2018	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH	DE

Internal number family file	Internal file number	Country / Region	Title	Application number	Effective filing date	Grant number	Grant date	Owner	LATA country
201301092	2013P01092EPES	Spain	Doppelrad-Antriebsmodul	14154815.6	12.02.2014	2644346	19.07.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH	DE
201600932	2016P00932WEES	Spain	Lebensdauersteuerung für Energiespeicher	17702575.6	26.01.2017	2762101	11.09.2019	Siemens Aktiengesellschaft	DE
201600932	2016P00932WEFR	France	Lebensdauersteuerung für Energiespeicher	17702575.6	26.01.2017	EP3391455	11.09.2019	Siemens Aktiengesellschaft	DE
201600932	2016P00932WEGB	United Kingdom	Lebensdauersteuerung für Energiespeicher	17702575.6	26.01.2017	EP3391455	11.09.2019	Siemens Aktiengesellschaft	DE
201600932	2016P00932WEDE	Germany	Lebensdauersteuerung für Energiespeicher	17702575.6	26.01.2017	50 2017 002 285.5	11.09.2019	Siemens Aktiengesellschaft	DE
201712738	2017P12738WORU	Russia	Verfahren zum Bereitstellen von Datenpaketen aus einem CAN-Bus; Steuergerät sowie System mit einem CAN-Bus	2020113929	21.09.2018	2735242	29.10.2020	Siemens Aktiengesellschaft	DE

Internal number family file	Internal file number	Country / Region	Title	Application number	Effective filing date	Grant number	Grant date	Owner	LATA country
201712738	2017P12738WOCN	China	Verfahren zum Bereitstellen von Datenpaketen aus einem CAN-Bus; Steuergerät sowie System mit einem CAN-Bus	201880075717.9	21.09.2018			Siemens Aktiengesellschaft	DE
201712738	2017P12738WEDE	Germany	Verfahren zum Bereitstellen von Datenpaketen aus einem CAN-Bus; Steuergerät sowie System mit einem CAN-Bus	18785524.2	21.09.2018	50 2018 006 461.5	04.08.2021	Siemens Aktiengesellschaft	DE
201712738	2017P12738WESE	Sweden	Verfahren zum Bereitstellen von Datenpaketen aus einem CAN-Bus; Steuergerät sowie System mit einem CAN-Bus	18785524.2	21.09.2018	EP3669501	04.08.2021	Siemens Aktiengesellschaft	DE
201712738	2017P12738WE	Europe	Verfahren zum Bereitstellen von Datenpaketen aus einem CAN-Bus; Steuergerät sowie System mit einem CAN-Bus	18785524.2	21.09.2018	EP3669501	04.08.2021	Siemens Aktiengesellschaft	DE

Internal	Internal	Country /	Title	Application	Effective	Grant	Grant	Owner	LATA
number	file	Region		number	filing	number	date		country
family	number				date
file
201712 738	2017P12738WEES	Spain	Verfahren zum Bereitstellen von Datenpaketen aus einem	18785524.2	21.09.2018	EP3669501	04.08.2021	Siemens Aktiengesellschaft	DE

			CAN-Bus; Steuergerät sowie System mit einem CAN-Bus
201712738	2017P12738WOCA	Canada	Verfahren zum Bereitstellen von Datenpaketen aus einem	3076565	21.09.2018			Siemens Aktiengesellschaft	DE

			CAN-Bus; Steuergerät sowie System mit einem CAN-Bus
201712738	2017P12738WOUS	US	METHOD FOR PROVIDING DATA PACKETS FROM A CAN BUS, CONTROL DEVICE AND SYSTEM HAVING A CAN BUS	16/648,944	21.09.2018			Siemens Aktiengesellschaft	DE
201712738	2017P12738WEFR	France	Verfahren zum Bereitstellen von Datenpaketen aus einem	18785524.2	21.09.2018	EP3669501	04.08.2021	Siemens Aktiengesellschaft	DE

			CAN-Bus; Steuergerät sowie System mit einem CAN-Bus

Internal	Internal	Country /	Title	Application	Effective	Grant	Grant	Owner	LATA
number	file	Region		number	filing	number	date		country
family	number				date
file
201712738	2017P12738WEGB	United Kingdom	Verfahren zum Bereitstellen von Datenpaketen aus einem	18785524.2	21.09.2018	EP3669501	04.08.2021	Siemens Aktiengesellschaft	DE

			CAN-Bus; Steuergerät sowie System mit einem CAN-Bus
201722795	2017P22795 CN	China	A new stator housing for pure electrical motor of electric vehicle	201711099779.7	09.11.2017	109768650B	20.04.2021	Siemens Aktiengesellschaft	DE
201804142	2018G04142 CN	China	A new improved cooling method for E-bus motor	201820288051.2	28.02.2018	208078794U	09.11.2018	Siemens Aktiengesellschaft	DE
201813053	2018P13053 CN	China	Improved energy efficiency of Heat Pump based heating system by including energy losses of propulsion and other system components of electric bus	201811156704.2	30.09.2018			Siemens Aktiengesellschaft	DE
201826321	2018P26321WE	Europe	Verfahren zum Ansteuern von Halbleitern	19829029.8	12.12.2019			Siemens Aktiengese llschaft	DE
201826321	2018P26321WOCA	Canada	Verfahren zum Ansteuern von Halbleitern	3123733	12.12.2019			Siemens Aktiengesellschaft	DE
201826321	2018P26321WOCN	China	Verfahren zum Ansteuern von Halbleitern	201980083929.6	12.12.2019			Siemens Aktiengesellschaft	DE
201826321	2018P26321WORU	Russia	Verfahren zum Ansteuern von Halbleitern	2021117514	12.12.2019			Siemens Aktiengesellschaft	DE

Internal	Internal	Country /	Title	Application	Effective	Grant	Grant	Owner	LATA
number	file	Region		number	filing	number	date		country
family	number				date
file
201826321	2018P26321WOUS	US	METHOD FOR CONTROLLING SEMICONDUCTORS	17/415,495	12.12.2019			Siemens Aktiengesellschaft	DE
202011476	2020G11476 CN	China	A new design of integrated bearing shield	202021239683.3	30.06.2020	213072304U	27.04.2021	Siemens Aktiengesellschaft	DE
202110519	2021P10519EP	Europe	Dynamoelektrische Maschine als Antrieb eines elektrisch angetriebenen Fahrzeugs	21192750.4	24.08.2021			Siemens Aktiengesellschaft	DE
202116674	2021P16674EP	Europe	Elektrisch angetriebene Achse	21199482.7	28.09.2021			Siemens Aktiengesellschaft	DE
202123532	2021G23532 CN	China	A special coupling for KITA Sensor application	202123417245.9	30.12.2021			Siemens Aktiengesellschaft	DE
202123533	2021G23533 CN	China	A new design of the housing with two terminal box interfaces	202123409241.6	30.12.2021			Siemens Aktiengesellschaft	DE
202123534	2021G23534 CN	China	A new design of pressure plate with Fan and balancing feature	202123409196.4	30.12.2021			Siemens Aktiengesellschaft	DE
202124447	2021M24447 CN	China	Motor, electric	202130862001.8	27.12.2021			Siemens Aktiengesellschaft	DE
201007287	2010P07287EPDE	Germany	Energiespeicheranordnung	11161438.4	07.04.2011	50 2011011136.3	16.11.2016	Siemens Aktiengesellschaft	DE
201007287	2010P07287EPES	Spain	Energiespeicheranordnung	11161438.4	07.04.2011	2615171	16.11.2016	Siemens Aktiengesellschaft	DE

Internal	Internal	Country /	Title	Application	Effective	Grant	Grant	Owner	LATA
number	file	Region		number	filing	number	date		country
family	number				date
file
201007287	2010P07287EPFR	France	Energiespeicheranordnung	11161438.4	07.04.2011	EP2408086	16.11.2016	Siemens Aktiengesellschaft	DE
201007287	2010P07287EPIT	Italy	Energiespeicheranordnung	11161438.4	07.04.2011	502017000011775	16.11.2016	Siemens Aktiengesellschaft	DE
201007287	2010P07287 US	US	Energiespeicheranordnung	13/117,241	27.05.2011	9053869	09.06.2015	Siemens Aktiengesellschaft	DE
201007287	2010P07287EPBE	Belgium	Energiespeicheranordnung	11161438.4	07.04.2011	EP2408086	16.11.2016	Siemens Aktiengesellschaft	DE
201007287	2010P07287EPGB	United Kingdom	Energiespeicheranordnung	11161438.4	07.04.2011	EP2408086	16.11.2016	Siemens Aktiengesellschaft	DE
201007287	2010P07287EPNL	Netherlands	Energiespeicheranordnung	11161438.4	07.04.2011	EP2408086	16.11.2016	Siemens Aktiengesellschaft	DE
201806637	2018P06637WORU	Russia	Speichereinheit für elektrische Energie, Verfahren zur Überwachung einer solchen Speichereinheit sowie Fahrzeug	2021100701	12.06.2019			Siemens Aktiengesellschaft	DE
201806637	2018P06637WOUS	US	STORAGE UNIT FOR ELECTRICAL ENERGY, METHOD FOR MONITORING A STORAGE UNIT OF THIS KIND AND VEHICLE	17/253,011	12.06.2019			Siemens Aktiengesellschaft	DE

Internal	Internal	Country /	Title	Application	Effective	Grant	Grant	Owner	LATA
number	file	Region		number	filing	number	date		country
family	number				date
file
201806637	2018P06637WOCN	China	Speichereinheit für elektrische Energie, Verfahren zur Überwachung einer solchen Speichereinheit sowie Fahrzeug	201980041483.0	12.06.2019			Siemens Aktiengesellschaft	DE
201806637	2018P06637WOCA	Canada	Speichereinheit für elektrische Energie, Verfahren zur Überwachung einer solchen Speichereinheit sowie Fahrzeug	3104190	12.06.2019			Siemens Aktiengesellschaft	DE
201806637	2018P06637WE	Europe	Speichereinheit für elektrische Energie, Verfahren zur Überwachung einer solchen Speichereinheit sowie Fahrzeug	19734269.4	12.06.2019			Siemens Aktiengesellschaft	DE

Annex 5.1.2
Transferred Trademarks

Country: Belgium ARE:
5101
As of January 1, 2022

NONE

Country: China
ARE: 5547
As of October 1, 2021

NONE

Country: China
ARE: 5557
As of October 1, 2021

NONE

Country: Colombia
ARE: 5550
As of January 1, 2022

NONE

Country: Germany
ARE: 7411
As of January 1, 2022

Internal file	Trademark	Country	Filing date	Application	Registration	Registration	Owner
number				number	date	number
1995W00038 AR	ELFA	Argentina	13.02.2009	2894636	26.03.2014	2636074	Siemens
							Aktien-
							gesellschaft
1995W00038 BR	ELFA	Brazil	27.02.2009	830196129	23.08.2011	830196129	Siemens
							Aktien-
							gesellschaft
1995W00038 CA	ELFA	Canada	17.07.2018	1909905	30.03.2021	1097288	Siemens
							Aktien-
							gesellschaft
1995W00038 CL	ELFA	Chile	11.02.2009	854750	09.10.2009	862800	Siemens
							Aktien-
							gesellschaft
1995W00038 DE	ELFA	Germany	12.09.1995	39537342.5	27.10.1995	39537342	Siemens
							Aktien-
							gesellschaft
1995W00038 IN	ELFA	India	12.02.2009	1784713	15.06.2013	1784713	Siemens
							Aktien-
							gesellschaft
1995W00038 MX	ELFA	Mexico	19.02.2009	990829	27.03.2009	1092568	Siemens
							Aktien-
							gesellschaft
1995W00038 US	ELFA	US	28.08.1996	157245	02.06.1998	2162705	Siemens
							Aktien-
							gesellschaft

Internal file	Trademark	Country	Filing date	Application	Registration	Registration	Owner
number				number	date	number
1995W00038 VN	ELFA	Vietnam	10.08.2018	4-2018-27042			Siemens
							Aktien-
							gesellschaft
1995W00038 WO	ELFA	World (PCT)	10.05.1996	656843	10.05.1996	656843	Siemens
							Aktien-
							gesellschaft
1995W00038	ELFA	Austria	10.05.1996	656843	10.05.1996	656843	Siemens
WOAT							Aktien-
							gesellschaft
1995W00038	ELFA	Bulgaria	10.05.1996	656843	10.05.1996	656843	Siemens
WOBG							Aktien-
							gesellschaft
1995W00038	ELFA	Benelux	10.05.1996	656843	10.05.1996	656843	Siemens
WOBX							Aktien-
							gesellschaft
1995W00038	ELFA	Switzerland	10.05.1996	656843	10.05.1996	656843	Siemens
WOCH							Aktien-
							gesellschaft
1995W00038	ELFA	China	10.05.1996	656843	10.05.1996	656843	Siemens
WOCN							Aktien-
							gesellschaft
1995W00038	ELFA	Czech Republic	10.05.1996	656843	10.05.1996	656843	Siemens
WOCZ							Aktien-
							gesellschaft
1995W00038	ELFA	Spain	10.05.1996	656843	10.05.1996	656843	Siemens
WOES							Aktien-
							gesellschaft
1995W00038	ELFA	France	10.05.1996	656843	10.05.1996	656843	Siemens
WOFR							Aktien-
							gesellschaft
1995W00038	ELFA	United	10.05.1996	656843	10.05.1996	656843	Siemens
WOGB		Kingdom					Aktien-
							gesellschaft

Internal file	Trademark	Country	Filing date	Application	Registration	Registration	Owner
number				number	date	number
1995W00038	ELFA	Hungary	10.05.1996	656843	10.05.1996	656843	Siemens
WOHU							Aktien-
							gesellschaft
1995W00038	ELFA	Italy	10.05.1996	656843	10.05.1996	656843	Siemens
WOIT							Aktien-
							gesellschaft
1995W00038	ELFA	Japan	23.02.2009	656843	23.02.2009	656843	Siemens
WOJP							Aktien-
							gesellschaft
1995W00038	ELFA	Poland	10.05.1996	656843	10.05.1996	656843	Siemens
WOPL							Aktien-
							gesellschaft
1995W00038	ELFA	Portugal	10.05.1996	656843	10.05.1996	656843	Siemens
WOPT							Aktien-
							gesellschaft
1995W00038	ELFA	Romania	23.02.2009	656843	23.02.2009	656843	Siemens
WORO01							Aktien-
							gesellschaft
1995W00038	ELFA	Russia	23.02.2009	656843	23.02.2009	656843	Siemens
WORU01							Aktien-
							gesellschaft
1995W00038	ELFA	Sweden	24.04.1997	656843	24.04.1997	656843	Siemens
WOSE							Aktien-
							gesellschaft

Country: Spain
ARE: 5290
As of January 1, 2022

NONE

Country: France
ARE: 5140
As of January 1, 2022

NONE

Country: Great Britain
ARE: 5160
As of January 1, 2022

NONE

Country: Korea
ARE: 5682
As of January 1, 2022

NONE

Country: The Netherlands
ARE: 5201
As of January 1, 2022

NONE

Country: United States
ARE: 439n
As of January 1, 2022

NONE

Country: Vietnam
ARE: 500e
As of January 1, 2022

NONE

Annex 5.1.5
Transferred Domains

Country: Belgium
ARE: 5101
As of January 1, 2022

NONE

Annex 5.1.5
Transferred Domains

Country: China
ARE: 5547
As of October 1, 2021

NONE

Annex 5.1.5
Transferred Domains

Country: China
ARE: 5557
As of October 1, 2021

NONE

Annex 5.1.5
Transferred Domains

Country: Colombia
ARE: 5550
As of January 1, 2022

NONE

Annex 5.1.5
Transferred Domains

Country: Germany
ARE: 7411
As of January 1, 2022

NONE

Annex 5.1.5
Transferred Domains

Country: Spain
ARE: 5290
As of January 1, 2022

NONE

Annex 5.1.5
Transferred Domains

Country: France
ARE: 5140
As of January 1, 2022

NONE

Annex 5.1.5
Transferred Domains

Country: Great Britain
ARE: 5160
As of January 1, 2022

NONE

Annex 5.1.5
Transferred Domains

Country: Korea
ARE: 5682
As of January 1, 2022

NONE

Annex 5.1.5
Transferred Domains

Country: The Netherlands
ARE: 5201
As of January 1, 2022

NONE

Annex 5.1.5
Transferred Domains

Country: United States
ARE: 439n
As of January 1, 2022

NONE

Annex 5.1.5
Transferred Domains

Country: Vietnam
ARE: 500e
As of January 1, 2022

NONE

Annex 6.1.3
Transferred Licensing-out Agreements

Country: Belgium
ARE: 5101
As of January 1, 2022

NONE

Annex 6.1.3
Transferred Licensing-out Agreements

Country: China
ARE: 5547
As of October 1, 2021

Business	Contract	Contractual	Contract	Licensed	Effective date (day
unit	owner	party	subject	intellectual	of the last
				property rights	signature)
SLC CV	SLC	SNC (Sina New	To localize	Know-how	17.01.2018
		Chance, New	CV's motor
		Energy Co. Ltd);	product in
		SEDL	SNC

Annex 6.1.3
Transferred Licensing-out Agreements

Country: China
ARE: 5557
As of October 1, 2021

NONE

Annex 6.1.3
Transferred Licensing-out Agreements

Country: Colombia
ARE: 5550
As of January 1, 2022

NONE

Annex 6.1.3
Transferred Licensing-out Agreements

Country: Germany
ARE: 7411
As of January 1, 2022

NONE

Annex 6.1.3
Transferred Licensing-out Agreements

Country: Spain
ARE: 5290
As of January 1, 2022

NONE

Annex 6.1.3
Transferred Licensing-out Agreements

Country: France
ARE: 5140
As of January 1, 2022

NONE

Annex 6.1.3
Transferred Licensing-out Agreements

Country: Great Britain
ARE: 5160
As of January 1, 2022

NONE

Annex 6.1.3
Transferred Licensing-out Agreements

Country: Korea
ARE: 5682
As of January 1, 2022

NONE

Annex 6.1.3
Transferred Licensing-out Agreements

Country: The Netherlands
ARE: 5201
As of January 1, 2022

NONE

Annex 6.1.3
Transferred Licensing-out Agreements

Country: United States
ARE: 439n
As of January 1, 2022

NONE

Annex 6.1.3
Transferred Licensing-out Agreements

Country: Vietnam
ARE: 500e
As of January 1, 2022

NONE

Annex 6.1.5
Transferred Intragroup Supply Contracts

NONE

Annex 9.3.4
Security Deposits

NONE

Annex 12.1 Required Permits

No.	Issuer	Title / Subject Matter	Country
1	E1: Kraftfahrtbundesamt	UN ECE R85: max. net power and max. 30min motor power	Europe (Germany) [1]
Type approval number: E1-003330
Type: 1DB2024-0NA06
2	E1: Kraftfahrtbundesamt	UN ECE R10: electromagnetic compatibility	Europe (Germany) [1]
Type approval number: E1-036760, Ext 01
Type: ELFA2 VP1-650NM
3	E1: Kraftfahrtbundesamt	UN ECE R85: max. net power and max. 30min motor power	Europe (Germany) [1]
Type approval number: E1-003523
Type: 1DB2016-1NB06
4	E1: Kraftfahrtbundesamt	UN ECE R85: max. net power and max. 30min motor power	Europe (Germany) [1]
Type approval number: E1-003687
Type: 1DB2016-0NC06
5	E1: Kraftfahrtbundesamt	UN ECE R85: max. net power and max. 30min motor power	Europe (Germany) [1]
Type approval number: E1-003735
Type: 1DB2016-2NB06
6	E1: Kraftfahrtbundesamt	UN ECE R10: electromagnetic compatibility	Europe (Germany) [1]
Type approval number: E1-057278, Ext 03
Type: ELFA2 ES063-125F-B
7	E1: Kraftfahrtbundesamt	UN ECE R85: max. net power and max. 30min motor power	Europe (Germany) [1]

No.	Issuer	Title / Subject Matter	Country
Type approval number: E1-003788
Type: 1DB2016-0ND06
8	E1: Kraftfahrtbundesamt	UN ECE R85: max. net power and max. 30min motor power	Europe (Germany) [1]
Type approval number: E1*85R00/07*3169*02
Type: 1PV5138-2GL?1-1A?1
9	E1: Kraftfahrtbundesamt	UN ECE R85: max. net power and max. 30min motor power	Europe (Germany) [1]
Type approval number: E1*85R00/07*3525*01
Type: 1PV5135-2DD?1-1AF1
10	E1: Kraftfahrtbundesamt	UN ECE R10: electromagnetic compatibility	Europe (Germany) [1]
Type approval number: E1*10R05/01*6120*06
Type: ELFA2 DC4-650WM
11	E1: Kraftfahrtbundesamt	UN ECE R10: electromagnetic compatibility	Europe (Germany) [1]
Type approval number: E1*10R05/01*8534*02
Type: ELFA3
12	E1: Kraftfahrtbundesamt	UN ECE R85: max. net power and max. 30min motor power	Europe (Germany) [1]
Type approval number: E1*85R00/10*3524*01
Type: 1DB2022-1NA06
13	E9: Ministerio De Industria,	UN ECE R85: max. net power and max. 30min motor power	Europe (Spain) [1]
	Comercio Y Turismo	Type approval number: E9-85R-00.3131
Type: 1PV5135-2GL21-1AA1

No.	Issuer	Title / Subject Matter	Country
14	E9: Ministerio De Industria,	UN ECE R85: max. net power and max. 30min motor power	Europe (Spain) [1]
	Comercio Y Turismo	Type approval number: E9*85R00/07*1733*00
Type: 1DB2016
15	E9: Ministerio De Industria,	UN ECE R85: max. net power and max. 30min motor power	Europe (Spain) [1]
	Comercio Y Turismo	Type approval number: E9*85R00/08*1906*00
Type: 1DB2022- (0ND06, 1ND06)
16	E9: Ministerio De Industria,	UN ECE R85: max. net power and max. 30min motor power	Europe (Spain) [1]
	Comercio Y Turismo	Type approval number: E9*85R00/08*1854*02
Type: 1DB2022-0NE06
17	E9: Ministerio De Industria,	UN ECE R85: max. net power and max. 30min motor power	Europe (Spain) [1]
	Comercio Y Turismo	Type approval number: E9*85R00/10*6121*00
Type: 1DB2022- (0NF06, 1NE06)
18	National Motor Vehicle Product	GB/T 18488 : Electric Vehicles – electric drive system	China[1]
	Quality and Supervision	Approval number: QE16E21K11621
	Center (Shanghai)	Type: 1DB2016+ELFA2 (1DB2016-2NB06)
19	National Motor Vehicle Product	GB/T 18488 : Electric Vehicles – electric drive system	China[1]
	Quality and Supervision	Approval number: QA17E21EBC891
	Center (Shanghai)	Type: 1DB2022+ELFA2 (1DB2022-0ND06)
20	National Motor Vehicle Product	GB/T 18488 : Electric Vehicles – electric drive system	China[1]
	Quality and Supervision	Approval number: QA18E22XW1541
	Center (Shanghai)	Type: 1DB2010+ELFA2 (1DB2010-1NA06)

No.	Issuer	Title / Subject Matter	Country
21	National Motor Vehicle Product	GB/T 18488 : Electric Vehicles – electric drive system	China[1]
	Quality and Supervision	Approval number: QM19E21NE2681
	Center (Shanghai)	Type: 1DB2016+ELFA3 (1DB2016-6NB06)
22	National Motor Vehicle Product	GB/T 18488 : Electric Vehicles – electric drive system	China[1]
	Quality and Supervision	Approval number: QM20E21NL0051
	Center (Shanghai)	Type: 1DB2016+ELFA3 (1DB2016-6NB06) die-cast housing
23	National Motor Vehicle Product	GB/T 18488 : Electric Vehicles – electric drive system	China[1]
	Quality and Supervision	Approval number: QM21E21NL8121
	Center (Shanghai)	Type: 1DB2010+ELFA3 (1DB2010-1NA06) die-cast housing
24	E9: Ministerio De Industria,	UN ECE R85: max. net power and max. 30min motor power	Europe (Spain)[1]
	Comercio Y Turismo	Type approval number: E9*85R00/10*6285*00
Type: 1CS2016-1FA50
25	n/a	Land use right grant contract of land of Building B02	China
26		Land use right certificate of land of Building B02	China
27		Construction of Building B02: NDRC project approval	China
28		Construction of Building B02: Planning permit	China

No.	Issuer	Title / Subject Matter	Country
29		Construction of Building B02: Construction permit	China
30	n/a	SEDL Pollutant discharge registration	China
	National emission permit	NewCo Emission permit registration
management information
platform
31		SEDL Pollutant discharge permit	China
32		NewCo Environmental impact assessment	China
33	n/a	NewCo Occupational Health Assessment	China
34	n/a	NewCo Safety Assessment	China
35		Tianjin hazardous waste online transfer supervision platform	China
36		Fire Acceptance Certification	China
37		B02 renovation 2015 Fire Approval Documents	China
38	BAFA	SAG General Export Licenses EU001 and AG17	Europe / Germany

No.	Issuer	Title / Subject Matter	Country
39	Hauptzollamt Nürnberg	DE/AEOF/100930: SAG Authorized Economic Operator	Germany

1: Required permits from Europe can be transferred after change of control. Required permits from China will get invalidated after change of control. A new application for GB/T 18488 is required.

Annex 19.1.1
Antitrust Clearances

●	Brazil

BRING-DOWN CERTIFICATE

By:
Siemens Aktiengesellschaft
at Werner-von-Siemens-Straße 1
80333 Munich

(the "Seller")

To:
Meritor, Inc.
2135 West Maple Road
Troy, Michigan 48084
USA

(the "Purchaser")

[Date]

Dear Sir or Madam,

We make reference to the master sale and purchase agreement between the Seller and the Purchaser dated [●] ("Signing Date”) (notarial deed no. [●]/2022 of the notary [●], with offices at [●]) regarding the acquisition of Seller's commercial vehicles business (the "MSPA") and the requirement to provide a letter confirming the correctness of the Closing Date Guarantees as of the date of this Bring-Down Letter ("Bring-Down Certificate") pursuant to clause 20.2.1 of the MSPA. Unless defined in this Bring-Down Certificate capitalised terms used in this Bring-Down Certificate shall have the meaning ascribed to them in the MSPA.

We hereby confirm that on the date of this Bring-Down Certificate all Closing Date Guarantees are true and correct, except for the Closing Date Guarantees under clause [●] which are not correct due to the facts described as summary in Annex 1 to this Bring-Down Certificate.

Yours faithfully,

Siemens Aktiengesellschaft

Place, Date	Place, Date

Name:	Name:
Title:	Title:

2

CLOSING MEMORANDUM

by and between

Siemens Aktiengesellschaft

a stock corporation (Aktiengesellschaft) organized under the laws of Germany with its registered seat in Munich and Berlin, Germany, and registered in the commercial register of the local court (Amtsgericht) of Munich under HRB 6684 and in the commercial register of the local court (Amtsgericht) of Berlin-Charlottenburg under HRB 12300

– hereinafter referred to as "Seller" –

and

Meritor, Inc.

a stock corporation organized under the laws of Indiana, USA, with its registered seat in 2135 West Maple Road, Troy, Michigan 48084, USA, and registered in the companies register under no. 801035543

– hereinafter referred to as "Purchaser" –

– Sellers and Purchaser herein also referred to
individually as a "Party" and collectively as "Parties" –

List of Annexes

Annex 2.1	Antitrust Clearance Letters

Annex 2.2	Foreign Investment Control Clearance Letters

Annex 5.1	Payment Confirmation

Annex 5.2	Local Transfer Agreements

Annex 5.3	Transitional Service Agreements

Preamble

(A)	On [●] 2022, Seller and Purchaser entered into a certain master sale and purchase agreement regarding the sale and purchase of the commercial vehicles business of Seller ("MSPA").

(B)

By executing and signing this closing memorandum ("Closing Memorandum"), the Parties wish to document that the Closing Conditions have been fulfilled or duly waived, that the Closing Date Actions have been performed or duly waived and that the Closing has occurred.

Article 1 Reference to Closing Memorandum

Unless otherwise defined herein, the terms used in this Closing Memorandum shall have the meanings attributed to them in the MSPA and all definitions set forth in the MSPA shall also apply for the purposes of this Closing Memorandum.

Article 2 Closing Conditions

The Parties hereby confirm that:

2.1

the Antitrust Clearances of the antitrust authorities of [Country], [Country] and [Country] were obtained or were deemed to be obtained (e.g., as a result of the lapse of waiting periods or because jurisdiction was declined) on [●] ([Country]), [●] ([Country]) and [●] ([Country]), respectively; copies of the antitrust clearance letters are attached hereto as Annex 2.1;

2.2

the FIC Clearances of the foreign investment control authorities of [Country], [Country] and [Country] were obtained or were deemed to be obtained (e.g., as a result of the lapse of waiting periods or because jurisdiction was declined) on [●] ([Country]), [●] ([Country]) and [●] ([Country]), respectively; copies of the foreign investment control clearance letters are attached hereto as Annex 2.2;

2.3

that the local asset transfer agreement underlying the Chinese Factory Carve-out has been executed and the closing of the transactions contemplated thereunder has occurred in accordance with its terms;

2.4	[●]; and, therefore,

2.5	the last of the Closing Conditions has been fulfilled on [●].

Article 3 Scheduled Closing Date

The Parties hereby confirm that this [●] 2022 is the Scheduled Closing Date.

Article 4 Preliminary Purchase Price

The Parties hereby confirm that the Preliminary Purchase Price amounts to EUR [●] (in words: Euro [●]), as notified by Seller to Purchaser on [●].

Article 5 Closing Date Actions

The Parties hereby confirm that all Closing Date Actions have been performed as set forth in Annex [20.3] to the MSPA [or duly waved prior to the date hereof]. In particular, the Parties confirm the following:

5.1

In accordance with Article [15.3] of the MSPA, [Purchaser (also on behalf of the relevant Designated Transferees) has] / [Purchaser and the Designated Transferees have] paid to [Seller (also on behalf of the relevant Transferors)] / [Seller and the Transferors] the Preliminary Purchase Price in the amount of EUR [●] (in words: Euro [●]). [A copy] / [Copies] of the payment confirmation[s] are attached hereto as Annex 5.1.

5.2

In accordance with Article [14.1] of the MSPA, Seller and the relevant Transferors on the one hand and Purchaser and the relevant Designated Transferees on the other hand have executed and performed the Local Transfer Agreements. Copies of the executed Local Transfer Agreements [(without exhibits, schedules and annexes)] are attached hereto as Annex 5.2.

5.3

In accordance with Article [18.1] of the MSPA, Seller, the relevant Transferors and/or the relevant other Siemens Group Companies on the one hand and Purchaser, the relevant Designated Transferees and/or the relevant Transferred Companies on the other hand have executed the TSAs (to the extent not already executed prior to the Scheduled Closing Date). Copies of the executed TSAs [(without exhibits, schedules and annexes)] are attached hereto as Annex 5.3.

Article 6 Closing

6.1

As a result of the events described in this Closing Memorandum, the Parties hereby confirm that (i) all Closing Conditions as contemplated under Article [19.1] of the MSPA have been fulfilled, (ii) all Closing Date Actions as contemplated under Article [20.2] of the MSPA have been performed [or duly waved prior to the date hereof] and (iii) the conditions precedent as contemplated under Article [14.3] of the MSPA, Article [3.1] of the Local Share Transfer Agreement[s] and Article [14.1] of the Local Asset Transfer Agreements have been duly fulfilled.

6.2

Upon execution of this Closing Memorandum, (i) the Closing Conditions shall be deemed fulfilled, (ii) the Closing Date Actions shall be deemed performed [or duly waived] and (iii) the conditions precedent as contemplated under Article [14.3] of the MSPA, Article [3.1] of the Local Share Transfer Agreement[s] and Article [14.1] of the Local Asset Transfer Agreements shall be deemed fulfilled, in each case for purposes of the sale and transfer of the Transferred Shares and the sale, assignment, assumption and grant of the other parts of the Transferred Business and in each case without limiting the performance of any claims underlying such Closing Conditions, Closing Date Actions and conditions precedent, in particular, but not limited to, the claim for payment of the Preliminary Purchase Price and the Final Purchase Price, respectively. The legal significance of this Closing Memorandum is strictly limited to serve as evidence of the confirmation and agreements as set out in this Closing Memorandum. Any rights of the Parties under or in connection with the MSPA, the Local Share Transfer Agreement[s] and the Local Asset Transfer Agreements shall remain unaffected by the execution of this Closing Memorandum.

Article 7 Miscellaneous

Articles 34 (Announcements), 35 (Confidentiality), 40 (Governing Law, Dispute Resolution), 41.2 (Amendments, Notices), 41.4 (Legal Terms), 41.8 (Third Party Rights), 41.11 (Partial Invalidity) and 41.12 (Counterparts, Form) of the MSPA shall apply accordingly to this Closing Memorandum.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[Date]

[Seller]

Signature	Signature

[Purchaser]

Signature	Signature

Annex 21.1.6(a)-2
Basis of Preparation

On May 19, 2022, representatives of Siemens Aktiengesellschaft (“Siemens” or “Seller”) and Meritor Inc. (“Purchaser”) signed a MSPA Master Sale and Purchase Agreement (“MSPA”) regarding the sale and purchase of the Siemens’s business unit "Commercial Vehicles" (“Drive Business”). The MSPA stipulates the obligation on Seller side to prepare an audited Effective Date Balance Sheet for the Drive Business as of the Effective Date (referred to hereafter as “Effective Date Balance Sheet”) for purposes of determining the Final Purchase Price.

The Effective Date Balance Sheet of the Drive Business as of Effective Date shall reflect the Drive Business within Siemens Portfolio Companies as included in the consolidated month end closing of Siemens AG as of the Effective Date based on Siemens Financial Reporting Guidelines.

The Effective Date Balance Sheet shall be derived from the consolidated month end closing of Siemens AG as of Effective Date and shall be prepared based on combination rules and accounting principles defined in this Basis of Preparation. Accounting estimates originally used in the consolidated month end closing of Siemens AG are not to be adjusted before being included in the Effective Date Balance Sheet.

The Effective Date Balance Sheet shall be prepared on a going concern basis unless management either intends to liquidate the entity or to cease trading or has no realistic alternative but to do so. When management is aware, in making its assessment, of material uncertainties related to events or conditions that may cast significant doubt upon the entity’s ability to continue as a going concern, the entity shall disclose those uncertainties.

The Effective Date Balance Sheet must be prepared in accordance with this Basis of Preparation and historical cost basis, using the accrual basis of accounting, as included in the Siemens consolidated month end closing as of the Effective Date, based on the Siemens date of transition to IFRS (October 1, 2004). The predecessor accounting approach (amounts as historically reported by Siemens AG) must be applied in the Effective Date Balance Sheet. The Combined Statement of Financial Position shall separate current (<12 months) and non-current (>12 months) assets and liabilities.

The Effective Date Balance Sheet has to be prepared and published in thousands of euro. No comparative information shall be presented.

The financial information for the Drive Business included in the Effective Date Balance Sheet must be derived from the sub-segment reporting of Siemens AG (Management Reporting) as of the Effective Date. This sub-segment reporting includes certain costs for centrally managed functions prior to legal separation. Such allocations shall be considered as historically charged but do not necessarily reflect the results of operations that would have occurred if the Drive Business had existed as a separate group during the reporting period.

Central adjustments

For selected items where balances are not yet directly attributed to the Drive Business in the Management Reporting, the financial information has to be based on specific identification and attribution or allocation of assets, liabilities, income and expenses in order to appropriately match the scope of the Drive Business as described hereafter.

Scope of combination

To reflect the assets, liabilities, income and expenses that fall within the scope of the Drive Business, the following combination rules have to be applied. Therefore, the Effective Date Balance Sheet as at Effective Date does not necessarily reflect the financial position of the Drive Business had the Drive Business existed as a separate group during the reporting period.

The scope of combination for the Effective Date Balance Sheet as of the Effective Date has to be determined based on the economic activities of the Drive Business, a sub-segment of Siemens Portfolio Companies. Those economic activities were not managed centrally in the past and did not by themselves meet the definition of a group, i.e. a parent and all of its subsidiaries. During the reporting period of the Effective Date Balance Sheet, the assets and liabilities forming the combination scope were under common control of Siemens AG.

The scope of combination shall include the businesses that form the economic activities of the Drive Business, presenting a combined view on all relevant assets, liabilities and operations that are subject of, and will ultimately be included in, the transaction as of its effective date. This shall include entities that were controlled by Siemens AG or its subsidiaries during the reporting period of the Effective Date Balance Sheet.

Businesses under common control, ultimately controlled by the same party at Effective Date have to be included with their respective assets and liabilities as well as income and expenses in the Effective Date Balance Sheet as of the balance sheet date presented.

Services provided and charged by centrally managed functions

Services provided by centrally managed functions from Siemens Group to the Drive Business must be included in the Effective Date Balance Sheet but do not necessarily reflect the results of operations that would have occurred if the Drive Business had existed as a separate group during the reporting period.

For employees previously employed by such centrally managed functions of Siemens Group that have been transferred to the Drive Business in line with the reorganization employee-related expenses, assets and liabilities (including liabilities for pensions and similar obligations) have to be included in the Effective Date Balance Sheet from the occurrence of the transfer.

Businesses excluded from scope

The Management Reporting financials are adjusted to exclude the following businesses:

●	Nuremberg Machine and Apparatus Works (NMA) property, plant and equipment, personnel-related liabilities, and provisions due to shift from own manufacturing to contract manufacturing.
●	Assets and liabilities from the Drive Russia business.
●	Assets and liabilities relating to the Mining business booked under Drive.

Income Taxes and Deferred Taxes

Current and deferred income taxes are to be recognized for the purposes of the Effective Date Balance Sheet for the Drive Business’ legal entities taking into consideration local tax requirements.

Current income tax assets and liabilities as well as deferred tax assets and liabilities of the Drive Business that did not constitute a separate taxpayer in previous years and at Effective Date have to be treated as contributions or transfers from reserves by shareholders, and shall not be included in the Combined Financial Information of the Drive Business.

Goodwill

Goodwill shall be eliminated from the Effective Date Balance Sheet against equity. This shall comprise goodwill reported within the Drive Business, if any, and goodwill that will be allocated to the Drive Business during the disposal process.

Capital Structure

The equity of the Drive Business shall consist of the net assets attributable to the Drive Business. The Effective Date Balance Sheet does not show any subscribed capital, because the Drive Business does not constitute a legal group as of the Effective Date.

The equity of the Drive Business at Effective Date in the Effective Date Balance Sheet has to be based on the following combination rules:

a)	any allocation of assets and liabilities to the Drive Business in addition to those already in the sub-segment reporting for the business as included in the consolidated month end closing of Siemens AG as of the Effective Date has to be directly recognized in equity as withdrawal or contribution at the time of the allocation
b)	any consideration given or received in the course of the formation of a group of entities has to be directly recognized in equity as withdrawal or contribution at the time of the transfer
c)	any taxes paid by Siemens Group and related to the Drive Business operations prior to the carve-out has to be directly recognized in equity
d)	any changes in the conversion of receivables and payables to cash related to the Drive Business operations prior to the carve-out, has to be directly recognized in equity

Category c) and d) are necessary because in the consolidated month end closing of Siemens AG at Effective Date cash balances are not allocated to the Siemens Group operating segments but managed centrally. Additionally, in Siemens Group legal entities tax payments are not assigned to operating segments.

Annex 21.1.7
Conduct of Business

No.	Matter
1	To serve the Customer ZNLC material stock was built up. However, on 20th May 2021, ZNLC indicated that they might not order as discussed. A potential proceeding against the customer is in discussion
2	On beginning of March 2022 (official Siemens AG statement on sanctions against Russia), the existing and future business with the Russian Customer GAZ was stopped due to sanctions
3	Since December 2020, increased supply chain challenges were faced due to higher commodity prices. Additionally, there are disruptions in rail transportation due to the war between Russia and Ukraine, forcing a shift to air or sea transportation
4	Since March 2022, the service activities for UK customers are processed from Belgium, rather than the UK due to the carve-out of another (non-Drive) Siemens business unit
5	Several separation measures are being taken in China in line with the Drive carve-out process, as communicated
6	In the US, a revenue correction of EUR 2.3m was made related to revenue recognition under extended warranty. The corrected revenue will be mainly recognized in FY23 and FY24. Due to release of respective liabilities in FY22, EBIT impact EUR 0.3m
7	In China, a revenue correction of EUR 1.3m was made that had the consequence that the revenue has to be recognized at a later point in time. EBIT impact EUR -1.3m.

Annex 21.1.9(b)
Leased Real Estate

No.	Descripton	Address
1	Office	Vogelweiher Str. 20, 90441 D, Nuernberg, Germany
2	Industrial	No.1 Haitaichuangxin Road 5, Tianjin, China
3	Office	No 500 Dalian Road, Yang Pu District, Shanghai, China[1]
4	Office	No.7, Wangjing Zhonghuan Nanlu, Chaoyang District, Beijing, China[2]
5	Office	100 Technology Drive, Alpharetta, Georgia, USA[3]
6	Office	Guido Gezellestraat 123, Beersel, Belgium[4]
7	Office	Ronda de Europa 5, Tres Cantos, Spain[5]
8	Office	1 Dao Duy Anh, Dong Da Dist, Hanoi, Vietnam[6]
9	Office	Sir William Siemens House, Princess Road, M20 2UR, Manchester, UK7

[1]	The premises in China (listed above under nos. 3 and 4) have been consolidated in one lease agreement. Lease volume below EUR 100,000 per annum thus not listed in Annex 21.1.10(n).

[2]	See footnote 1.

[3]	Separation or relocation of offices in USA and Belgium is still under evaluation. Lease volume below EUR 100,000 per annum thus not listed in Annex 21.1.10(n).

[4]	See footnote 3.

[5]	Offices in Spain, Vietnam and UK not to be subleased (and thus not listed in Annex 21.1.10(n)) because solely 1 or 2 employees are working there. CV shall relocate out by Change of Control. Plan to have employees work from home (mobile working) or include in purchaser’s premises (if any), tbd.

[6]	See footnote 5.

[7]	See footnote 5.

Annex 21.1.12(b)
Owned registered IPR

Patents

Family	Internal file	Country /	Title	Application	Effective	Grant number	Grant	Owner
	number	Region		number	filing date		date
201722535	2017M22535 CN02	China	Converter	201830101469.3	19.03.2018	304767583S	10.08.2018	Siemens Aktiengesellschaft
201722535	2017M22535 CN	China	Converter	201830101449.6	19.03.2018	304933147S	07.12.2018	Siemens Aktiengesellschaft
201722535	2017M22535 TW	Taiwan	Converter	107301353	09.03.2018	D195345	11.01.2019	Siemens Aktiengesellschaft
201722535	2017M22535 TW02	Taiwan	Converter	107301352	09.03.2018	D195344	11.01.2019	Siemens Aktiengesellschaft
201722535	2017M22535 US	US	Converter	29/644,697	19.04.2018	D879715	31.03.2020	Siemens Aktiengesellschaft
201722535	2017M22535 US02	US	Converter	29/710,802	25.10.2019	D890096	14.07.2020	Siemens Aktiengesellschaft
201722535	2017M22535 KR02	Korea	Converter	2018-0008227	19.02.2018	982271	19.11.2018	Siemens Aktiengesellschaft
201722535	2017M22535 KR	Korea	Converter	2018-0008226	19.02.2018	982270	19.11.2018	Siemens Aktiengesellschaft
201722535	2017M22535 JP02	Japan	Converter	2018-004054	27.02.2018	1615340	14.09.2018	Siemens Aktiengesellschaft
201722535	2017M22535 JP	Japan	Converter	2018-004053	27.02.2018	1615339	14.09.2018	Siemens Aktiengesellschaft
201722535	2017M22535 GB02	United Kingdom	Converter	90044152630003	20.10.2017	90044152630003	20.10.2017	Siemens Aktiengesellschaft
201722535	2017M22535 GB01	United Kingdom	Converter	90044152630002	20.10.2017	90044152630002	20.10.2017	Siemens Aktiengesellschaft
201722535	2017M22535 GB	United Kingdom	Converter	90044152630001	20.10.2017	90044152630001	20.10.2017	Siemens Aktiengesellschaft
201722535	2017M22535 GB03	United Kingdom	Converter	90044152630004	20.10.2017	90044152630004	20.10.2017	Siemens Aktiengesellschaft

Family	Internal file	Country /	Title	Application	Effective	Grant number	Grant	Owner
	number	Region		number	filing date		date
201722535	2017M22535EU	Europe	Converter	004415263	20.10.2017	004415263	20.10.201 7	Siemens Aktiengesellschaft
201722794	2017M22794 US	US	STATOR HOUSING FOR AN ELECTRICAL MOTOR OF AN ELECTRIC VEHICLE	29/646,921	08.05.2018	D924934	13.07.202 1	Siemens Aktiengesellschaft
201722794	2017M22794 CN	China	A new stator housing for pure electrical motor of electric vehicle	201730550953.X	09.11.2017	304772145S	14.08.2018	Siemens Aktiengesellschaft
201722794	2017M22794 IN	India	A new stator housing for pure electrical motor of electric vehicle	305386	07.05.2018	305386	26.05.2020	Siemens Aktiengesellschaft
201722794	2017M22794 GB	United Kingdom	Electric motor stators	90052627480001	09.05.2018	90052627480001	09.05.2018	Siemens Aktiengesellschaft
201722794	2017M22794EU	Europe	Electric motor stators	005262748	09.05.2018	005262748	09.05.2018	Siemens Aktiengesellschaft
201722794	2017M22794 GB01	United Kingdom	Electric motor stators	90052627480002	09.05.2018	90052627480002	09.05.2018	Siemens Aktiengesellschaft
201819252	2018G19252 CN	China	A new method to install temperature sensor for permanent magnets of special designed PM rotor	201821460391.5	07.09.2018	208750370U	16.04.2019	Siemens Electrical Drives, Ltd.
201927081	2019G27081 CN	China	New cooling plate structure used in electric vehicle inverter	201922101933.0	29.11.2019	211152425U	31.07.2020	Siemens Electrical Drives, Ltd.
202002766	2020G02766 CN	China	A two-end guided insertion rotor device for permanent magnet synchronous motor	202020181442.1	18.02.2020	211151778U	31.07.2020	Siemens Electrical Drives, Ltd.
201107671	2011P07671EPDE	Germany	Drive system and method for operating such a drive system	11174344.9	18.07.2011	50 2011 004 806.8	29.10.2014	Siemens Aktiengesellschaft
201107671	2011P07671 US	US	Drive system and method for operating such a drive system	13/551,135	17.07.2012	8988034	24.03.2015	Siemens Aktiengesellschaft

Family	Internal file	Country /	Title	Application	Effective	Grant number	Grant	Owner
	number	Region		number	filing date		date
201107671	2011P07671 CN	China	Drive system and method for operating such a drive system	201210246390.1	16.07.2021	102887076B	07.09.2016	Siemens Aktiengesellschaft
200609652	2006P09652WEBE	Belgium	Energiespeichermodul	07820644.8	27.09.2007	2067151	23.03.2011	Siemens Aktiengesellschaft
200609652	2006P09652WEFR	France	Energiespeichermodul	07820644.8	27.09.2007	EP2067151	23.03.2011	Siemens Aktiengesellschaft
200609652	2006P09652WEDE	Germany	Energiespeichermodul	07820644.8	27.09.2007	50 2007 006 797.0	23.03.2011	Siemens Aktiengesellschaft
201112491	2011P12491WEDE	Germany	Energiespeichermodul	12735861.2	12.07.2012	50 2012 013 690.3	24.10.2018	Siemens Aktiengesellschaft
201112491	2011P12491WEFR	France	Energiespeichermodul	12735861.2	12.07.2012	EP2735042	24.10.2018	Siemens Aktiengesellschaft
201205200	2012P05200 DE	Germany	Intelligentes Bremssystem in elektrisch betriebenen Fahrzeugen oder Hybridfahrzeugen	10 2012 209 157.2	31.05.2012			Siemens Aktiengesellschaft
201216609	2012P16609WEDE	Germany	Stator mit von Mantelblech umgebenem Statorblechpaket	13750324.9	15.08.2013	50 2013 004 803.9	28.09.2016	Siemens Aktiengesellschaft
201216609	2012P16609WEES	Spain	Stator mit von Mantelblech umgebenem Statorblechpaket	13750324.9	15.08.2013	2609458	28.09.2016	Siemens Aktiengesellschaft
201216609	2012P16609WEGB	United Kingdom	Stator mit von Mantelblech umgebenem Statorblechpaket	13750324.9	15.08.2013	EP2870679	28.09.2016	Siemens Aktiengesellschaft
201216609	2012P16609WEFR	France	Stator mit von Mantelblech umgebenem Statorblechpaket	13750324.9	15.08.2013	EP2870679	28.09.2016	Siemens Aktiengesellschaft
201216609	2012P16609WOCN	China	Stator mit von Mantelblech umgebenem Statorblechpaket	201380044318.3	15.08.2013	104584387B	22.02.2017	Siemens Aktiengesellschaft
201216645	2012P16645WEFR	France	Rotor einer elektrischen Maschine und elektrische Maschine	13756005.8	20.08.2013	EP2870681	19.10.2016	Siemens Aktiengesellschaft

Family	Internal file	Country /	Title	Application	Effective	Grant number	Grant	Owner
	number	Region		number	filing date		date
201216645	2012P16645WEGB	United Kingdom	Rotor einer elektrischen Maschine und elektrische Maschine	13756005.8	20.08.2013	EP2870681	19.10.2016	Siemens Aktiengesellschaft
201216645	2012P16645WOIN	India	Rotor einer elektrischen Maschine und elektrische Maschine	445/KOLNP/2015	20.08.2013	335472	20.03.2020	Siemens Aktiengesellschaft
201216645	2012P16645WENL	Netherlands	Rotor einer elektrischen Maschine und elektrische Maschine	13756005.8	20.08.2013	EP2870681	19.10.2016	Siemens Aktiengesellschaft
201216645	2012P16645WOCN	China	Rotor einer elektrischen Maschine und elektrische Maschine	201380044453.8	20.08.2013	104604099B	23.06.2017	Siemens Aktiengesellschaft
201216645	2012P16645WEDE	Germany	Rotor einer elektrischen Maschine und elektrische Maschine	13756005.8	20.08.2013	50 2013 005 060.2	19.10.2016	Siemens Aktiengesellschaft
201216645	2012P16645WOUS	US	ROTOR OF AN ELECTRIC MACHINE, AND ELECTRIC MACHINE	14/424,781	20.08.2013	9601954	21.03.2017	Siemens Aktiengesellschaft
201216645	2012P16645WEES	Spain	Rotor einer elektrischen Maschine und elektrische Maschine	13756005.8	20.08.2013	2611344	19.10.2016	Siemens Aktiengesellschaft
201220764	2012P20764WEBE	Belgium	Rotor einer elektrischen Maschine und elektrische Maschine	13748276.6	24.07.2013	EP2873137	14.10.2020	Siemens Aktiengesellschaft
201220764	2012P20764WENL	Netherlands	Rotor einer elektrischen Maschine und elektrische Maschine	13748276.6	24.07.2013	EP2873137	14.10.2020	Siemens Aktiengesellschaft
201220764	2012P20764 DE	Germany	Rotor einer elektrischen Maschine und elektrische Maschine	10 2012 215 503.1	31.08.2012	10 2012 215 503	21.07.2016	Siemens Aktiengesellschaft
201220764	2012P20764WEFR	France	Rotor einer elektrischen Maschine und elektrische Maschine	13748276.6	24.07.2013	EP2873137	14.10.2020	Siemens Aktiengesellschaft

Family	Internal file	Country /	Title	Application	Effective	Grant number	Grant	Owner
	number	Region		number	filing date		date
201220764	2012P20764WELU	Luxembourg	Rotor einer elektrischen Maschine und elektrische Maschine	13748276.6	24.07.2013	EP2873137	14.10.2020	Siemens Aktiengesellschaft
201220764	2012P20764WOUS	US	ROTOR OF AN ELECTRICAL MACHINE AND ELECTRICAL MACHINE	14/424,786	24.07.2013	9787163	10.10.2017	Siemens Aktiengesellschaft
201220764	2012P20764WOCN	China	Rotor einer elektrischen Maschine und elektrische Maschine	201380044407.8	24.07.2013	104584390B	22.02.2017	Siemens Aktiengesellschaft
201301092	2013P01092EPIT	Italy	Doppelrad-Antriebsmodul	14154815.6	12.02.2014	502017000115157	19.07.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH
201301092	2013P01092EPSE	Sweden	Doppelrad-Antriebsmodul	14154815.6	12.02.2014	EP2772378	19.07.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH
201301092	2013P01092EPNL	Netherlands	Doppelrad-Antriebsmodul	14154815.6	12.02.2014	EP2772378	19.07.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH
201301092	2013P01092 US	US	TWIN-WHEEL DRIVE MODULE	14/193,828	28.02.2014	9783036	10.10.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH
201301092	2013P01092EPBE	Belgium	Doppelrad-Antriebsmodul	14154815.6	12.02.2014	EP2772378	19.07.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH
201301092	2013P01092EPPL	Poland	Doppelrad-Antriebsmodul	14154815.6	12.02.2014	EP2772378	19.07.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH

Family	Internal file	Country /	Title	Application	Effective	Grant number	Grant	Owner
	number	Region		number	filing date		date
201301092	2013P01092EPDE	Germany	Doppelrad-Antriebsmodul	14154815.6	12.02.2014	50 2014 004 617.9	19.07.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH
201301092	2013P01092EPTR	Turkey	Doppelrad-Antriebsmodul	14154815.6	12.02.2014	TR201714172	19.07.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH
201301092	2013P01092EPFR	France	Doppelrad-Antriebsmodul	14154815.6	12.02.2014	EP2772378	19.07.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH
201301092	2013P01092EPGB	United Kingdom	Doppelrad-Antriebsmodul	14154815.6	12.02.2014	EP2772378	19.07.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH
201301092	2013P01092 CN	China	Doppelrad-Antriebsmodul	201410067108.2	26.02.2014	104015609B	16.01.2018	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH
201301092	2013P01092EPES	Spain	Doppelrad-Antriebsmodul	14154815.6	12.02.2014	2644346	19.07.2017	Siemens Aktiengesellschaft; Siemens Traction Gears GmbH
201600932	2016P00932WEES	Spain	Lebensdauersteuerung für Energiespeicher	17702575.6	26.01.2017	2762101	11.09.2019	Siemens Aktiengesellschaft
201600932	2016P00932WEFR	France	Lebensdauersteuerung für Energiespeicher	17702575.6	26.01.2017	EP3391455	11.09.2019	Siemens Aktiengesellschaft

Family	Internal file	Country /	Title	Application	Effective	Grant number	Grant	Owner
	number	Region		number	filing date		date
201600932	2016P00932WEGB	United Kingdom	Lebensdauersteuerung für Energiespeicher	17702575.6	26.01.2017	EP3391455	11.09.2019	Siemens Aktiengesellschaft
201600932	2016P00932WEDE	Germany	Lebensdauersteuerung für Energiespeicher	17702575.6	26.01.2017	50 2017 002 285.5	11.09.2019	Siemens Aktiengesellschaft
201712738	2017P12738WORU	Russia	Verfahren zum Bereitstellen von Datenpaketen aus einem CAN-Bus; Steuergerät sowie System mit einem CAN-Bus	2020113929	21.09.2018	2735242	29.10.2020	Siemens Aktiengesellschaft
201712738	2017P12738WOCN	China	Verfahren zum Bereitstellen von Datenpaketen aus einem CAN-Bus; Steuergerät sowie System mit einem CAN-Bus	201880075717.9	21.09.2018			Siemens Aktiengesellschaft
201712738	2017P12738WEDE	Germany	Verfahren zum Bereitstellen von Datenpaketen aus einem CAN-Bus; Steuergerät sowie System mit einem CAN-Bus	18785524.2	21.09.2018	50 2018 006 461.5	04.08.2021	Siemens Aktiengesellschaft
201712738	2017P12738WESE	Sweden	Verfahren zum Bereitstellen von Datenpaketen aus einem CAN-Bus; Steuergerät sowie System mit einem CAN-Bus	18785524.2	21.09.2018	EP3669501	04.08.2021	Siemens Aktiengesellschaft

Family	Internal file	Country /	Title	Application	Effective	Grant number	Grant	Owner
	number	Region		number	filing date		date
201712738	2017P12738WE	Europe	Verfahren zum Bereitstellen von Datenpaketen aus einem	18785524.2	21.09.2018	EP3669501	04.08.2021	Siemens Aktiengesellschaft
			CAN-Bus; Steuergerät sowie System mit einem CAN-Bus
201712738	2017P12738WEES	Spain	Verfahren zum Bereitstellen von Datenpaketen aus einem	18785524.2	21.09.2018	EP3669501	04.08.2021	Siemens Aktiengesellschaft
			CAN-Bus; Steuergerät sowie System mit einem CAN-Bus
201712738	2017P12738WOCA	Canada	Verfahren zum Bereitstellen von Datenpaketen aus einem	3076565	21.09.2018			Siemens Aktiengesellschaft
			CAN-Bus; Steuergerät sowie System mit einem CAN-Bus
201712738	2017P12738WOUS	US	METHOD FOR PROVIDING DATA PACKETS FROM A CAN BUS, CONTROL DEVICE AND SYSTEM HAVING A CAN BUS	16/648,944	21.09.2018			Siemens Aktiengesellschaft
201712738	2017P12738WEFR	France	Verfahren zum Bereitstellen von Datenpaketen aus einem CAN-Bus; Steuergerät sowie System mit einem CAN-Bus	18785524.2	21.09.2018	EP3669501	04.08.2021	Siemens Aktiengesellschaft

Family	Internal file	Country /	Title	Application	Effective	Grant number	Grant	Owner
	number	Region		number	filing date		date
201712738	2017P12738WEGB	United Kingdom	Verfahren zum Bereitstellen von Datenpaketen aus einem	18785524.2	21.09.2018	EP3669501	04.08.2021	Siemens Aktiengesellschaft
			CAN-Bus; Steuergerät sowie System mit einem CAN-Bus
201722795	2017P22795 CN	China	A new stator housing for pure electrical motor of electric vehicle	201711099779.7	09.11.2017	109768650B	20.04.2021	Siemens Aktiengesellschaft
201804142	2018G04142 CN	China	A new improved cooling method for E-bus motor	201820288051.2	28.02.2018	208078794U	09.11.2018	Siemens Aktiengesellschaft
201813053	2018P13053 CN	China	Improved energy efficiency of Heat Pump based heating system by including energy losses of propulsion and other system components of electric bus	201811156704.2	30.09.2018			Siemens Aktiengesellschaft
201826321	2018P26321WE	Europe	Verfahren zum Ansteuern von Halbleitern	19829029.8	12.12.2019			Siemens Aktiengesellschaft
201826321	2018P26321WOCA	Canada	Verfahren zum Ansteuern von Halbleitern	3123733	12.12.2019			Siemens Aktiengesellschaft
201826321	2018P26321WOCN	China	Verfahren zum Ansteuern von Halbleitern	201980083929.6	12.12.2019			Siemens Aktiengesellschaft
201826321	2018P26321WORU	Russia	Verfahren zum Ansteuern von Halbleitern	2021117514	12.12.2019			Siemens Aktiengesellschaft
201826321	2018P26321WOUS	US	METHOD FOR CONTROLLING SEMICONDUCTORS	17/415,495	12.12.2019			Siemens Aktiengesellschaft
202011476	2020G11476 CN	China	A new design of integrated bearing shield	202021239683.3	30.06.2020	213072304U	27.04.2021	Siemens Aktiengesellschaft
202110519	2021P10519EP	Europe	Dynamoelektrische Maschine als Antrieb eines elektrisch angetriebenen Fahrzeugs	21192750.4	24.08.2021			Siemens Aktiengesellschaft

Family	Internal file	Country /	Title	Application	Effective	Grant number	Grant	Owner
	number	Region		number	filing date		date
202116674	2021P16674EP	Europe	Elektrisch angetriebene Achse	21199482.7	28.09.2021			Siemens Aktiengesellschaft
202123532	2021G23532 CN	China	A special coupling for KITA Sensor application	202123417245.9	30.12.2021			Siemens Aktiengesellschaft
202123533	2021G23533 CN	China	A new design of the housing with two terminal box interfaces	202123409241.6	30.12.2021			Siemens Aktiengesellschaft
202123534	2021G23534 CN	China	A new design of pressure plate with Fan and balancing feature	202123409196.4	30.12.2021			Siemens Aktiengesellschaft
202124447	2021M24447 CN	China	Motor, electric	202130862001.8	27.12.2021			Siemens Aktiengesellschaft
201007287	2010P07287EPDE	Germany	Energiespeicheranordnung	11161438.4	07.04.2011	50 2011 011 136.3	16.11.2016	Siemens Aktiengesellschaft
201007287	2010P07287EPES	Spain	Energiespeicheranordnung	11161438.4	07.04.2011	2615171	16.11.2016	Siemens Aktiengesellschaft
201007287	2010P07287EPFR	France	Energiespeicheranordnung	11161438.4	07.04.2011	EP2408086	16.11.2016	Siemens Aktiengesellschaft
201007287	2010P07287EPIT	Italy	Energiespeicheranordnung	11161438.4	07.04.2011	502017000011775	16.11.2016	Siemens Aktiengesellschaft
201007287	2010P07287 US	US	Energiespeicheranordnung	13/117,241	27.05.2011	9053869	09.06.2015	Siemens Aktiengesellschaft
201007287	2010P07287EPBE	Belgium	Energiespeicheranordnung	11161438.4	07.04.2011	EP2408086	16.11.2016	Siemens Aktiengesellschaft
201007287	2010P07287EPGB	United Kingdom	Energiespeicheranordnung	11161438.4	07.04.2011	EP2408086	16.11.2016	Siemens Aktiengesellschaft
201007287	2010P07287EPNL	Netherlands	Energiespeicheranordnung	11161438.4	07.04.2011	EP2408086	16.11.2016	Siemens Aktiengesellschaft
201806637	2018P06637WORU	Russia	Speichereinheit für elektrische Energie, Verfahren zur Überwachung einer solchen Speichereinheit sowie Fahrzeug	2021100701	12.06.2019			Siemens Aktiengesellschaft

Family	Internal file	Country /	Title	Application	Effective	Grant number	Grant	Owner
	number	Region		number	filing date		date
201806637	2018P06637WOUS	US	STORAGE UNIT FOR ELECTRICAL ENERGY, METHOD FOR MONITORING A STORAGE UNIT OF THIS KIND AND VEHICLE	17/253,011	12.06.2019			Siemens Aktiengesellschaft
201806637	2018P06637WOCN	China	Speichereinheit für elektrische Energie, Verfahren zur Überwachung einer solchen Speichereinheit sowie Fahrzeug	201980041483.0	12.06.2019			Siemens Aktiengesellschaft
201806637	2018P06637WOCA	Canada	Speichereinheit für elektrische Energie, Verfahren zur Überwachung einer solchen Speichereinheit sowie Fahrzeug	3104190	12.06.2019			Siemens Aktiengesellschaft
201806637	2018P06637WE	Europe	Speichereinheit für elektrische Energie, Verfahren zur Überwachung einer solchen Speichereinheit sowie Fahrzeug	19734269.4	12.06.2019			Siemens Aktiengesellschaft

Annex 21.1.12(b)
Owned registered IPR

Trademarks

Family	Internal file	Country	Trademark	Filing date	Application	Registration	Registration	Owner
	number				number	date	number
199500038	1995W00038 AR	Argentina	ELFA	13.02.2009	2894636	26.03.2014	2636074	Siemens Aktiengesellschaft
199500038	1995W00038 BR	Brazil	ELFA	27.02.2009	830196129	23.08.2011	830196129	Siemens Aktiengesellschaft
199500038	1995W00038 CA	Canada	ELFA	17.07.2018	1909905	30.03.2021	1097288	Siemens Aktiengesellschaft
199500038	1995W00038 CL	Chile	ELFA	11.02.2009	854750	09.10.2009	862800	Siemens Aktiengesellschaft
199500038	1995W00038 DE	Germany	ELFA	12.09.1995	39537342,5	27.10.1995	39537342	Siemens Aktiengesellschaft
199500038	1995W00038 IN	India	ELFA	12.02.2009	1784713	15.06.2013	1784713	Siemens Aktiengesellschaft
199500038	1995W00038 MX	Mexico	ELFA	19.02.2009	990829	27.03.2009	1092568	Siemens Aktiengesellschaft
199500038	1995W00038 US	US	ELFA	28.08.1996	157245	02.06.1998	2162705	Siemens Aktiengesellschaft
199500038	1995W00038 VN	Vietnam	ELFA	10.08.2018	4-2018-27042			Siemens Aktiengesellschaft
199500038	1995W00038WO	World (PCT)	ELFA	10.05.1996	656843	10.05.1996	656843	Siemens Aktiengesellschaft
199500038	1995W00038WOAT	Austria	ELFA	10.05.1996	656843	10.05.1996	656843	Siemens Aktiengesellschaft
199500038	1995W00038WOBG	Bulgaria	ELFA	10.05.1996	656843	10.05.1996	656843	Siemens Aktiengesellschaft
199500038	1995W00038WOBX	Benelux	ELFA	10.05.1996	656843	10.05.1996	656843	Siemens Aktiengesellschaft
199500038	1995W00038WOCH	Switzerland	ELFA	10.05.1996	656843	10.05.1996	656843	Siemens Aktiengesellschaft

Family	Internal file number	Country	Trademark	Filing date	Application number	Registration date	Registration number	Owner
199500038	1995W00038WOCN	China	ELFA	10.05.1996	656843	10.05.1996	656843	Siemens Aktiengesellschaft
199500038	1995W00038WOCZ	Czech Republic	ELFA	10.05.1996	656843	10.05.1996	656843	Siemens Aktiengesellschaft
199500038	1995W00038WOES	Spain	ELFA	10.05.1996	656843	10.05.1996	656843	Siemens Aktiengesellschaft
199500038	1995W00038WOFR	France	ELFA	10.05.1996	656843	10.05.1996	656843	Siemens Aktiengesellschaft
199500038	1995W00038WOGB	United Kingdom	ELFA	10.05.1996	656843	10.05.1996	656843	Siemens Aktiengesellschaft
199500038	1995W00038WOHU	Hungary	ELFA	10.05.1996	656843	10.05.1996	656843	Siemens Aktiengesellschaft
199500038	1995W00038WOIT	Italy	ELFA	10.05.1996	656843	10.05.1996	656843	Siemens Aktiengesellschaft
199500038	1995W00038WOJP	Japan	ELFA	23.02.2009	656843	23.02.2009	656843	Siemens Aktiengesellschaft
199500038	1995W00038WOPL	Poland	ELFA	10.05.1996	656843	10.05.1996	656843	Siemens Aktiengesellschaft
199500038	1995W00038WOPT	Portugal	ELFA	10.05.1996	656843	10.05.1996	656843	Siemens Aktiengesellschaft
199500038	1995W00038WORO01	Romania	ELFA	23.02.2009	656843	23.02.2009	656843	Siemens Aktiengesellschaft
199500038	1995W00038WORU01	Russia	ELFA	23.02.2009	656843	23.02.2009	656843	Siemens Aktiengesellschaft
199500038	1995W00038WOSE	Sweden	ELFA	24.04.1997	656843	24.04.1997	656843	Siemens Aktiengesellschaft

Annex 21.1.12(e)
IP Maintenance Fees

NONE

Annex 21.1.12(h)
Infringement Notices

NONE

Annex 21.1.12(i)
Employee Invention Compensations

NONE

Annex 21.1.12(j)
Material License Agreements

Part A: Material IP Rights granted by or to a Siemens Group Company

No.	Parties	Title / Subject Matter	Date
1	●Siemens AG (licensor) ●Siemens Electrical Drives Ltd. (licensee)

Technical Assistance and License Contract ("TALC") Technology License Agreement

Licenses rights to produce and sell CV products

Non-exclusive

New Set Up after Closing required

Not in Data Room since it will not transfer and is not applicable as of Closing

23 September 2019
2	●Siemens AG (licensor) ●Siemens Electrical Drives Ltd. (licensee)

Brand Fee license to use SIEMENS Brand

Non-exclusive

Agreement will not transfer to ELFA New Energy Vehicles ePowertrain Systems Ltd., Tianjin

Not in Data Room since not applicable as of Closing (27.3 MSPA sets forth traditional use of Siemens Brand and sell off periods) and will not transfer

December 2020
3	●Siemens AG DI MC WKZ Chemnitz (licensor) ●Siemens AG POC CV (licensee)

Framework Agreement for Development Services

R&D Support for inverters

Perpetual, worldwide, sublicensable, transferable and exclusive right to use (e.g. to allow software to run) and exploit (e.g. to copy and distribute), to publish (e.g. on image carriers) and to edit, process and adapt the results of the Services.

Document 4.1.1.7 VDR

#1 in the overview of Intragroup agreements VDR 3.1.2

Will transfer but the main subject is no a license, therefore no Transferred Licensing in Agreement

28. January 2022 And predecessor agreements on Siemens internal individual contract basis (ZRG conditions)

No.	Parties	Title / Subject Matter	Date
4	●Siemens AG Österreich (licensor) ●Siemens AG (licensee)

Master Agreement for Support, Infrastructure and Development Services

CT CEE provides services inter alia to CV under Development Project Agreements

Rights in Development Results are transferred and if this is legally not possible (e.g. copyrights): exclusive license is granted

Non-exclusive rights under all Background IP

New Set up with Siemens Advanta Development for time after Closing already agreed (R&D Framework Agreement)

Documents in VDR Q&A 1.24 and 1.25

Will not transfer. As of Closing VDR 4.1.1.4 (#9 of the overview of Intragroup Agreements VDR 3.1.2) will apply

3. May 2010

No.	Parties	Title / Subject Matter	Date
5	●Siemens Mobility GmbH (licensor) ●Siemens AG CV (licensee)

Dienstleistungsvertrag

exclusive license under the results in the field of the CV business

Document VDR 4.1.1.10

#6 of the overview of Intragroup Agreements VDR 3.1.2

Will transfer but the main subject is no a license, therefore no Transferred Licensing in Agreement

5. May 2022

Part B: Material IP Rights granted by or to a third party

No.	Parties	Title / Subject Matter	Date
1	●SLC CV, • Siemens Electrical Drives Ltd. (licensor) ●SNC (Sina New Chance, New Energy Co. Ltd) (licensee)

License agreement concerning the grant of a license to localize CV's motor product in SNC

Non-transferable right and license without the right to sub-license to use the know-how and Documentation and the Modifications in the PRC (China). Cooperation was exclusive for a specific motor but the exclusivity was linked to the motor localization approach in PRC and automatically expired since the required volume for the first two years did not materialize.

See VDR 6.3.2 and Annex 6.1.3 to the MSPA, will transfer

17 January 2018
2	●Siemens Limited Company, Vietnam (licensor) ●VINFAST Trading and Production Limited Liability Company (licensee)

Technical Cooperation, Technology Transfer and License Agreement, non-exclusive

License suspended/terminated as per Amendment No. 1 A dated 12 September 2019.

Not yet in VDR, will not transfer since license was terminated

10 August 2018

Annex 21.1.14
Data Protection Breach

NONE

Annex 21.1.15(b)
Effectiveness of Material Permits

NONE

Annex 21.1.15(c)
Compliance with Material Permits

NONE

Annex 21.1.16(a)
Compliance with Laws

NONE

Annex 21.1.21
Subsidies

NONE

Notary Public
[●]
[●]
[●]
Germany

[●] 2022

Joint Instruction Letter: Project Drive

Dear [●],

This letter lays out the joint instructions of Siemens Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organized under the laws of Germany with its registered seat in Munich and Berlin, Germany, and registered in the commercial register of the local court (Amtsgericht) of Munich under HRB 6684 and in the commercial register of the local court (Amtsgericht) of Berlin-Charlottenburg under HRB 12300, whose registered office is at Werner-von-Siemens-Straße 1, 80333 Munich, Germany ("Seller") and [●] a [●] organized under the laws of [●] with its registered seat in [●], and registered in [●] under no. [●], whose registered office is at [●] ("Purchaser") (Seller and Purchaser also each a "Party" and collectively "Parties"), regarding the preservation of an electronic copy of the documents and information made available by or on behalf of Seller to Purchaser, its Affiliates and/or all or certain of their representatives and/or professional advisors in a virtual data room operated by [●] and accessible to Purchaser, its Affiliates and/or all or certain of their representatives and/or professional advisors until [●] 2022, [●] h CET ("Data Room") in accordance with Article [23.3.5(b)] of the master sale and purchase agreement regarding the sale and purchase of the commercial vehicles business of Seller entered into by and between [, inter alia, ] Seller and Purchaser on [●] 2022 ("MSPA"). Except as otherwise set forth herein, all terms in capital letters used in this letter shall have the meaning ascribed to them in the MSPA.

1.

The Parties hereby agree that the universal serial bus stick ("USB Stick") delivered to you together with this letter contains a complete electronic copy of the documents and information contained in the Data Room ("Data Room Documents"), and that the Data Room Documents have been made available by or on behalf of Seller to Purchaser, its Affiliates and/or all or certain of their representatives and/or professional advisors until [●] 2022, [●] h CET. The Parties acknowledge that you have neither reviewed which documents are contained on the USB Stick nor verified whether the USB Stick is suitable for our purpose from a technical or any other perspective.

2.

The Parties hereby jointly instruct you to keep the USB Stick in custody for a period of [●] ([●]) years after the Closing Date. After expiry of such [●] ([●]) years period, the USB Stick shall be returned to Seller, Attn.: Peter Wolfert, Siemens Aktiengesellschaft, MAP DF&CLM CLM, Otto-Hahn-Ring 6, 81739 Munich, Germany.

3.

Furthermore, the Parties jointly instruct you to provide, as from the Closing Date, any Party, upon such Party's written request and at such Party's cost, with electronic copies of the Data Room Documents or the entire USB Stick.

4.

Except as otherwise required under mandatory applicable law, you shall make available the USB Stick to any third party, including, in particular, a competent court or arbitrator, only upon the joint written instructions of the Parties or their respective assignees or successors, as the case may be.

5.	The Parties shall notify you in text form (including by email) of the Closing Date as soon as Closing has occurred.

6.

The Parties jointly instruct you to deposit the USB Stick in a sealed envelope and store it in a standard safe deposit box with a German bank. Any further precautions as to risk of fire, theft or data loss are not requested.

7.	The costs for such deposit shall be borne by Purchaser. The costs shall be EUR [●] (in words: Euro [●]) in total plus any expenses for mailing etc. and plus VAT, if applicable.

Please confirm your consent to the foregoing by signing, dating and returning to us a (scanned pdf) copy of this letter agreement.

[Seller]

Signature	Signature

[Purchaser]

Signature	Signature

[Notary]

Signature